As filed with the Securities and Exchange Commission on July 7, 2026.
Registration No. 333-296603

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Silentium Ltd.
(Exact name of registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	3679 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
5 Golda Meir Street Ness Ziona, 7403649, Israel Tel: +972-8-946-8664 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	Silentium USA Inc. 108 W. 13th Street, Suite 100 Wilmington, DE 19801 Tel: (302) 406-6517 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David Huberman, Esq. Diana Liu, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101, Israel Telephone: 312 364 1633	Shlomo Farkas, Adv. Perry Wildes, Adv. Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel Telephone: +972(0) 3.607.4444	Guy Ben-Ami, Esq. Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 28 Liberty St. 41st Floor New York, NY 10005 Tel: 212-238-8658

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION,	DATED JULY 7, 2026
2,150,000 Ordinary Shares
Silentium Ltd.

This is a firm commitment initial public offering of ordinary shares, no par value per share, of Silentium Ltd. No public market currently exists for our ordinary shares. We anticipate that the initial public offering price will be between $6.00 and $8.00 per share.
We have applied to list our ordinary shares on the NYSE American stock exchange under the symbol “SIAI.”
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus.
Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Ordinary Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to us (before expenses)	$	$

1)
The underwriting discount does not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” section beginning on page 134 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 322,500 additional ordinary shares solely to cover over-allotments, if any.
The underwriters expect to deliver the ordinary shares on or about       , 2026.
ThinkEquity
The date of this prospectus is       , 2026.

HEAR WHAT
YOU WANT
SILENTIUM'S PERSONALIZED
SOUND BUBBLE
Silentium

1

All rights reserved. © Silentium Ltd

i

ABOUT THIS PROSPECTUS
Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell ordinary shares and seeking offers to purchase ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
Through and including      2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Neither we nor any of the underwriters have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States of America. All references to “shares” in this prospectus refer to ordinary shares of Silentium Ltd., of no par value per share.
On May 28, 2026, we effected a reverse share split of our ordinary shares at the ratio of 2,060-for-1, or the Reverse Split. Unless the context expressly dictates otherwise, all references in this prospectus to our share capital, including the number of ordinary shares outstanding and per-share data for periods prior to the effective date of the Reverse Split have been retroactively adjusted to give effect to the Reverse Split.
TRADEMARKS
“SILENTIUM”, “QUIET BUBBLE”, “PERSONAL SOUND BUBBLE” and “ACUSTIFUSION” are trademarks of ours that we use in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and trade names.
MARKET, INDUSTRY AND OTHER DATA
This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein.
In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our ordinary shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company,” “Silentium,” “we,” “us,” “our” and other similar designations refer to Silentium Ltd. and its subsidiaries.
Company Overview
Silentium Ltd. develops software-based Active Acoustics solutions designed to manage in-cabin sound in vehicles. The Company’s technology reduces unwanted noise, enhances desired audio cues, and enables personalized, configurable acoustic experiences, thereby supporting improved comfort, safety, and perceived quality in modern vehicles.
Silentium’s solutions are primarily deployed in the automotive market and are designed to integrate with vehicle computing, control, and audio systems. Rather than relying on heavy mechanical insulation or dedicated hardware modules, the Company’s software leverages existing microphones, speakers, processors, and electronic control units (ECUs) to monitor, estimate, and dynamically shape acoustic fields inside the vehicle cabin. This software-centric approach aligns with the automotive industry’s transition toward software-defined vehicle architectures, in which functionality is increasingly implemented and updated through software rather than fixed hardware components.
The Company works directly with automotive original equipment manufacturers that design, engineer and produce vehicles under their own brands (“Auto OEMs”), companies that supply complete systems and modules directly to Auto OEMs (“Tier-1 suppliers”), and semiconductor and digital signal processing partners to support adoption across vehicle platforms and production programs. Silentium’s technology is typically embedded at the vehicle platform level and remains integrated throughout the production lifecycle of the model, which generally ranges from four to seven years.
Silentium is a development-stage company. To date, the Company’s commercialized products consist exclusively of road noise and engine noise cancellation solutions. As of May 31, 2026, Silentium’s technology was deployed in approximately 1.8 million vehicles across 24 models of vehicles (each model as defined by the applicable Auto OEM and collectively, “vehicle models”) and five Auto OEMs (see “Business — Our Key Performance Indicators”). As additional vehicles enter production, the number of vehicles incorporating our software increases, generating royalties over the production life of each multi-year vehicle production cycle for which the Company provides development services and per-unit royalty-bearing software licenses (“vehicle program”), and enhancing revenue visibility.
Revenues are derived from non-recurring engineering (“NRE”) fees generated during the software development and integration phases of specific vehicle programs, followed by per-vehicle royalties that become payable upon the commencement of serial production. Our royalty revenue depends on the Auto OEM’s production volumes over the multi-year lifespan of the vehicle program. The Company also integrates its algorithms into existing infotainment and audio system architectures through Tier-1 suppliers and semiconductor manufacturers, which can facilitate deployment across additional vehicle platforms.
Silentium operates globally, with its headquarters and principal research and development activities based in Israel and additional engineering, technical support and business development presence in North America, Europe and Asia. This enables close collaboration with Auto OEMs and Tier-1 suppliers across major automotive production hubs and supports ongoing program execution, calibration, and validation activities.
While automotive remains the Company’s core focus, its Active Acoustic Management (AAM) technology may also be applicable to other transportation and mobility use cases, including rail, commercial vehicles, and heavy machinery, where noise reduction, communication clarity, and acoustic zoning are relevant.

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Market Opportunity
The global noise, vibration, and harshness (“NVH”) market is a significant part of the automotive supply chain. According to NVH Market Forecasts1, the global NVH market was approximately $13.9 billion in 2024, with projected growth to about $21.2 billion by 2032, implying a compound annual growth rate of roughly 5.4%. Automotive applications account for the largest share of this market, representing over 40% of total NVH demand according to NVH Market Forecasts.
Several industry developments are contributing to increased demand for acoustic management, including:
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Software-defined vehicle architectures. Auto OEMs are transitioning toward centralized computing architectures in which vehicle functions are implemented and updated through software. This shift creates demand for software-based NVH solutions that can integrate into core vehicle platforms, support model-in-the-loop and hardware-in-the-loop validation workflows, and enable over-the-air (OTA) parameter updates and feature enhancements.

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Rising consumer expectations. Cabin acoustics have become a key component of perceived vehicle quality and brand differentiation across vehicle segments. Features historically associated with premium vehicles, such as quiet cabins and immersive audio, are increasingly expected in mid-range vehicles. As a result, OEMs are seeking scalable acoustic solutions that can be deployed across multiple platforms without proportionally increasing hardware cost or weight.

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Cost, weight, and complexity pressures. Traditional NVH mitigation relies heavily on passive materials and mechanical components. These approaches increase weight and cost and may be less adaptable to late stage design changes. Software-based acoustic management offers OEMs the potential to achieve acoustic performance targets while reducing material intensity and supporting vehicle lightweighting initiatives, particularly in EV platforms where efficiency is critical.

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Electrification and EV adoption. As internal combustion engines are replaced by electric drivetrains, the masking effect of engine noise is eliminated, making road, wind, and HVAC-related noise more perceptible to occupants. Electric vehicles also introduce new high-frequency tonal noise sources from electric motors and power electronics. These changes increase OEM focus on advanced acoustic management solutions capable of addressing broadband and tonal noise dynamically.

Geographically, Asia-Pacific accounts for a significant share of global NVH demand and is experiencing faster growth, driven by high automotive production volumes and accelerating vehicle electrification. North America and Europe also represent substantial NVH markets, characterized by established OEM ecosystems and ongoing investment in acoustic performance and passenger comfort.
Within this broader NVH landscape, Silentium operates primarily in the active acoustics segment, which we believe is positioned for growth as OEMs increasingly adopt software-driven solutions to complement or optimize traditional passive materials.
Business Strengths and Competitive Advantages
Silentium’s competitive position is based on its software architecture, production experience, intellectual property portfolio, and integration within the automotive supply chain.
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Software-centric system architecture. The Company’s Active Acoustics platform is designed as a system level solution rather than a single-feature algorithm. It supports broadband road noise cancellation, tonal noise mitigation, acoustic zoning, and personalized sound management. By embedding directly into OEM infotainment and compute platforms, the Company aligns with software-defined vehicle architectures and supports lifecycle management through OTA updates.

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Production validation and installed base. Silentium’s technology has been deployed across 24 vehicle models from five Auto OEMs as of May 31, 2026, with approximately 1.8 million vehicles on the road equipped with its software (see “Business — Our Key Performance Indicators”). The

Verified Market Research, 2024.

Company’s deployment in production vehicle programs demonstrates its ability to meet automotive reliability, validation, and integration requirements.
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Lifecycle economics and customer stickiness. Once embedded in a vehicle platform, Silentium’s software typically remains integrated for the duration of the production lifecycle, generally four to seven years. Auto OEMs that purchase or license the Company’s technology directly or indirectly via Tier 1 suppliers for use in their vehicles (“OEM customers”) may extend the use of our software to additional models or brands, which can result in additional revenue without requiring a new full qualification cycle.

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Intellectual property portfolio. The Company’s patent portfolio includes approximately 73 patents and patent applications across multiple jurisdictions, covering adaptive control, acoustic modeling, zoning and spatial sound shaping, integration tooling, and neural-network-based acoustic control. This intellectual property supports technological differentiation and contributes to barriers to entry in active acoustic management.

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Ecosystem embeddedness. Silentium collaborates with Tier-1 suppliers, semiconductor companies, and DSP platform vendors to integrate its algorithms into foundational automotive audio and infotainment architectures. After a Tier-1 supplier licenses our platform for a specific OEM program, it may include our solution in future RFQs, which can broaden our commercial reach through existing supply-chain relationships.

Competition in this market includes passive NVH materials, in-house OEM development efforts, and large Tier-1 audio suppliers that integrate active acoustics into broader infotainment systems. Silentium’s approach emphasizes production ready, software-based acoustic management aligned with OEM workflows and development environments.
Strategy and Growth Plan
The Company intends to increase adoption of its solutions within the automotive market and, where appropriate, pursue opportunities in selected adjacent transportation markets.
Key elements include:
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Expansion within existing OEM customers. The Company seeks to broaden deployments across additional models, vehicle generations, and brands within existing OEM relationships. As vehicle architectures evolve, additional acoustic features, such as acoustic zoning and enhanced sound management, may be introduced on supported hardware platforms. We currently expect to use approximately 15% of the net proceeds from this offering to expand our business with existing OEM customers over the two to three years following this offering. See “Use of Proceeds.”

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Winning new OEM programs. Silentium actively participates in OEM RFQs for next-generation vehicle platforms. Early technical engagement during vehicle definition stages supports alignment with acoustic requirements and increases the likelihood of production awards. We currently expect to use approximately 22% of the net proceeds from this offering to acquire new OEM customers over the three to four years following this offering. See “Use of Proceeds.”

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Deepening Tier-1 and semiconductor partnerships. By embedding its algorithms within widely adopted DSP and infotainment platforms, the Company aims to shorten integration timelines and ensure inclusion in RFQs where OEMs prefer sourcing through established Tier-1 suppliers. We currently expect to use approximately 12% of the net proceeds from this offering to strengthen our relationships with Tier-1 and semiconductor partners over the two to three years following this offering. See “Use of Proceeds.”

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R&D investment and product evolution. The Company continues to invest in algorithm development, early-stage, exploratory research relating to AI-driven acoustic control, and integration tooling that reduces engineering effort and supports predictable validation outcomes. These investments are intended to maintain technological relevance as vehicle architectures evolve. We currently expect to use approximately 17% of the net proceeds from this offering for R&D over the two to four years following this offering. See “Use of Proceeds.”
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Selective adjacent market entry. The Company evaluates opportunities in adjacent mobility segments, including buses, commercial trucks, rail (trains and light rail), and aviation (commercial and business aircraft), where advanced acoustic management can enhance passenger comfort, operator safety, and in-cabin communication clarity. These markets can be addressed using the Company’s existing intellectual property and software platform, without requiring the Company to manufacture hardware. We currently expect to use approximately 8% of the net proceeds from this offering to expand into adjacent markets over the two to four years following this offering. See “Use of Proceeds.”

The Company does not independently certify vehicles or obtain vehicle level regulatory approvals; OEMs remain responsible for system-level validation and homologation. Silentium designs its software to support OEM compliance with relevant standards and regulatory requirements applicable to automotive software systems.
Silentium’s approach is focused on delivering software-based, automotive-grade acoustic solutions designed for production deployment and integration into existing Auto OEM and Tier-1 development workflows.
The Company’s experience supporting production vehicle programs and working alongside Tier-1 suppliers reflects the importance of both performance and integration in commercial adoption within the automotive market.
Key Performance Indicators
Our management uses certain key performance indicators, or KPIs to make decisions, establish our business plans and forecasts, identify trends affecting our business, and evaluate our overall performance, which KPI are typically used by our competitors in the same industry, but are not recognized under accounting principles generally accepted in the United States. Management believes future trends in such KPIs will reflect our Company’s ongoing transition from a development-stage company to a scaled, production-driven software platform within the automotive sector. We define our key performance indicators as follows:
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Vehicles on the Road: “Vehicles on the road” is defined as the cumulative number of manufactured vehicles incorporating our software that are in use. Management typically estimates “vehicles on the road” using historical production data, adjusted for reporting timing variances and management’s assumptions regarding production ramp-up. Management believes this metric evaluates the cumulative scale of our software installation in vehicles and assesses the breadth and durability of our OEM program deployments. As of May 31, 2026, we had approximately 1.8 million vehicles on the road, compared to approximately 1.6 million and 1.1 million vehicles on the road as of December 31, 2025 and December 31, 2024, respectively.

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Automotive Production Programs in Production: “Automotive production programs in production” represents the number of distinct OEM vehicle programs for which our software has entered serial production and remains active as of the end of the applicable period. A single program encompasses one or more vehicle models or trim levels and may cover multiple vehicle platforms. As of December 31, 2025, we had seven active OEM production programs in serial production, compared to six active OEM production programs as of December 31, 2024.

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Automotive Production Volumes: “Automotive production volumes” represents the total number of vehicles produced during the applicable period that incorporate our software. Management utilizes this metric to evaluate production activity within active OEM programs and to access the scale and ramp-up dynamics of those programs. For the year ended December 31, 2025, automotive production volumes were approximately 600 thousand vehicles, compared to approximately 500 thousand vehicles for the year ended December 31, 2024.

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AUTO OEM Customers: “Auto OEM customers” represents the number of automotive original equipment manufacturers for which we have active automative production programs or awarded programs progressing toward serial production. As of December 31, 2025, we had five Auto OEM customers with active production programs, compared to five OEM customers as of December 31, 2024.
For more information on our key performance indicators, please see “Business — Our Key Performance Indicators.”
Corporate Information
We are an Israeli corporation based in Ness Ziona, Israel, and were incorporated in 1997. Our principal executive offices are located at 5 Golda Meir Street, Ness Ziona, 7403649, Israel. Our telephone number is +972-8-946-8664. Our website address is www.silentium.com. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.
Summary of Risks Associated with our Business
Our business is subject to a number of risks of which you should be aware before a decision to invest in our Ordinary Shares. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the sections titled “Risk Factors” before deciding whether to invest in our Ordinary Shares. Among these important risks are, but not limited to, the following:
Risks Related to Our Financial Condition and Capital Requirements
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We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

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We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products.

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Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

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We have identified material weaknesses in our internal control over financial reporting and had to restate previously issued financial statements, and if we fail to remediate these weaknesses or maintain effective internal controls, our business and results of operations could be adversely affected.

Risks Related to Our Business and Industry
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We expect to incur substantial research and development costs and devote significant resources to identifying and commercializing new products and services.

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We will be affected by operational risks and may not be adequately insured for certain risks.

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We operate in evolving markets, which makes it difficult to evaluate our business and future prospects.

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We operate in a competitive market.

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The markets in which we compete are characterized by rapid technological change.

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Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former and current employees.

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Changes in public policy or regulatory interpretations applicable to our Active Acoustic Management solutions in the United States could limit adoption and constrain our ability to expand sales.

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We are subject to governmental regulation and other legal obligations in jurisdictions outside of the United States.

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Failure to make competitive technological advances will put us at a disadvantage and may lead to negative operational and financial outcome.

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If we fail to offer high-quality products or customer service, our business and reputation could suffer.

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Our commercial opportunity would be negatively impacted if our competitors develop and commercialize products or services that offer better performance or are more cost-effective than our products or services.

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We may be subject to the risks associated with future acquisitions.

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Our inability to retain management and key employees could impair our future success.

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We may not be able to successfully manage our planned growth and expansion.

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We face uncertainty and adverse changes in the economy.

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Our operating results and financial condition may fluctuate.

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If critical components such as semiconductors or audio chips required for OEM integration or raw materials used to manufacture our products become scarce or unavailable, we may incur delays in manufacturing and delivery of our products, which could damage our business.

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The integration of our solutions that are licensed to semiconductor companies and Tier-1 audio suppliers for use in OEM platforms requires system-level tuning and validation.

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Our business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety market.

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If we fail to scale our business operations or otherwise manage our future growth effectively as we attempt to grow our company, we may not be able to produce, market, service and sell our products successfully.

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If we expand our business to include the manufacture and sale of complete products that incorporate hardware, we would be exposed to additional risks that could adversely affect our business, financial condition and results of operations.

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Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

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The Company’s products may be subject to recall or return.

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Our ability to commercialize new products depends on successful development.

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If we release defective products or services, our operating results could suffer.

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Our products and services are complex and could have unknown defects or errors, which may give rise to legal claims against us, diminish our brand or divert our resources from other purposes.

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Shortfalls in available external research and development funding could adversely affect the Company.

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Negative consumer perception regarding our products could have a material adverse effect on the demand for our products and on our business, results of operations, financial condition and cash flows.

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If we fail to successfully promote our product brand, this could have a material adverse effect on our business, prospects, financial condition and results of operations.

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We may be subject to electronic communication security risks.

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Our business could be adversely affected if our consumer protection and data privacy practices are not perceived as adequate or there are breaches of our security measures or unintended disclosures of our consumer data.

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Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.

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We rely on OEMs, Integrators, and Service Providers, which may expose us to confidentiality and operational risks.

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Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.

Risks Related to Our Intellectual Property
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We have been subject to opposition proceedings regarding our QUIET BUBBLE® trademark in the European Union.

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If we are unable to obtain and maintain effective intellectual property rights for our products including for our software platforms, algorithms, and integration technologies, we may not be able to compete effectively in our markets.

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Intellectual property rights of third parties could adversely affect our ability to commercialize our technology.

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Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

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We may be involved in lawsuits to protect or enforce our intellectual property.

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We may be subject to claims challenging the inventorship of our intellectual property.

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We may not be able to protect our intellectual property rights throughout the world.

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We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees.

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Our patents and trade secrets may not prevent competitors from designing around our technology or developing alternatives.

Risks Related to the Offering and the Ownership of Our Ordinary Shares
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If you purchase securities in this offering, you will incur immediate and substantial dilution in the book value of your Ordinary Shares.

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Participation in this offering by certain of our existing shareholders could reduce the public float for our shares.

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Our directors, officers and holders of 10% or more of our outstanding Ordinary Shares beneficially own approximately 28.2% of our outstanding Ordinary Shares.

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We have never paid, and we currently do not intend to pay dividends.

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Management will have broad discretion as to the use of the net proceeds from this offering.

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The JOBS Act allows us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

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As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and the NYSE American requirements.

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We may be a “passive foreign investment company” for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year.

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We may be subject to securities litigation, which is expensive and could divert management attention.

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Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of such companies.

Risks Related to Our Incorporation, Location and Operations in Israel and Operations in Hong Kong and China
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We are exposed to fluctuations in currency exchange rates.

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Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company.

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It may be difficult to enforce a judgment of a United States court against us and our officers and directors in Israel or the United States or to serve process on our officers and directors.

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Our amended and restated articles of association to be effective upon the closing of this offering will provide that the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act.

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Our amended and restated articles of association to be effective upon the closing of this offering will provide that the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between us and our shareholders under the Israeli Companies Law, and the Israeli Securities Law.

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Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

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Political relations could limit our ability to sell or buy internationally.

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Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

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Certain of our research and development activities and programs were supported by Israeli Governmental grants, which may require us to pay royalties for the sale of the applicable products.

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The Israeli government grants that we have received for research and development expenditures require us to meet several conditions and may restrict our ability to manufacture some of our product candidates and transfer relevant know-how outside of Israel and require us to satisfy specified conditions.

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Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

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Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our future business and profitability.

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We principally conduct our business operations through Silentium Ltd. in Israel; however due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over our subsidiaries in Hong Kong and mainland China and may intervene in or influence our subsidiaries’ operations at any time, which could result in a material change in the operations of our Hong Kong and PRC subsidiaries. Changes in the policies, regulations and rules, and in the enforcement of laws by the Chinese government may also be quick with little or no advance notice.

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It could be difficult to enforce our contractual, intellectual property and other property rights in the PRC.

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PRC laws and regulations governing businesses in the PRC apply directly to our PRC operations and may also be applicable to our Hong Kong subsidiary. These laws are sometimes vague and uncertain and, as a result, the legal and operational risks of operating in China apply directly to our PRC subsidiary and also apply to our Hong Kong subsidiary.

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We could be affected by legal and political considerations involving Hong Kong.

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Future inflation in China may increase our operating costs in China.

General Risk Factors
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Raising additional capital would cause dilution to our existing shareholders and may affect the rights of existing shareholders.

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Sales of a substantial number of our Ordinary Shares in the public market by our existing shareholders could cause our share price to fall.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or Ordinary Shares, our Ordinary Shares price and trading volume could decline.

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We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

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We have no operating experience as a publicly traded company in the U.S.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer
Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
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requirement to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

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reduced executive compensation disclosure; and

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an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (2) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC. We may choose to take advantage of some but not all of these reduced burdens, and therefore the information that we provide holders of our ordinary shares may be different than the information you might receive from other public companies in which you hold equity.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. In addition, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.
Foreign Private Issuer
Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE American stock exchange (the “NYSE American”). Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.
Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING
Ordinary Shares offered by us	2,150,000 Ordinary Shares
Ordinary Shares to be issued and outstanding after this offering	5,746,335 Ordinary Shares, or 6,068,835 Ordinary Shares if the representative of the underwriters (the “Representative”) exercises in full its over-allotment option to purchase additional Ordinary Shares.
Over-allotment option	We have granted the Representative an option for a period of up to 45 days to purchase, at the public offering price, up to 322,500 additional Ordinary Shares, less underwriting discounts, to cover over-allotments, if any.
Use of proceeds
We expect to receive approximately $12.5 million in net proceeds from the sale of Ordinary Shares offered by us in this offering (approximately $14.7 million if the Representative exercises its over-allotment option in full), based upon an assumed public offering price of $7.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering (i) to acquire new OEM customers; (ii) for R&D; (iii) to expand our business with existing OEM customers; (iv) to strengthen our relationships with Tier-1 and semiconductor partners; (v) to expand into adjacent markets; and (vi) for working capital and general corporate purposes.
The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering.
See “Use of Proceeds” for more information about the intended use of proceeds from this offering.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 15 of this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.
Symbol:	We have applied to list the Ordinary Shares on the NYSE American under the symbol “SIAI”.
The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, is based on 407,521 Ordinary Shares issued and outstanding as of July 7, 2026, and includes an aggregate of 3,188,810 Ordinary Shares issuable upon the conversion of all of our outstanding preferred shares and all simple agreements for future equity (the “SAFEs”) immediately prior to the closing of this offering. This number excludes:

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200,308 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at a weighted average exercise price of $16.85;

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373,757 Ordinary Shares issuable upon the exercise of options held by directors, employees and consultants under our 2013 Israeli Share Option Plan, or the 2013 Plan, outstanding as of such date, at a weighted average exercise price of $9.30, of which 139,860 were vested as of such date; and

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726,243 Ordinary Shares reserved for future issuance under our 2013 Plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:
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no exercise by the representative of the underwriters of the over-allotment option;

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no exercise by the representative of the underwriters of the warrants;

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no exercise of outstanding warrants;

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the conversion of all of our outstanding preferred shares (including 19,035 preferred shares issued upon the automatic conversion of warrants) into an aggregate of 973,556 Ordinary Shares immediately prior to the closing of this offering;

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2,215,254 Ordinary Shares issuable upon the conversion of several SAFEs in the aggregate amount of $3,359,900 (of which $242,050 remains unfunded as of July 7, 2026), which will occur upon the completion of this offering; and

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the 2,060-for-1 Reverse Split, which we completed in May 2026, and the customary adjustments to our outstanding options and warrants.

See “Description of Share Capital” for additional information.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2025 and 2024 and the balance sheet data as of December 31, 2025 from our audited consolidated financial statements included elsewhere in this prospectus. Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. Financial results for the year ended December 31, 2025 are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.
(in thousands of USD, except share and per share data)	Year Ended December 31,
	2025	2024
Statements of Operations Data:
Revenues	$3,949	3,911
Cost of revenues	1,248	995
Research and development expenses, net	3,914	3,826
Selling and marketing expenses	1,087	1,458
General and administrative expenses	2,047	1,968
Operating loss	(4,347)	(4,336)
Finance income (expenses), net	(211)	623
Net loss before taxes	(4,558)	(3,713)
Tax	158	124
Net loss for the year	(4,716)	(3,837)
Basic and diluted loss per share
Weighted average number of shares outstanding used in computing basic and diluted loss per share
Earnings (Loss) per share (Basic)(1)	$(10.67)	15.94
Loss per share (Diluted)	$(10.67)	(8.86)
Weighted average ordinary shares (Basic)	442,372	158,960
Weighted average ordinary shares (Diluted)	442,372	549,700

1)
Although we incurred a net loss for the year in 2024, for purposes of calculating earnings per share (basic), we reduced such loss by $8,048,000 due to an extinguishment of the pre-existing Preferred Shares in connection with the Series C Preferred Share Purchase and Recapitalization Agreement in September 2024 as per SEC guidance codified in ASC 480-10-S99 and ASC 260-10-S99-2. For more information, see “Note 12(b): Shareholders’ Equity and Temporary Equity” and “Note 15: Net Earnings (Loss) Per Share Attributable to Ordinary Shareholders” to our audited consolidated financial statements for the years ended December 31, 2025 and 2024 included elsewhere in this prospectus.

Balance Sheet Data:
(in thousands of USD)	As of December 31, 2025
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(Unaudited)
Cash and cash equivalents	$831	2,867	15,333
Total assets	$3,705	5,741	18,207
Total liabilities	$7,062	5,738	5,153
Temporary equity	$7,536	0	0
Total shareholders’ equity (deficit)	$(10,893)	3	13,054

1)
Pro forma data gives effect to the following events as if each event had occurred on or before December 31, 2025: (i) the conversion of 973,556 preferred shares (including 19,035 preferred shares issued upon the automatic conversion of warrants) into 973,556 Ordinary Shares; and (ii) the issuance of 2,215,254 Ordinary Shares upon the conversion of the SAFEs in the aggregate amount of $3,359,900 (including approximately $2,035,500 in committed capital from SAFEs executed between January and July 2026, of which $242,050 remains unfunded as of July 7, 2026), which will automatically convert upon the consummation of this offering, based on an assumed initial public offering price of $7.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.

2)
Pro forma as adjusted data gives additional effect to the sale of 2,150,000 Ordinary Shares in this offering at an initial public offering price of $7.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on December 31, 2025.

The as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, cash equivalents and short-term deposits, total assets and shareholders’ equity (deficiency) by $1,978 thousand, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of Ordinary Shares offered by us at the assumed initial public offering price would increase (decrease) each of cash, cash equivalents and short-term deposits, total assets and shareholders’ equity (deficiency) by $644 thousand.

RISK FACTORS
Investing in our Ordinary Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, in addition to the other information set forth in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before purchasing our Ordinary Shares. If any of the following risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our Ordinary Shares would likely decline and you might lose all or part of your investment.
Risks Related to Our Financial Condition and Capital Requirements
We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.
We have incurred net losses since our inception in 1997, including net losses of $4,716,000 for the year ended December 31, 2025, and $3,837,000 for the fiscal year ended December 31, 2024. As of December 31, 2025, we had accumulated losses of $77,558,000.
We have devoted substantially all of our financial resources to develop our products and have financed our operations primarily through the issuance of equity securities. We expect to continue to incur significant losses until we are able to successfully commercialize our products. The amount of our future net losses will depend, in part, on completing the development of our products, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We anticipate that our expenses will increase substantially if and as we:
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continue the development of our products;

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establish a sales, marketing, distribution and technical support infrastructure to commercialize our products;

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seek to identify, assess, acquire, license, and/or develop other products and subsequent generations of our current products;

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seek to maintain, protect, and expand our intellectual property portfolio;

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seek to attract and retain skilled personnel; and

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create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts.

We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.
We expect that we will require substantial additional capital to commercialize our products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including but not limited to:
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the scope, rate of progress, results and cost of product development, and other related activities;

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the cost of establishing commercial supplies of our products;

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the cost and timing of establishing sales, marketing, and distribution capabilities; and

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the terms and timing of any collaborative and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that

RISK FACTORS

future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities by us, whether equity or debt, or the possibility of such issuance, may cause the market price of our Ordinary Shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.
If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.
Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.
Our audited financial statements for the year ended December 31, 2025 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We have incurred losses in each year since our inception, including net losses of $4,716,000 and $3,837,000 for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, we have accumulated losses of $77,558,000. These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. The financial statement for the year ended December 31, 2025 does not include any adjustments that might result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.
We have identified material weaknesses in our internal controls over financial reporting and had to restate previously issued financial statements, and if we fail to remediate these weaknesses or maintain effective internal controls, our business and results of operations could be adversely affected.
We have identified material weaknesses in our internal controls related to lack of sufficient accounting resources with relevant technical accounting skills to address issues related to the financial statement close process, and due to the size of our Company and our limited staff, we were not able to sufficiently design internal controls to provide the appropriate level of oversight regarding the financial recordkeeping and review of our financial reporting processes. Specifically, we did not maintain effective information technology general controls for certain IT systems that support our financial reporting processes, we did not design and implement effective controls to address segregation of duties conflicts, and we did not design and implement effective review processes including over financial statement supporting schedules. These material weaknesses could result in a material misstatement of our annual or interim consolidated financial statements.
Subsequent to the filing of Amendment No. 1 to our registration statement on Form F-1 with the SEC on June 18, 2026, management identified an error in the calculation of the weighted-average number of Ordinary Shares outstanding for 2024. This error was computational and was primarily due to ineffective review of the financial statement supporting schedules. This resulted in misstatements within the previously issued consolidated financial statements as of and for the year ended December 31, 2024 (the “2024 Financial

RISK FACTORS

Statements”), which were contained in our previously submitted draft registration statement and amendments thereto and our previously filed registration statement. Following management’s evaluation of the materiality of these misstatements, we have restated the 2024 Financial Statements contained in the registration statement, of which this prospectus forms a part. The restatement of the 2024 Financial Statements had no impact on our results of operations, liquidity, non-GAAP measures, loan covenant compliance, or compensation metrics in any reporting period. For further information regarding the restatement of the 2024 Financial Statements, please see “Note 1. Description of Business — C. Correction of an error” to our consolidated financial statements contained elsewhere in this prospectus.
We are in the process of designing and implementing remediation measures to address these material weaknesses, including enhancing our IT general controls, improving segregation of duties through additional personnel and system-based controls, and strengthening our financial reporting processes. To achieve this, we intend to hire personnel with U.S. GAAP and SEC reporting expertise and consult independent advisors as needed to strengthen controls over complex, spreadsheet-based calculations, such as weighted-average shares. We plan to also enhance our IT general controls and internal review processes by implementing targeted training for control owners, increasing secondary staff reviews and verification checks, and deploying new tools to manage user access and data validation. Finally, to strengthen overall corporate governance, we will establish an audit committee and enhance management reporting on these remediation efforts. However, we cannot assure you that these remediation efforts will be successful or that we will be able to remediate these material weaknesses on a timely basis. If we fail to remediate these material weaknesses or otherwise maintain an effective system of internal control over financial reporting, investors could lose confidence in our financial reporting, and the trading price of our securities could be adversely affected.
Risks Related to Our Business and Industry
We expect to incur substantial research and development costs and devote significant resources to identifying and commercializing new products and services, which could significantly reduce our profitability and may never generate revenue.
Our future growth depends on penetrating new markets, adapting existing products to new applications and introducing new products and services that achieve market acceptance. We plan to incur substantial research and development costs as part of our efforts to design, develop and commercialize new products and services and enhance our existing products. We believe that there are significant opportunities in a number of business areas. Because we account for research and development costs as operating expenses, these expenditures will adversely affect our earnings in the future. Further, our research and development programs may not produce successful results, and its new products and services may not achieve market acceptance, create any additional revenue or become profitable, which could materially harm our business, prospects, financial results and liquidity.
The Company will be affected by operational risks and may not be adequately insured for certain risks.
The Company will be affected by a number of operational risks and the Company may not be adequately insured for certain risks, including: catastrophic accidents; fires; blockades or other acts of social activism; changes in the regulatory environment; impact of non-compliance with laws and regulations; natural phenomena, such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the Company’s technologies, personal injury or death, environmental damage, adverse impacts on the Company’s operation, costs, monetary losses, potential legal liability and adverse governmental action, any of which could have an adverse impact on the Company’s future cash flows, earnings and financial condition. Also, the Company may be subject to or affected by liability or sustain loss for certain risks and hazards against which the Company cannot insure or which the Company may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.
We operate in evolving markets, which makes it difficult to evaluate our business and future prospects.
Our products are sold in rapidly evolving markets. The commercial real-time, closed-loop control subset of Active Acoustics, or Active Acoustic Management or AAM, solutions market is in the early stages of customer

RISK FACTORS

adoption. Accordingly, our business and future prospects may be difficult to evaluate. We cannot accurately predict the extent to which demand for our products and services will increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:
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generate sufficient revenue to reach and maintain profitability;

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acquire and maintain market share;

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manage growth in operations;

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develop and renew contracts;

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attract and retain additional engineers and other highly-qualified personnel;

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successfully develop and commercially market new products;

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adapt to new or changing policies and spending priorities of governments and government agencies; and

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access additional capital when required and on reasonable terms.

If we fail to successfully address these and other challenges, risks and uncertainties, its business, results of operations and financial condition would be materially harmed.
We operate in a competitive market.
We face competition and new competitors will continue to emerge throughout the world. Competition in our markets may increase, and competing products offered by other suppliers may reduce our ability to win or retain vehicle programs, which could cause our revenue to fall below expectations. It is expected that competition in these markets will intensify.
If competitors develop and market more successful products or services, offer competitive products or services at lower price points, or we do not produce consistently high-quality and well-received products and services, revenues, our margins and profitability will be materially affected.
Our ability to compete effectively will depend on, among other things, our pricing and performance of our software products and related integration support, quality of customer service, development of new and enhanced products and integration tooling in response to customer demands and changing technology, reach and quality of sales and distribution channels and capital resources. Competition could lead to a reduction in the rate at which we win new vehicle programs or expand within existing platforms, a decrease in our market share and a decline in our revenue.
The markets in which we compete are characterized by rapid technological change, which requires us to develop new software-based products, solutions and product enhancements, and could render our existing products obsolete.
Continuing technological changes in the market for our products could make our products less competitive or obsolete, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and enhancements to our existing software platforms, such as Quiet Bubble® (QB™) for broadband Active Acoustics management and Personal Sound Bubble® (PSB™) for individualized acoustic zones, service offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offers products. Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase the products of our competitors. While our current products are software solutions integrated into OEM platforms, any expansion into hardware or complete systems could expose us to additional operational and regulatory risks.

RISK FACTORS

If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, our products could lose market share, our revenue could decline, and we could experience operating losses.
Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our current and former employees.
We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements and it may be difficult for us to restrict our competitors from benefiting from the expertise that our current and former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.
Changes in public policy or regulatory interpretations applicable to our Active Acoustic Management solutions in the United States could limit adoption and constrain our ability to expand sales.
Our Active Acoustic Management, or AAM, solutions are not subject to specific federal regulatory approvals in the United States. AAM refers to technologies that electronically control and optimize sound environments by reducing unwanted noise (such as through spatial active noise cancellation), creating personalized sound zones, and enhancing acoustic characteristics of spaces. These solutions combine real-time sound analysis, digital signal processing, and existing audio system components as part of our current integration model to deliver improved acoustic comfort and tailored sound experiences. While these technologies are conceptually related to a specific technique used within Active Acoustics to reduce targeted noise components (ANC), they go beyond noise suppression to include sound zoning and acoustic enhancement.
However, their use in commercial and industrial environments must comply with general noise-related regulations, including the Noise Control Act of 1972, Occupational Safety and Health Administration (OSHA) workplace noise exposure standards, and applicable state and local noise ordinances. These regulations primarily govern permissible noise levels and worker safety rather than the technology itself. While we believe our solutions support compliance with these requirements, any changes in public policy, new regulations, or interpretations that restrict the use of Active Acoustic Management systems — such as concerns about masking alarms or emergency signals — could limit our ability to expand sales to certain markets.
We are subject to governmental regulation and other legal obligations in jurisdictions outside of the United States, and our actual or perceived failure to comply with such obligations could adversely affect our business and operating results.
The regulatory framework for AAM-based technology worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Our products are subject to a variety of laws and regulations and may be subject to other or additional laws and regulations in the future. The use of our products is also subject to certain authorization, certification and compliance requirements that vary depending on the jurisdiction in which our products are used. See “Business — Government Regulation” for additional information.
Compliance with any new obligations imposed by government bodies and agencies depends in part on how particular regulators interpret and apply them. If we fail to comply with these obligations or if regulators assert that we have failed to comply with these obligations, we may be subject to certain fines, sanctions, or other penalties, as well as litigation. Further, it could hinder the Company’s ability to retain existing customers

RISK FACTORS

and attract new customers, particularly if our products were perceived to be less compliant than our competitors’ products, which would have a material adverse impact on the Company’s prospects.
Any inability to adequately address safety and privacy concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business and operating results.
Failure to make competitive technological advances will put us at a disadvantage and may lead to negative operational and financial outcome.
We are focused on the development and application of AAM technologies. Technology markets, by their very nature, are continually evolving. Particularly, the market of AAM technologies may become increasingly competitive. To succeed, we will need to research and develop enhancements to our existing software products, as well as new software products that are suitable for existing applications of AAM technology and new applications that might not yet exist.
There is no guarantee that our research and development activities will meet the changing needs of our customers and markets. At the same time, products and technologies developed by others may render our products and technology obsolete or non-competitive, which could materially adversely affect our business, operating results and financial prospects.
If we fail to offer high-quality products or customer service, our business and reputation could suffer.
We believe global branding is critical for the long-term success of our business. We will continue to differentiate ourselves from our competitors through our commitment to a high-quality products and customer experience. Accordingly, high-quality products and customer service are important for the growth of our business and any failure to maintain such standards, or a related market perception, could affect our ability to sell products and services to existing and prospective customers.
Negative commentary or complaints may have a damaging impact on our ability to achieve our business objectives. Further, as our business model is based on royalty-based revenue from Auto OEM production programs (including programs sourced through Tier-1 suppliers and semiconductor partners), poor customer experiences may result in loss of customers, adverse publicity, litigation, regulatory enquiries and reduction of use of our products.
Our commercial opportunity could be reduced if our competitors develop and commercialize products or services that offer better performance or are more cost-effective to use than our products or services.
The markets in which we operate are particularly competitive due to the lucrative nature of the contracts available within the automotive active acoustics and NVH solutions market. Our performance could be adversely affected if existing or new competitors increase their market share through technology development, marketing and increased product or technology offerings or through price reduction for alternatives.
We may be subject to the risks associated with future acquisitions.
As part of our overall business strategy, we may pursue select strategic acquisitions that would provide additional product or service offerings, additional industry expertise, and a stronger industry presence in both existing and new jurisdictions. Any such future acquisitions, if completed, may expose us to additional potential risks, including risks associated with: (a) the integration of new operations, services and personnel; (b) unforeseen or hidden liabilities; (c) the diversion of resources from our existing business and technology; (d) potential inability to generate sufficient revenue to offset new costs; (e) the expenses of acquisitions; or (f) the potential loss of or harm to relationships with both employees and existing users resulting from its integration of new businesses.

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If we are unable to retain management and key employees our future success could be impaired.
Our future success depends substantially on the continued services of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose experience, know-how, as well as business partners. These executive officers and key employees could develop AAM technologies that could compete with and take customers and market share away from us.
We may not be able to successfully manage our planned growth and expansion.
We expect to continue to make investments in our products in development. We expect that our annual operating expenses will continue to increase as we invest in business development, marketing, research and development, manufacturing and production infrastructure, and develop customer service and support resources for future customers. Failure to expand operational and financial systems timely or efficiently may result in operating inefficiencies, which could increase costs and expenses to a greater extent than we anticipate and may also prevent us from successfully executing our business plan. We may not be able to offset the costs of operation expansion by leveraging the economies of scale from our growth in negotiations with our suppliers and contract manufacturers. Additionally, if we increase our operating expenses in anticipation of the growth of our business and this growth falls short of our expectations, our financial results will be negatively impacted.
If our business grows, we will have to manage additional product design projects, materials procurement processes, and sales efforts and marketing for an increasing number of products, as well as expand the number and scope of our relationships with suppliers, distributors and end customers. If we fail to manage these additional responsibilities and relationships successfully, we may incur significant costs, which may negatively impact our operating results. Additionally, in our efforts to be first to market with new products with innovative functionality and features, we may devote significant research and development resources to products and product features for which a market does not develop quickly, or at all. If we are not able to predict market trends accurately, we may not benefit from such research and development activities and our results of operations may suffer.
As our future development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and legal personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. In particular, a period of significant growth in the number of personnel could place a strain upon our management systems and resources. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, failure to deliver and timely deliver our products to customers, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional new products.
Our future success will depend in part on the ability of our officers and other key employees to implement and improve financial and management controls, reporting systems and procedures on a timely basis and to expand, train, motivate and manage our workforce. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.
We face uncertainty and adverse changes in the economy.
Uncertainty and adverse changes in the economy could negatively impact our business. Future economic distress may result in a decrease in demand for our products, which could have a material adverse impact on our operating results and financial condition. Uncertainty and adverse changes in the economy could also increase costs associated with developing and publishing products, increase the cost and decrease the

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availability of sources of financing, and increase our exposure to material losses from bad debts, any of which could have a material adverse impact on our financial condition and operating results.
Our operating results and financial condition have fluctuated in the past and may fluctuate in the future.
Even if we are successful in marketing our products to the market, our operating results and financial condition may fluctuate from quarter to quarter and year to year and are likely to continue to vary due to several factors, many of which will not be within our control. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our Ordinary Shares will likely decline. Fluctuations in our operating results and financial condition may be due to several factors, including those listed below and those identified throughout this “Risk Factors” section:
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the degree of market acceptance of our products and services;

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the mix of products and services that we sell during any period;

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changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;

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changes in the amounts that we spend to promote our products and services;

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changes in the cost of satisfying our warranty obligations and servicing our products;

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delays between our expenditures to develop and market new or enhanced systems and consumables and the generation of sales from those products;

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development of new competitive products and services by others;

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difficulty in predicting sales patterns and reorder rates that may result from a multi-tier distribution strategy associated with new product categories;

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litigation or threats of litigation, including intellectual property claims by third parties;

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changes in accounting rules and tax laws;

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changes in regulations and standards;

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the geographic distribution of our sales;

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our responses to price competition;

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general economic and industry conditions that affect end-user demand and end-user levels of product design and manufacturing;

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changes in interest rates that affect returns on our cash balances and short-term investments;

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changes in dollar-shekel exchange rates that affect the value of our net assets, future revenues and expenditures from and/or relating to our activities carried out in those currencies; and

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the level of research and development activities by our company.

Due to all of the foregoing factors, and the other risks discussed herein, you should not rely on quarter-to-quarter comparisons of our operating results as an indicator of our future performance.
If critical components such as semiconductors or audio chips required for OEM integration or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.
We do not manufacture hardware; however, development and validation of our software solutions depend on access to hardware platforms. We must procure, and in some cases design and manufacture, hardware development platforms to test and optimize our software for integration into OEM systems as part of our current integration model. Our reliance on these platforms involves risks and uncertainties, including potential supply shortages, price increases, and delays in obtaining components such as semiconductors,

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audio processors, and related electronics. If we are unable to secure or develop the necessary hardware platforms on a timely basis and at acceptable cost, our ability to complete development, validate performance, and deliver software solutions to customers could be adversely affected.
Additionally, shortages in electronic components required for OEM integration, such as chips or audio modules, could impact our customers’ ability to implement our technology, which may delay commercialization and harm our business, results of operations and financial condition.
Our solutions are licensed to semiconductor companies and Tier-1 audio suppliers and integrated into Auto OEM platforms; integration requires system-level tuning and validation, which involves risk of defects or performance issues.
Integration requires system-level tuning and validation to help ensure software stability and correct interaction with OEM components. If our software or integrated systems incorporating our software contain defects, errors, or performance issues-whether upon initial deployment, during updates, or after release — Auto OEMs or Tier-1 partners may suspend integration, require remediation, or terminate agreements. Such events could lead to delays, increased development and warranty costs, and damage to our reputation and customer relationships.
Although we do not manufacture hardware for commercial sale, our technology operates on third-party hardware platforms, and we occasionally provide prototypes or demonstrators. If any of these prototypes, or any integrated vehicle system or component that includes our software, is alleged to be defective or unsafe, we could face contractual, product-liability, or indemnity claims from Auto OEMs or Tier-1 partners and may be subject to regulatory scrutiny. Any decision to conduct a service campaign or product recall would be made by the Auto OEM and could, in certain cases, implicate software supplied by us as part of an integrated system. Current or future automotive safety, cybersecurity, or software-integrity regulations may also subject integrated vehicle systems incorporating our software to increased scrutiny, mandatory corrective actions, or regulatory investigations.
Our business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety market.
Government vehicle safety regulations are an important factor for our business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles. These safety regulations often require, or customers demand, that vehicles have more safety features and more advanced safety products.
While we believe increasing automotive safety standards will present a market opportunity for our technology, government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks, accidents involving our technology, domestic and foreign political developments or considerations, and litigation relating to our technology and our competitors’ technology. Changes in government regulations, as well as changes or evolution in court doctrines in interpreting those regulations, especially in the automotive industry, could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations or to court interpretations of those regulations, our business may be materially and adversely affected.
Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the vehicles that embed our technology go into production, we may become subject to stringent requirements, including a duty to report, subject to strict timing requirements, safety defects with our products. Such rules and regulations may impose potentially significant civil penalties for violations including the failure to comply with such reporting actions. If we cannot rapidly address any safety concerns or defects with our products, our business, results of operations and financial condition may be adversely affected.
For example, the U.S. Department of Transportation has issued regulations that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how

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automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. As cars that carry our sensors go into production, the obligations of complying with safety regulations could increase and it could require increased resources and adversely affect our business.
If we fail to scale our business operations or otherwise manage our future growth effectively as we attempt to grow our company, we may not be able to produce, market, service and sell our products successfully.
We intend to expand our operations significantly, which will require hiring, retaining and training new personnel, controlling expenses, expanding existing production facilities and establishing new facilities, and implementing administrative infrastructure, systems, and processes. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Failure to expand operational and financial systems in a timely or efficient manner may result in operating inefficiencies, which could increase costs and expenses to a greater extent than we anticipate and may also prevent us from successfully executing our business plan. We may not be able to offset the costs of operation expansion by leveraging the economies of scale from our growth in negotiations with our suppliers and contract manufacturers. Additionally, if we increase our operating expenses in anticipation of the growth of our business and this growth falls short of our expectations, our financial results will be materially adversely impacted.
If our business grows, we will have to manage additional product design projects, materials procurement processes, and sales and marketing efforts for an increasing number of products, as well as expand the number and scope of our relationships with suppliers, distributors and end customers. If we fail to manage these additional responsibilities and relationships successfully, we may incur significant costs, which may materially adversely impact our operating results. Additionally, in our efforts to be first to market with new products with innovative functionality and features, we may devote research and development resources to products and product features for which a market does not develop quickly, or at all. If we are not able to predict market trends accurately, we may not benefit from such research and development activities, and our results of operations may suffer.
As our future development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and legal personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to manage these growth activities. In particular, a period of significant growth in the number of personnel could place a strain upon our management systems and resources. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, failure to deliver or timely deliver our products to customers, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional new products.
Our future will depend in part on the ability of our officers and other key employees to implement and improve financial and management controls, reporting systems and procedures on a timely basis and to expand, train, motivate and manage our workforce. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.
Furthermore, we have no experience to date in high-volume manufacturing of our products and we cannot assure that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our services and products as our operations expand. Any failure to effectively manage our growth could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

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If we expand our business to include the manufacture and sale of complete products that incorporate hardware, we would be exposed to additional risks that could adversely affect our business, financial condition and results of operations.
We currently focus on developing software solutions that are integrated into OEM platforms, and we do not manufacture or sell complete products that include hardware components. If, in the future, we elect to design, manufacture and sell complete products, we would be required to assume risks that we do not currently face. These risks include, among others, challenges associated with hardware design and sourcing, manufacturing and quality control, supply chain management, product certification and compliance with applicable safety and regulatory requirements, and the potential for product defects, failures or recalls. In addition, manufacturing and selling complete products could increase our operating costs, require significant capital investment, and expose us to product liability, warranty and indemnification claims. Any failure to manage these risks successfully could harm our reputation, result in delays or increased costs, and have a material adverse effect on our business, financial condition and results of operations.
Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.
We do not carry insurance for all categories of risk that our business may encounter. Although we have general and product liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could negatively affect our business, financial condition and results of operations.
Additionally, the substantial increase in the cost of directors’ and officers’ liability insurance may cause us to opt for reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, on our board committees or as executive officers. We do not know if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would negatively affect our business, financial condition and results of operations.
The Company’s products may be subject to recall or return.
Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, safety concerns, packaging issues and inadequate or inaccurate labeling disclosure. If any of the Company’s equipment were to be recalled due to an alleged product defect, safety concern or for any other reason, the Company could be required to incur unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management time and attention. Additionally, product recalls may lead to increased scrutiny of the Company’s operations by regulatory agencies, requiring further management time and attention and potential legal fees, costs and other expenses.
Our ability to commercialize new products depends on successful development.
We are investing in new products and software solutions, including AI-enabled acoustic control features and our Personal Sound Bubble (PSB™) platform, as well as other technologies that we may develop in the future. The successful commercialization of these offerings depends on the completion of development, customer validation, and market adoption, each of which is uncertain and may not occur on anticipated timelines or at all. If we are unable to successfully develop, validate, and bring these products and technologies to market, we could lose potential business opportunities, incur additional development costs, and experience a material adverse effect on our business, financial condition, and results of operations.

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If we release defective products or services, our operating results could suffer.
Products and services designed and released by us involve extremely complex software programs and physical products, which are difficult to develop and distribute. While we have quality controls in place to detect and prevent defects in its products and services before they are released, these quality controls are subject to human error, overriding, and reasonable resource constraints. Therefore, these quality controls and preventative measures may not be effective in detecting and preventing defects in our products and services before they have been released into the marketplace. In such an event, we could be required, or decide voluntarily, to suspend the availability of the product or services, which could significantly harm its business and operating results.
Our products and services are complex and could have unknown defects or errors, which may give rise to legal claims against us, diminish our brand or divert our resources from other purposes.
Our products rely on complex adaptive audio and acoustic signal-processing software that leverages sophisticated algorithmic and model-based approaches, delivered primarily as (i) PC-based tuning and measurement tools with graphical interfaces for OEM engineers, and (ii) embedded software running on demand-side platforms, or DSPs, or similar components, including non-visual software interfaces (APIs/SDKs) for system integration. From time to time, we use hardware solely for demonstrations or proofs-of-concept. We do not currently commercialize standalone hardware modules or consumer-facing products, although we may do so in the future, including development kits for engineers and, potentially, products with end-user interfaces to accomplish their missions. Despite testing, the Company’s products have contained defects and errors and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to the Company’s reputation, any of which could materially harm the Company’s results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could significantly reduce our operating margins.
As a manufacturer of AAM products, and with auditory wearable sector companies under increased scrutiny, claims could be brought against us if use or misuse of one of our AAM products causes, or merely appears to have caused, personal injury or death. In addition, defects in our products may lead to other potential life, health and property risks, the results of which could significantly damage our reputation and support for its AAM products in general. The existence of any defects, errors or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. Any claims against us, regardless of their merit, could severely harm our financial condition and strain its management and other resources. We anticipate these risks will grow as use of our AAMs in automotive and industrial sectors increases.
Although we maintain insurance policies, we cannot provide any assurance that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. In particular, we are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. A successful product liability claim could result in substantial cost to the Company. Even if we are fully insured as it relates to a particular claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations.
Shortfalls in available external research and development funding could adversely affect the Company.
We depend on our research and development activities to develop the core technologies used in our AAM products and for the development of our future products. A portion of our research and development activities can depend on funding by commercial companies and the Israeli government. Israeli government and commercial spending levels can be impacted by a number of variables, including general economic conditions,

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specific companies’ financial performance and competition for Israeli government funding. Any reductions in available research and development funding could harm our business, financial condition and operating results.
Negative consumer perception regarding our products could have a material adverse effect on the demand for our products and on our business, results of operations, financial condition and cash flows.
We believe the AAM industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the products used. Consumer perception of these products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the use of AAM solutions. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other publicity will be favorable to the AAM market. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. The dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for our products, and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, the efficacy, and quality of AAM-based surveys in general, or our products specifically, could have a material adverse effect.
If we fail to successfully promote our product brand, this could have a material adverse effect on our business, prospects, financial condition and results of operations.
We believe that brand recognition is an important factor to its success. If we fail to promote our brands successfully, or if the expenses of doing so are disproportionate to any increased net sales it achieves, it would have a material adverse effect on our business, prospects, financial condition and results of operations. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure technologies, products and services. Any negative publicity about us or our industry, the quality and reliability of our technologies, products and services, our risk management processes, changes to our technologies, products and services, our ability to effectively manage and resolve customer complaints, our privacy and security practices, litigation, regulatory activity, and the experience of sellers and buyers with our products or services, could adversely affect our reputation and the confidence in and use of our technologies, products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers, or other counterparties. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.
We may be subject to electronic communication security risks.
A significant potential vulnerability of electronic communications is the security of transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in its operations. We may be required to expend capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.
Our business could be adversely affected if our consumer protection and data privacy practices are not perceived as adequate or there are breaches of our security measures or unintended disclosures of our consumer data.
The rate of privacy law-making is accelerating globally and interpretation and application of consumer protection and data privacy laws in Israel, the United States and elsewhere are often uncertain, contradictory and in flux. As business practices are being challenged by regulators, private litigants and consumer protection agencies around the world, it is possible that these laws may be interpreted and applied in a

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manner that is inconsistent with our data and/or consumer protection practices. This could result in increased litigation, government or court-imposed fines, judgments or orders requiring that we change its practices, which could have an adverse effect on our business and reputation. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.
Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.
A significant invasion, interruption, destruction or breakdown of our information technology systems and/or infrastructure by persons with authorized or unauthorized access could negatively impact our business and operations. We could also experience business interruption, information theft and/or reputational damage from cyber-attacks, which may compromise our systems and lead to data leakage either internally or at our third-party providers. Our systems are expected to be the target of malware and other cyber-attacks. Although we have invested in measures to reduce these risks, we cannot assure you that these measures will be successful in preventing compromise and/or disruption of our information technology systems and related data.
We rely on OEMs, Integrators and Service Providers, which may expose us to confidentiality and operational risks.
We rely on a limited number of OEM customers, integration partners (which are Tier 1 suppliers, system integrators and semiconductor/DSP partners that integrate our algorithms into their hardware or software platforms), service providers, and development vendors to support the design, testing, and deployment of our technology within their systems and platforms. As part of these collaborations, we may need to enable such partners to interface with certain elements of our technology or tools in a controlled manner. We do not grant these partners any ownership rights in our technology, nor do we transfer proprietary core know-how or any rights that would be inconsistent with applicable intellectual property laws or governmental restrictions, including those applicable to know-how developed with support from the Israel Innovation Authority.
Although our business model includes software licensing tied to OEM programs and platforms, we do not maintain a broad third-party licensing ecosystem, and we do not generate revenue from general-purpose or standalone software royalties. Aside from one immaterial legacy software agreement, we have no material licensing arrangements outside our OEM-specific commercial programs.
Any failure by our partners or vendors to maintain appropriate confidentiality, security, or operational standards could expose us to risks, including unauthorized use, operational disruption, or competitive harm. As we expand our offerings to include SDKs and development kits, the number of third parties interacting with certain interfaces or tools may increase, potentially heightening these risks. Additionally, if any partner or vendor experiences financial or operational difficulties or fails to deliver adequate services, we may face delays, disruptions, or increased costs in identifying and transitioning to alternative providers.
Our planned international operations will expose us to additional market and operational risks, and failure to manage these risks may adversely affect our business and operating results.
We expect to derive a substantial percentage of our sales from international markets. Accordingly, we will face significant operational risks from doing business internationally, including:
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fluctuations in foreign currency exchange rates;

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potentially longer sales and payment cycles;

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potentially greater difficulties in collecting accounts receivable;

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potentially adverse tax consequences;

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reduced protection of intellectual property rights in certain countries, particularly in Asia and South America;

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difficulties in staffing and managing foreign operations;

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laws and business practices favoring local competition;

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costs and difficulties of customizing products for foreign countries;

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compliance with a wide variety of complex foreign laws, treaties and regulations;

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an outbreak of a contagious disease, such as coronavirus, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets; and

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being subject to the laws, regulations and the court systems of many jurisdictions.

Further, international trade conflicts could have negative consequences on the demand for our products and services outside Israel. Other risks of doing business internationally include political and economic instability in the countries of our customers and suppliers, changes in diplomatic and trade relationships and increasing instances of terrorism worldwide. Some of these risks may be affected by Israel’s overall political or military situation. See “Risks Related to Our Incorporation, Location and Operations in Israel” for further information.
Our failure to manage the market and operational risks associated with its international operations effectively could limit the future growth of our business and adversely affect our operating results.
Risks Related to Our Intellectual Property
We have been subject to opposition proceedings regarding our QUIET BUBBLE® trademark in the European Union, and any further challenges to our intellectual property rights, including appeals, could be expensive, time-consuming, and could divert management’s attention.
We used our QUIET BUBBLE® trademark in connection with its unique active acoustic control system and method since 2011, and have registered the QUIET BUBBLE® trademark in numerous jurisdictions, including the European Union (EU) via an International Registration (Madrid Protocol) in 2022. In 2023, we were notified by the European Intellectual Property Office (EUIPO) that Technofirst of Parc d’Activités de Napollon, 48 avenue des Templiers, F-13676 AUBAGNE Cedex, France, or Technofirst, had filed an opposition against our EU registration. After an extended cooling-off period during which the parties discussed potential resolutions without reaching agreement, we requested that Technofirst provide proof of use of its alleged prior rights. On October 27, 2025, the EUIPO issued a decision dismissing the opposition in its entirety due to Technofirst’s failure to provide the required proof of use. The decision provided a two-month appeal period, ending on December 27, 2025, during which Technofirst could have appealed. However, no appeal was filed by the deadline, and the opposition was therefore dismissed, and protection has been granted to the International Registration as a Trademark Registration in the EU.
Although the opposition has been dismissed in our favor, we cannot assure that further challenges to our trademark rights will not arise in the future. Any continued opposition, appeal, or other challenge to our intellectual property rights could result in substantial costs, diversion of management attention and resources, and uncertainty regarding our ability to protect and enforce our brand. If we are unsuccessful in defending our trademark rights, we could be required to cease use of our trademarks in the EU or other jurisdictions, which could adversely affect our business, results of operations, and financial condition.
If we are unable to obtain and maintain effective intellectual property rights for our products, including for our software platforms, algorithms, and integration technologies, we may not be able to compete effectively in our markets and If we fail to secure or enforce these rights, competitors could replicate our solutions, reducing our market share and revenue.
If we are unable to obtain and maintain effective intellectual property rights for our products, we may not be able to compete effectively in our markets. We rely on patents, trade secret protection, and confidentiality

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agreements to protect the intellectual property related to our technologies and products. Our success depends on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries for our proprietary technology and products. We seek to protect our position by filing patent applications in multiple jurisdictions for technologies and products that are important to our business. Patent prosecution is expensive and time-consuming, and we may not be able to file and prosecute all necessary applications in all jurisdictions at a reasonable cost or in a timely manner. We may also fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.
Our patent portfolio currently consists of an aggregate of 73 patents and patent applications, as described in “Business — Intellectual Property.” We cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any new products that we may develop.
Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new products, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
If we cannot obtain and maintain effective patent rights for our products, we may not be able to compete effectively, and our business and results of operations would be harmed.
Intellectual property rights of third parties could adversely affect our ability to commercialize our technology , and we might be required to litigate or obtain licenses from third parties. Such litigation or licenses could be costly or not available on commercially reasonable terms.
It is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products software platforms, or integration technologies , or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize our technology our software platforms, integration technologies or new products unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our software platforms, integration technologies, or new products . If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.
It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and in most of the other countries are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our new products or the use of our new products. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to

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successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our technology, our software platforms, integration technologies, or products that are held to be infringing. We might, if possible, also be forced to redesign our software platforms, integration technologies, or products so that we no longer infringe the third party’s intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.
Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.
Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. Since March 15, 2013, the United States has moved to a first to file system. Changes to the way patent applications will be prosecuted could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.
We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming, unpredictable and unsuccessful.
Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new products, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. The validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.
Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products to market.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions,

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or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.
We may be subject to claims challenging the inventorship of our intellectual property.
We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting, and defending patents on products, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.
A substantial part of the commercial success of the Company will depend on its ability to maintain, establish and protect its intellectual property assets, maintain trade secret protection, register copyrights and trademarks, and operate without infringing the proprietary rights of third parties. Our patent portfolio currently consists of an aggregate of 73 patents and patent applications, as described in “Business —  Intellectual Property.” We cannot assure investors that any of our currently pending or future patent applications will result in issued patents and we cannot predict how long it will take for such patent applications to issue as patents. There is a further risk that the claims of each patent application, as filed, may change in scope during examination by the patent offices. Further, if and where a patent is granted, there can be no guarantee that such patent will be valid or enforceable or that the patent will be granted in other jurisdictions.
Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived

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by an employee during the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent an agreement between the employee and employer providing otherwise. The Patents Law also provides that if there is no agreement between an employer and an employee determining whether the employee is entitled to receive consideration for service inventions and on what terms, this will be determined by the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patents Law. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patents Law. Although we generally enter into agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created during and as a result of their employment with us, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such monetary claims (which will not affect our proprietary rights), which could negatively affect our business.
Our patents and trade secrets may not prevent competitors from designing around our technology or developing alternatives.
We rely on a combination of patents, trade secrets, and other intellectual property protections to safeguard our proprietary technology, including our algorithmic and model-based approaches for audio and acoustic signal processing. However, these protections may be limited in scope, subject to challenge, or otherwise insufficient to prevent third parties from independently developing similar or competitive technologies, designing around our patents, or using technologies that compete with ours. In addition, intellectual property rights are subject to expiration, and enforcement can be costly, time-consuming, and uncertain, particularly in jurisdictions with weaker IP protection. As we re-expand our offerings to include SDKs and development tools for integration, we may need to share proprietary technology with partners, which could increase the risk of misappropriation. Any failure to protect our intellectual property could result in increased competition, loss of market share, or reduced revenue, which could have a material adverse effect on our business and financial condition.
Risks Related to the Offering and the Ownership of Our Ordinary Shares
If you purchase securities in this offering, you will incur immediate and substantial dilution.
The assumed public offering price of the Ordinary Shares being offered hereby is substantially higher than the net tangible book value per share of our outstanding Ordinary Shares. Therefore, if you purchase securities in this offering, you will pay a price per Ordinary Share that substantially exceeds our net tangible book value per Ordinary Share after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on the assumed initial offering price of $7.00 per Ordinary Share, you will experience immediate dilution of $4.73 per Ordinary Share, representing the difference between our pro forma net tangible book value per Ordinary Share after giving effect to this offering and the offering price. In addition, purchasers of our Ordinary Shares in this offering will have contributed approximately 16.2% of the aggregate price paid by all purchasers of our Ordinary Shares but will own only approximately 37.4% of our Ordinary Shares outstanding after this offering. See “Dilution” for further information.
Participation in this offering by certain of our existing shareholders, including entities affiliated with certain of our directors and beneficial owners of greater than 5% of our share capital, could reduce the public float for our shares.
Certain of our existing shareholders, including entities affiliated with certain of our directors and beneficial owners of greater than 5% of our share capital, have indicated an interest in purchasing up to an aggregate of $       million of Ordinary Shares in this offering at the initial public offering price per Ordinary Share. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no Ordinary Shares in this offering to any of these

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shareholders, or any of these shareholders may determine to purchase more, less or no Ordinary Shares in this offering. The underwriter will receive the same underwriting discount on any Ordinary Shares purchased by these shareholders as they will on any other shares sold to the public in this offering.
Our directors, officers and holders of 10% or more of our outstanding Ordinary Shares beneficially own approximately 28.2% of our outstanding Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.
As of the date of this prospectus, our directors, officers and holders of 10% or more of our outstanding Ordinary Shares beneficially own approximately 28.2% of our Ordinary Shares. Upon completion of this offering, our directors, officers and holders of 10% or more of our outstanding Ordinary Shares will, in the aggregate, beneficially own approximately 17.9% of our outstanding Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors (other than external directors, if any) and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.
We have never paid and we currently do not intend to pay dividends.
We have never declared or paid any cash dividends on our Ordinary Shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our Ordinary Shares will be investors’ sole source of gain for the foreseeable future. In addition, Israeli law may limit our declaration or payment of dividends and may subject our dividends to Israeli withholding taxes.
Management will have broad discretion as to the use of the net proceeds from this offering.
Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.
The JOBS Act allows us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our Ordinary Shares.
For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:
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the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

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Section 107 of the JOBS Act, which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards. As a result of this adoption, our financial statements may not be comparable to companies that comply with the public company effective date; and

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any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

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We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior December 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares, and our market prices may be more volatile and may decline.
As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and the NYSE American requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.
Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of the NYSE American, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we are not required, under the Exchange Act, to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and we are generally exempt from filing quarterly reports with the SEC. Also, although regulations promulgated under the Companies Law require us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis, this disclosure is not as extensive as that required of a U.S. domestic issuer. For example, the disclosure required under Israeli law would be limited to compensation paid in the immediately preceding year without any requirement to disclose option exercises and vested stock options, future pension benefits or potential payments upon termination or a change of control. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, requires directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders will remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act.
These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.
The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2026. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic registrant may be significantly higher.
We may be a “passive foreign investment company” for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our Equity Securities if we are or were to become a “passive foreign investment company”.
Based on the projected composition of our income and valuation of our assets, we do not expect to be a “passive foreign investment company”, or a PFIC, for 2026 and we do not expect to become a PFIC in the future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at

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least 75% of our gross income is “passive income” or (2) on quarterly average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Equity Securities. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds our Equity Securities, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of our Equity Securities by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for our Equity Securities; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held our Equity Securities during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold our Equity Securities if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold our Equity Securities are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our Equity Securities in the event that we are a PFIC. See “Taxation — Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Companies” for additional information.
We may be subject to securities litigation, which is expensive and could divert management attention.
In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.
Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of such companies. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.
Our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable anticipated public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the

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impact of the actions taken by a few shareholders on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase Ordinary Shares prior to any price decline.
Risks Related to Our Incorporation, Location and Operations in Israel and Operations in Hong Kong and China
We are exposed to fluctuations in currency exchange rates.
A major portion of our business is conducted, and a material portion of our operating expenses is incurred, outside the United States, mainly in New Israeli Shekels (NIS) and Chinese Renminbi (RMB). Therefore, we are exposed to currency exchange fluctuations in other currencies, particularly in NIS and the risks related thereto. Our primary expenses paid in NIS are employee salaries, fees for consultants and subcontractors and lease payments on our Israeli facilities. As a result, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. Thus, we are exposed to the risks that: (a) the NIS may appreciate relative to the dollar; (b) the NIS devalue relative to the dollar; (c) the inflation rate in Israel may exceed the rate of devaluation of the NIS; or (d) the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.
Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.
Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, and requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, the merger must be approved by a majority of the votes of shareholders present and voting at the relevant shareholders’ meeting. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the company’s issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company’s outstanding shares. Furthermore, the shareholders, including those who accepted the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value and petition an Israeli court to alter the consideration accordingly, unless the acquirer stipulated in its tender offer that a shareholder accepting the offer may not seek such appraisal rights and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date.
In addition, our Articles of Association provide that our directors (other than external directors, if applicable) are elected on a staggered basis, such that a potential acquirer cannot readily replace our entire board of directors at a single annual general shareholder meeting. This could prevent a potential acquirer from receiving board approval for an acquisition proposal that our board of directors opposes.
Israeli tax considerations also may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. See “Taxation — Israeli Tax Considerations and Government Programs” for additional information.

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It may be difficult to enforce a judgment of a United States court against us and our officers and directors in Israel or the United States or to serve process on our officers and directors.
We were incorporated in Israel. All of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.
Our amended and restated articles of association to be effective upon the closing of this offering will provide that, unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act.
Our amended and restated articles of association to be effective upon the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act, or Federal Forum Provision. We believe this exclusive forum provision benefits us by providing increased consistency in the application of U.S. federal securities laws in the types of lawsuits to which they apply. While the Federal Forum Provision does not restrict the ability of our shareholders to bring claims under the Securities Act, nor does it affect the remedies available thereunder if such claims are successful, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs which may discourage the filing of claims under the Securities Act against us and our current and former directors, officers or other employees. Our shareholders will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provision. Further, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents and similar agreements has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our amended and restated articles of association. In the event a court finds the exclusive forum provision contained in our amended and restated articles of association to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations. The Federal Forum will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.
Our amended and restated articles of association to be effective upon the closing of this offering will provide that unless we consent otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between us and our shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to bring claims and proceedings against, as well as obtain a favorable judicial forum for disputes with, us and our directors, officers and other employees.
Our amended and restated articles of association to be effective upon the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in our amended and restated articles of association to be effective upon

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the closing of this offering will not relieve us of our duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees, which could limit our shareholders’ ability to bring claims and proceedings against, as well as obtain a favorable judicial forum for disputes with, us and our directors, officers and other employees.
Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel including the recent war with Hamas in Gaza and with Hezbollah in Lebanon.
Our executive offices and research and development facilities are located in Israel. In addition, most of our key employees and officers are residents of Israel. Accordingly, political, geopolitical, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring Arab countries, Hamas (an Islamist terrorist militia and political group that controls the Gaza strip), Hezbollah (an Islamist terrorist militia and political group based in Lebanon) and other terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could negatively affect business conditions in Israel in general and our business in particular, and adversely affect our product development, operations and results of operations. Ongoing and revived hostilities or other Israeli political or economic factors, such as, an interruption of operations at the Tel Aviv airport or the nautical routes, could prevent or delay shipments of our components or products.
In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In October 2025, a ceasefire was brokered between Israel and Hamas. However, we cannot predict if and to what extent this ceasefire will remain in effect or upheld.
Since the commencement of these events, there have been continued hostilities along Israel’s northern border with the Hezbollah terror organization, with Iran, the Houthis in Yemen and on other fronts with various extremist groups in the region, such as various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah, but in March 2026, hostilities resumed along Israel’s northern border with Lebanon, when Hezbollah resumed its attacks as part of a broader regional escalation. In response, Israel resumed military operations against Hezbollah in Lebanon. In April 2026, a temporary ceasefire was brokered between Israel and Hezbollah, however, we cannot predict if and to what extent this ceasefire will remain in effect or upheld. It is possible that hostilities with Iran, Hezbollah, the Houthis and terrorist groups in Syria will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank, will join the hostilities. In addition, in June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran, aimed at disrupting Iran’s capacity to coordinate or launch further hostilities against Israel, as well as to degrade its nuclear program. In response, Iran launched multiple waves of drones and ballistic missiles at Israeli cities. While a ceasefire was reached in June 2025 following 12 days of hostilities, on February 28, 2026, the United States and Israel launched coordinated military strikes against Iran, including attacks on strategic military infrastructure and leadership targets, with the stated aim of degrading Iran’s capacity to conduct or support hostile operations against them. In response, Iran has fired missiles and drones toward population centers and military installations in Israel, Europe and neighboring countries in the Gulf region, and also launched counter-strikes against U.S. forces and allied bases throughout the Gulf region. A two-week ceasefire was brokered

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in April 2026 to allow the parties to negotiate, which was later extended, but its durability and the prospects for a successful agreement remain uncertain. A broader regional conflict involving additional state and non-state actors remains a significant risk. Additionally, following the fall of the Assad regime in Syria, Israel has conducted limited military operations targeting the Syrian army, Iranian military assets and infrastructure linked to Hezbollah and other Iran-supported groups.
These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any hostilities, armed conflicts, terrorist activities involving Israel or the interruption or curtailment of trade between Israel and its trading partners, or any political instability in the region could adversely affect business conditions and our results of operations and could make it more difficult for us to raise capital and could adversely affect the market price of our Ordinary Shares. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.
Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. While the intensity and duration of the security situation in Israel have been difficult to predict, as were the economic implications on our business and operations and on Israel’s economy in general, the ceasefire marks a potential shift towards stability in the region. If sustained, this could reduce the risk of disruptions to our business and the Israeli economy in general. However, if the war is renewed or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be harmed.
Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Similarly, Israeli companies are limited in conducting business with entities from several countries.
Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.
Finally, political conditions within Israel may affect our operations. Israel held numerous general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.
Political relations could limit our ability to sell or buy internationally.
We could be adversely affected by the interruption or reduction of trade between Israel and its trading partners. Several countries, companies and organizations still restrict business with the State of Israel and with Israeli companies and continue to participate in a boycott of Israeli companies. Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities. See “Risks Related to Our Business and Industry” for further information. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business. Similarly, Israeli corporations are limited in conducting business with entities from several countries.

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Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.
The rights and responsibilities of the holders of our Ordinary Shares are governed by our articles and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has certain duties to act in good faith and fairness in exercising its rights and performing its obligations toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company, and approval of related party transactions that require shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company with regard to such vote or appointment. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations on holders of our Ordinary Shares that are not typically imposed on shareholders of U.S. corporations.
Certain of our research and development activities and programs were supported by Israeli Governmental grants. The terms of such grants require us to pay royalties for the sale of the applicable products. We may be required to pay penalties in addition to repayment of the grants to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel.
Our research and development efforts were financed, in part, through royalty-bearing and non-royalty-bearing grants from the Israel Innovation Authority, or the IIA. As of December 31, 2025, we received IIA royalty-bearing grants totaling approximately $3.4 million, of which approximately $608,330 has been repaid. We may in the future apply to receive additional grants from the IIA. However, we cannot predict whether we will be entitled to any future grants, or the amounts of any such grants.
We are committed to pay royalties to the IIA at a rate of approximately 18% on sales proceeds from our products (and related know-how and services) that were developed, in whole or in part, using the IIA royalty-bearing grants we received under IIA programs, up to the total amount of royalty-bearing grants received, linked to the U.S. dollar and bearing annual interest at rates prescribed by the IIA’s rules and guidelines.
In general, the Innovation Law requires, among other things, that the products developed as part of the programs under which the grants were given be manufactured in Israel and restricts the ability to transfer know-how funded by the IIA outside of Israel. A transfer for the purpose of the Innovation Law is generally interpreted very broadly and includes, among other things, any sale of the IIA-funded know-how, any license to develop the IIA-funded know-how or the products resulting from such IIA-funded know-how or any other transaction, which, in essence, constitutes a transfer of IIA-funded know-how. The transfer of IIA-funded know-how outside of Israel requires prior approval and may be subject to payment of a redemption fee to the IIA, calculated in accordance with a formula provided under the Innovation Law (which is subject to a cap of six times the total amount of the IIA grants received, plus interest). These restrictions may impair our ability to sell, license or otherwise transfer IIA-funded know-how outside of Israel.
In general, manufacturing products developed with IIA-funded know-how outside of Israel also requires prior approval from the IIA. Even if we do receive approval to manufacture products developed with IIA-funded know-how outside of Israel, such transfer of manufacturing capacity outside of Israel may be subject to an increase in the amount of royalties payable, inter alia, depending on the manufacturing volume that is performed outside of Israel, and such transfer will be subject to an increase in the rate of royalties. This restriction may impair our ability to outsource manufacturing or engage in our own manufacturing operations for those products or technologies.
The restrictions under the Innovation Law (including with respect to the restriction of the transfer of IIA-funded know-how and manufacturing outside of Israel) continue to apply even after payment of the full amount of royalties payable in respect of grants. However, upon payment of the redemption fee on a

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transfer of IIA-funded know-how outside Israel, the obligations towards the IIA (including the obligation to pay royalties) and restrictions under the Innovation Law cease to apply.
We cannot be certain that any approval of the IIA will be obtained on terms that are acceptable to us, or at all. We may not receive the required approvals should we wish to transfer IIA-funded know-how and/or manufacture products developed with IIA-funded know-how outside of Israel in the future. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of IIA-funded know-how pursuant to a merger or similar transaction, or in the event we undertake a transaction involving the licensing of IIA Funded Know-How for R&D purposes to a non-Israeli entity, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the IIA. Any approval, if given, will generally be subject to additional financial obligations. Failure to comply with certain requirements under the IIA’s rules and guidelines and the Innovation Law may subject us to financial sanctions, to mandatory repayment of grants received by us (together with interest and penalties), as well as may expose us to criminal proceedings.
Subject to prior approval of the IIA, we may transfer the IIA-funded know-how to another Israeli company. If the IIA-funded know-how is transferred to another Israeli entity, the transfer would still require IIA approval but will not be subject to the payment of the redemption fee (however, there may be an obligation to pay royalties to the IIA from the income of such sale transaction as part of the royalty payment obligation, other than in specific circumstances that will be examined by the IIA, mainly when the transfer is between related entities). In such case, the acquiring company would have to assume all of the applicable restrictions and obligations towards the IIA (including the restrictions on the transfer of know-how and manufacturing outside of Israel) as a condition to the IIA’s approval.
The Israeli government grants that we have received for research and development expenditures require us to meet several conditions and may restrict our ability to manufacture some of our product candidates and transfer relevant know-how outside of Israel and require us to satisfy specified conditions.
We have received royalty-bearing grants and non-royalty bearing grants from the government of Israel through the National Authority for Technological Innovation, or the Israel Innovation Authority, also known as the IIA (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS), for the financing of a portion of our research and development expenditures in Israel. The total gross amount of grants actually received by us from the IIA as of December 31, 2025 totaled approximately $3.4 million. We are required to pay the IIA royalties from the revenues generated from the sale of products (and related services) developed (in all or in part), directly or indirectly, using the IIA grants we received as part of a research and development program funded by the IIA, or the Approved Program, (at rates which are determined under the IIA rules), up to the aggregate amount of the total royalty bearing grants received by the IIA, plus annual interest for a File (as defined under the IIA’s rules). As we received grants from the IIA, we are subject to certain restrictions under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984, or the Innovation Law, the regulations promulgated thereunder and the IIA’s rules and guidelines. These restrictions may impair our ability to perform or outsource manufacturing of IIA funded products outside of Israel, granting licenses for R&D purposes or otherwise transfer outside of Israel the know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to an Approved Program, as well as any rights associated with such know-how (including later developments, which derive from, are based on, or constitute improvements or modifications of such know-how), or the IIA Funded Know-How.
The restrictions under the IIA’s rules and guidelines continue to apply even after payment to the IIA of the full amount of royalties payable pursuant to the grants. In addition, the IIA may from time to time audit sales of products which it claims incorporate IIA Funded Know-How and this may lead to additional royalties being payable on additional product candidates, and may subject such products to the restrictions and obligations specified hereunder.
The IIA restrictions may impair our ability to perform or outsource manufacturing rights of IIA funded products outside of Israel or otherwise transfer or license for R&D purpose our IIA Funded Know-How in

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and outside of Israel without the approval of the IIA, and we cannot be certain that any approval of the IIA will be obtained on terms that are acceptable to us, or at all.
Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.
As of the date hereof, we currently have 36 full-time employees, including six members of senior management, most of whom are located in Israel. Certain of our employees and consultants in Israel, including members of our senior management, may be obligated to perform military reserve duty generally until they reach the age of 40 (or older, for officers or others who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, the Israeli military called up several hundred thousand of its reserves for active service. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.
Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our future business and profitability.
We are an Israeli company and thus subject to Israeli corporate income tax as well as other local taxes applicable to our operations. New local laws and policy relating to taxes, whether in Israel or in any of the jurisdictions in which we operate, may have an adverse effect on our future business and profitability. Further, existing applicable tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us or our subsidiaries.
We principally conduct our business operations through Silentium Ltd. in Israel; however due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over our subsidiaries in Hong Kong and mainland China and may intervene in or influence our subsidiaries’ operations at any time, which could result in a material change in the operations of our Hong Kong and PRC subsidiaries. Changes in the policies, regulations and rules, and in the enforcement of laws by the Chinese government may also be quick with little or no advance notice.
Although we have two Asia-based wholly owned subsidiaries, Silentium (Asia) Limited (which is a holding company in Hong Kong that does not have significant business operations) and Silentium Acoustic Technology (Shanghai) Co., Ltd. (which is a subsidiary of Silentium (Asia) Limited and which functions as our customer service center in China, supporting customer engagement, technical services, sales activities, and integration-related activities for local customers), we are an Israeli company. Because we now maintain operations in Hong Kong and the PRC, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the application, implementation and interpretation of laws in China that could affect our operations. The PRC government may choose to exercise significant oversight and discretion, and the policies, regulations and rules and the enforcement of laws of the Chinese government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation and enforcement of new and existing laws and regulations of the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities and may be inconsistent with our current policies and practices. Compliance with new laws, regulations and other government directives of the PRC may also be costly and such compliance or any associated inquiries or investigations or any other government actions may:
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delay or impede our operations;

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result in negative publicity or increase our operating costs; and/or

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require significant management time and attention.

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Any legal or regulatory changes that restrict or otherwise unfavorably impact our subsidiaries’ ability to conduct their businesses could reduce revenues, increase costs, require them to obtain more licenses, permits, approvals or certificates or subject them to additional liabilities. To the extent that any new or more stringent measures are implemented, our business, financial condition and results of operations could be adversely affected, and the value of our Ordinary Shares could decrease.
It could be difficult to enforce our contractual, intellectual property and other property rights in the PRC.
The enforcement of contractual, intellectual property and other property rights in the PRC may be difficult and expensive, and it may be difficult and expensive to effect service of process in the PRC. We cannot predict future developments in the PRC legal system relating to the interpretation or upholding of contractual, intellectual property or other property rights or the effect of such developments on our business. The uncertainty of laws and legal procedures in China, including effecting proper service of process, could negatively affect our ability to enforce our contracts with our customers in China and properly operate our PRC subsidiary.
PRC laws and regulations governing businesses in the PRC apply directly to our PRC operations and may also be applicable to our Hong Kong subsidiary. These laws are sometimes vague and uncertain and, as a result, the legal and operational risks of operating in China apply directly to our PRC subsidiary and also apply to our Hong Kong subsidiary.
We are subject to a variety of laws and regulations of the PRC, such as PRC laws regarding privacy, data security, cybersecurity and data protection, which apply directly to Silentium Acoustic Technology (Shanghai) Co., Ltd., a subsidiary of Silentium (Asia) Limited, which functions as our customer service center in China. Furthermore, due to the relationship between mainland China and Hong Kong, these laws may also be applicable to our Hong Kong subsidiary, Silentium (Asia) Limited. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations and may be inconsistent among different jurisdictions.
The national laws adopted by the PRC are generally not applicable to Hong Kong according to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which came into effect on July 1, 1997. The Basic Law is the constitutional document of Hong Kong, as it sets out the PRC's basic policies regarding Hong Kong. The principle of “one country, two systems,” which is a prominent feature of the Basic Law, dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover in 1997. Under the principle of “one country, two systems,” Hong Kong’s legal system, which is different from that of the PRC, is based on the common law supplemented by statutes.
According to Article 18 of the Basic Law, national laws adopted by the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws in relation to the national flag, national anthem and diplomatic privileges and immunities. Further, there is no legislation stating that the laws in Hong Kong should be commensurate with those in the PRC. Despite the foregoing, the legal and operational risks of operating in China also apply to businesses operating in Hong Kong.
There remains uncertainty as to how the various PRC laws will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules or detailed implementation and interpretation related to various laws, and as to the applicability of PRC laws to our business operations in Hong Kong. If any such new laws, regulations, rules or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. However, there can be no assurance that any new PRC laws, regulations, rules, implementation or interpretation will not have an adverse effect on our PRC or Hong Kong subsidiaries.
We could be affected by legal and political considerations involving Hong Kong.
As Hong Kong is a special administrative region of the People’s Republic of China, the PRC may, by its political, legal and economic policies, exert influence on foreign companies doing business in Hong Kong.

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The PRC economy features a high degree of governmental involvement. In recent years, the PRC government has implemented various measures to guide the allocation of resources and thereby narrow the gaps between economic development in different regions in the country. We cannot offer any assurance that the PRC government will not, in the near future, adopt policies that will adversely affect political, legal and economic conditions in Hong Kong, presenting us with the same operational risks as those faced in the PRC, and which in turn may materially affect our business. Moreover, because we have a wholly owned subsidiary, Silentium (Asia) Limited, based in Hong Kong, which does not have significant business operations but holds our Chinese operational subsidiary, Silentium Acoustic Technology (Shanghai) Co., Ltd., our business operations and financial condition could be affected by political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strikes, riots, civil disturbances or disobedience, as well as significant natural disasters, may adversely affect our business operations. For example, the Hong Kong protests that lasted from 2019 to 2020 were triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. Despite not being enacted, similar incidents may cause large-scale protests or riots that could materially and adversely affect various sectors of the Hong Kong economy. Our business operations are susceptible to the effects of similar protests as well as any other incidents or factors that affect the stability of social, economic and political conditions in Hong Kong. We cannot guarantee that similar protests or social unrest will not occur in the future or that there will be no other events that could disrupt the legal, economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time, our overall business, financial condition and results of operations may be adversely affected.
Future inflation in China may increase our operating costs in China.
In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. This could the operations of our subsidiary in China.
Moreover, the significant economic growth in China has resulted in a general increase in labor costs and a shortage of low-cost labor. Inflation may cause production and local operational costs to continue to increase. If we are unable to pass on the increase in operational costs to our customers, we may suffer a decrease in profitability and a loss of customers, and our results of operations could be materially and adversely affected.
General Risk Factors
Raising additional capital would cause dilution to our existing shareholders and may affect the rights of existing shareholders.
We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic arrangements. To the extent that we raise additional capital through the issuance of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our Ordinary Shares.
Sales of a substantial number of our Ordinary Shares in the public market by our existing shareholders could cause our share price to fall.
Sales of a substantial number of our Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. Furthermore, while our directors, officers and shareholders will be subject to lock-up agreements with the underwriter of this offering that restrict their ability to transfer our Ordinary Shares, such lock-up will expire six months from the date of this prospectus. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. See “Shares Eligible for Future Sale” for further information.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.
The trading market for our Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company whose Ordinary Shares will be listed in the United States, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the other rules and regulations of the SEC and the rules and regulations of the NYSE American stock exchange, or the NYSE American, and provisions of the Companies Law that apply to public companies such as us. The expenses that will be required in order to adequately prepare for being a public company will be material, and compliance with the various reporting and other requirements applicable to public companies will require considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. These rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits on coverage or incur substantial costs to maintain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, our board committees, or as executive officers.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, beginning as early as our annual report on Form 20-F for the fiscal year ended December 31, 2026. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an emerging growth company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our shares could decline and we could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities, which would require additional financial and management resources.
Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal

RISK FACTORS

controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our Ordinary Shares and could adversely affect our ability to access the capital markets.
We have no operating experience as a publicly traded company in the United States.
We have no operating experience as a publicly traded company in the United States. Although the individuals who now constitute our management team have experience managing a publicly-traded company, there is no assurance that the past experience of our management team will be sufficient to operate our company as a publicly traded company in the United States, including timely compliance with the disclosure requirements of the SEC. Following the completion of this offering, we will be required to develop and implement internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations and comply with the NYSE American listing standards. These requirements will place significant strain on our management team, infrastructure and other resources. In addition, our management team may not be able to successfully or efficiently manage our company as a U.S. public reporting company that is subject to significant regulatory oversight and reporting obligations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could, “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:
➢
our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

➢
the need to hire additional personnel and our ability to attract and retain such personnel;

➢
the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

➢
our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

➢
our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

➢
our dependence on third parties;

➢
our financial performance and our ability to repay our loans and debts;

➢
our ability to generate revenue and profit margin under our anticipated contracts;

➢
our ability to successfully develop, validate, and commercialize new products and technologies;

➢
our expectations regarding having our Ordinary Shares listed on the NYSE American;

➢
our anticipated use of the net proceeds from this offering;

➢
our ability to negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter and perform our obligations under such collaborations;

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our expected ability to operate effectively as a publicly traded company in the United States;

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our expectations regarding the commercialization and expansion of recent technology launches, strategic engagements, and mass production awards in automotive and public transportation sectors;

➢
our intentions to capitalize on geographic market trends, regulatory drivers, and consumer expectations to drive demand for advanced NVH solutions and acoustic management technologies;

➢
our outlook for expanding our competitive advantage by delivering production-ready, scalable, and deeply integrated acoustic solutions that support long-term deployment across vehicle generations and platforms;

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our plans to pursue new commercial agreements and licensing arrangements with Auto OEMs, Tier-1 suppliers, and semiconductor partners, supporting predictable, multi-year revenue streams;

➢
our intentions to manage manufacturing requirements through outsourcing to qualified partners while maintaining core software and system design in-house;

➢
our expectations for disciplined headcount growth, aligned with customer adoption, expansion of production programs, and long-term strategic objectives;

➢
our expectations regarding the commercialization timeline and market adoption of new technologies, including advanced acoustic solutions for electric and hybrid vehicles and broader mobility applications;

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

➢
our commitment to ongoing innovation and enhancement of our Active Acoustic Management platform, including development and rollout of new features such as Road Noise Cancellation, Intelligent RNC, Engine Noise Cancellation, Wind Noise Cancellation, HVAC Noise Cancellation, Internal Car Communication, and Spatial Voice Management;

➢
our intentions to expand our market presence through engagement with Auto OEMs, Tier-1 suppliers, semiconductor partners, and entry into adjacent transportation markets;

➢
our expectations for continued deployment and adoption of our software-based Active Acoustics solutions across new vehicle models, OEMs, and transportation segments; and

➢
statements as to the impact of the political and security situation in Israel on our business.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.
The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS
We estimate that the net proceeds from the sale of Ordinary Shares in this offering will be approximately $12.5 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $7.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus. If the underwriters exercise their option to purchase up to an additional 322,500 Ordinary Shares in full, we estimate that the net proceeds to us from this offering will be approximately $14.7 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per ordinary share would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by $1,978 thousand, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of Ordinary Shares we are offering. An increase (decrease) of 100,000 in the number of Ordinary Shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by $644 thousand, assuming the assumed initial public offering price stays the same.
We currently expect to use the net proceeds from this offering for the following purposes:
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approximately $2.8 million to acquire new OEM customers;

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approximately $2.1 million for R&D;

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approximately $1.9 million to expand our business with existing OEM customers;

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approximately $1.5 million to strengthen our relationships with Tier-1 and semiconductor partners;

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approximately $1.0 million to expand into adjacent markets; and

➢
the remainder for working capital and general corporate purposes.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. Due to the uncertainties inherent in the product development and commercialization process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for any of the above purposes on a stand-alone basis. Amounts and timing of our actual expenditures will depend upon a number of factors, including our sales, marketing and commercialization efforts, regulatory approval and demand for our product candidates, operating costs and other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.
Based on our current plans, we believe that our existing cash, cash equivalents and short-term deposits, together with the net proceeds of this offering, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

DIVIDEND POLICY
We have never declared or paid any cash dividends to our shareholders of our Ordinary Shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.
The Israeli Companies Law imposes further restrictions on our ability to declare and pay dividends. See “Description of Share Capital — Dividend and Liquidation Rights” for additional information.
Payment of dividends may be subject to Israeli withholding taxes. See “Taxation — Israeli Tax Considerations and Government Programs” for additional information.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:
➢
on an actual basis;

➢
on a pro forma basis to give effect to the following events as if each event had occurred on or before December 31, 2025: (i) the conversion of 973,556 preferred shares (including 19,035 preferred shares issued upon the automatic conversion of warrants) into 973,556 Ordinary Shares; and (ii) the issuance of 2,215,254 Ordinary Shares upon the conversion of the SAFEs in the aggregate amount of $3,359,900 (including approximately $2,035,500 in committed capital from SAFEs executed between January and July 2026, of which $242,050 remains unfunded as of July 7, 2026), which will automatically convert upon the consummation of this offering, based on an assumed initial public offering price of $7.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

➢
on a pro forma as adjusted basis to give effect to the additional issuance of 2,150,000 Ordinary Shares in this offering, at an assumed public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the securities had occurred on December 31, 2025.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
You should read this table in conjunction with the sections titled “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
	As of December 31, 2025
U.S. dollars, in thousands	Actual	Pro forma	Pro Forma As Adjusted(1)
		(Unaudited)	(Unaudited)
Cash and cash equivalents	$831	2,867	15,333
Short term debt	5,260	3,936	3,351
Long term debt	1,802	1,802	1,802
Temporary equity	7,536	0	0
Ordinary shares, no par value per share: 3,326,330 shares authorized; 407,521 shares issued and outstanding, actual; 3,596,335 shares issued and outstanding, pro forma; and 5,746,335 shares issued and outstanding, pro forma as adjusted	0	0	0
Additional paid-in capital	66,670	77,566	91,115
Translation reserve	(5)	(5)	(5)
Accumulated deficit	(77,558)	(77,558)	(78,056)
Total shareholders’ equity (deficit)	(10,893)	3	13,054
Total capitalization	(10,893)	3	13,054

1)
Each $1.00 increase or decrease in the assumed initial public offering price of $7.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, the amount of cash, cash equivalents and short-term deposits, total shareholders’

CAPITALIZATION

(deficiency) equity and total capitalization by $1,978 thousand, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Ordinary Shares we are offering. An increase or decrease of 100,000 in the number of Ordinary Shares we are offering would increase or decrease, respectively, each of the amount of cash, cash equivalents and short-term deposits, total shareholders’ (deficiency) equity and total capitalization by $644 thousand, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.
The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, is based on 407,521 Ordinary Shares issued and outstanding as of December 31, 2025, and includes an aggregate of 3,188,810 Ordinary Shares issuable upon the conversion of all of our outstanding preferred shares and all SAFEs immediately prior to the closing of this offering. This number excludes:

➢
200,308 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at a weighted average exercise price of $16.85;

➢
373,757 Ordinary Shares issuable upon the exercise of options held by directors, employees and consultants under our 2013 Israeli Share Option Plan, or the 2013 Plan, outstanding as of such date, at a weighted average exercise price of $9.30, of which 139,860 were vested as of such date; and

➢
726,243 Ordinary Shares reserved for future issuance under our 2013 Plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:
➢
no exercise by the representative of the underwriters of the over-allotment option;

➢
no exercise by the representative of the underwriters of the warrants;

➢
no exercise of outstanding warrants;

➢
the conversion of all of our outstanding preferred shares (including 19,035 preferred shares issued upon the automatic conversion of warrants) into an aggregate of 973,556 Ordinary Shares immediately prior to the closing of this offering;

➢
2,215,254 Ordinary Shares issuable upon the conversion of the SAFEs in the aggregate amount of $3,359,900 (of which $242,050 remains unfunded as of July 7, 2026), which will occur upon the completion of this offering; and

➢
the 2,060-for-1 Reverse Split which we completed in May 2026, and the customary adjustments to our outstanding options and warrants.

DILUTION
If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the pro forma as adjusted net tangible assets per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible deficit per ordinary share. As of December 31, 2025, we had a historical net tangible deficit of $(3,357,000), or $(8.24) per ordinary share. Our net tangible deficit per share represents total tangible assets less total liabilities, divided by the number of Ordinary Shares outstanding on December 31, 2025.
Our pro forma net tangible assets as of December 31, 2025, was $3,000, or $0.001 per Ordinary Share. Pro forma net tangible assets per share represents total tangible assets less total liabilities, divided by the number of Ordinary Shares outstanding as of December 31, 2025, after giving effect to the following events as if each event had occurred on or before December 31, 2025: (i) the conversion of 973,556 preferred shares (including 19,035 warrants that were automatically converted into such preferred shares) into 973,556 Ordinary Shares; and (ii) the issuance of 2,215,254 Ordinary Shares upon the conversion of the SAFEs in the aggregate amount of $3,359,900 (including approximately $2,035,500 in committed capital from SAFEs executed between January and July 2026, of which $242,050 remains unfunded as of July 7, 2026), which will automatically convert upon the consummation of this offering, based on an assumed initial public offering price of $7.00 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.
After giving effect to the sale of Ordinary Shares in this offering at an assumed initial public offering price of $7.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and after taking into account the automatic conversion of all outstanding preferred shares into Ordinary Shares, our as adjusted net tangible book value at December 31, 2025 would have been $2.27 per share. This represents an immediate increase in as adjusted net tangible book value of $2.27 per share to existing shareholders and immediate dilution of $4.73 per ordinary share to new investors. The following table illustrates this dilution per ordinary share:
Assumed public offering price per Ordinary Share	$7.00
Pro forma net tangible assets per Ordinary Share as of December 31, 2025	$0.001
Increase in net tangible book value per Ordinary Share attributable to new investors	$2.27
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$2.27
Dilution per Ordinary Share to new investors	$4.73
Percentage of dilution in net tangible book value per Ordinary Share for new investors	67.5%

The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our as adjusted net tangible book value as of December 31, 2025 after this offering by approximately $0.34 per ordinary share, and would increase (decrease) dilution to investors in this offering by $0.66 per ordinary share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Ordinary Shares we are offering. An increase (decrease) of 100,000 in the number of Ordinary Shares we are offering would increase (decrease) our as adjusted net tangible book value as of December 31, 2025 after this offering by approximately $0.07 per ordinary share, and would decrease (increase) dilution to investors in this offering by approximately $0.07 per ordinary share, assuming the assumed initial public offering price per ordinary share remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If the underwriters exercise in full their option to purchase additional Ordinary Shares, the as adjusted net tangible book value will increase to $2.49 per ordinary share, representing an immediate increase in as adjusted net tangible book value to existing shareholders of $2.63 per ordinary share and an immediate dilution of $4.51 per ordinary share to new investors participating in this offering.
The following table shows, as of December 31, 2025, on an as adjusted basis, the number of Ordinary Shares purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by new investors purchasing Ordinary Shares in this offering at an assumed initial public offering price of $7.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	3,596,335	62.6%	$77,566,000	83.8%	$21.57
New investors	2,150,000	37.4%	$15,050,000	16.2%	$7.00
Total	5,746,335	100.0%	$92,616,000	100%	$16.12

A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by investors participating in this offering, total consideration paid by all shareholders and the average price per share paid by all shareholders by approximately $1,978 thousand, $1,978 thousand and $2.62, respectively, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, 100,000 share increase (decrease) in the number of Ordinary Shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the total consideration paid by investors participating in this offering, total consideration paid by all shareholders and the average price per share paid by all shareholders by approximately $644 thousand, $644 thousand and $2.34, respectively, assuming the assumed initial public offering price of $7.00 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, is based on 407,521 Ordinary Shares issued and outstanding as of December 31, 2025, and includes an aggregate of 3,188,810 Ordinary Shares issuable upon the conversion of all of our outstanding preferred shares and all SAFEs immediately prior to the closing of this offering. This number excludes:

➢
200,308 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at a weighted average exercise price of $16.85;

➢
373,757 Ordinary Shares issuable upon the exercise of options held by directors, employees and consultants under our 2013 Israeli Share Option Plan, or the 2013 Plan, outstanding as of such date, at a weighted average exercise price of $9.30, of which 139,860 were vested as of such date; and

➢
726,243 Ordinary Shares reserved for future issuance under our 2013 Plan.

To the extent that outstanding options are exercised, new options or warrants are issued or we issue additional ordinary shares in the future, there will be further dilution to new investors. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with our audited consolidated financial statements including the related notes thereto, beginning on page F-1 of this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks and uncertainties. You should read the sections of this prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the factors that could cause our actual results to differ materially from our expectations.
Overview
Silentium Ltd. develops software-based Active Acoustics solutions designed to manage in-cabin sound in vehicles. The Company’s technology reduces unwanted noise, enhances desired audio cues, and enables personalized, configurable acoustic experiences, thereby supporting improved comfort, safety, and perceived quality in modern vehicles.
Silentium’s solutions are primarily deployed in the automotive market and are designed to integrate with vehicle computing, control, and audio systems. Rather than relying on heavy mechanical insulation or dedicated hardware modules, the Company’s software leverages existing microphones, speakers, processors, and electronic control units (ECUs) to monitor, estimate, and dynamically shape acoustic fields inside the vehicle cabin. This software-centric approach aligns with the automotive industry’s transition toward software-defined vehicle architectures, in which functionality is increasingly implemented and updated through software rather than fixed hardware components.
The Company works directly with Auto OEMs, Tier-1 suppliers, and semiconductor and digital signal processing partners to support adoption across vehicle platforms and production programs. Silentium’s technology is typically embedded at the vehicle platform level and remains integrated throughout the production lifecycle of the model, which generally ranges from four to seven years. As of May 31, 2026, Silentium’s technology was deployed in approximately 1.8 million vehicles across 24 vehicle models and five Auto OEMs (see “Business — Our Key Performance Indicators”). As additional vehicles enter production, the number of vehicles incorporating our software increases, generating royalties over the production life of each vehicle program and enhancing revenue visibility.
Revenues are derived from non-recurring engineering (NRE) fees generated during the software development and integration phases of specific vehicle programs, followed by per-vehicle royalties that become payable upon the commencement of serial production. Our royalty revenue depends on the Auto OEM’s production volumes over the multi-year lifespan of the vehicle program. The Company also integrates its algorithms into existing infotainment and audio system architectures through Tier-1 suppliers and semiconductor manufacturers, which can facilitate deployment across additional vehicle platforms.
Silentium operates globally, with its headquarters and principal research and development activities based in Israel and additional engineering, technical support, and business development presence in North America, Europe, and Asia. This enables close collaboration with Auto OEMs and Tier-1 suppliers across major automotive production hubs and supports ongoing program execution, calibration, and validation activities. While automotive remains the Company’s core focus, its Active Acoustic Management (AAM) technology may also be applicable to other transportation and mobility use cases, including rail, commercial vehicles, and heavy machinery, where noise reduction, communication clarity, and acoustic zoning are relevant.
For more information regarding our business and operations, see the section entitled “Business” below.
Basis of Presentation
Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. We currently conduct our business through one operating segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Components of Operating Results
Sales
We generate revenue primarily through software licensing agreements tied to OEM programs and platforms, complemented by integration and calibration services.
Cost of Sales
Our cost of sales includes the following:
➢
employee-related expenses, such as salaries and share-based compensation;

➢
expenses relating to outsourced and contracted services, such as consulting; and

➢
office space rental costs.

General and administrative expenses
Our general and administrative expenses consist primarily of personnel costs, including salaries and share-based compensation related to directors and employees, facility costs, patent application and maintenance expenses, and external professional service costs, including legal, accounting, audit, finance, business development, investor relations and human resource services, and other consulting fees.
We anticipate that our general and administrative expenses will increase in the future as we increase our administrative headcount and infrastructure to support our continued research and development programs and the potential commercialization of our products. We also anticipate that we will incur increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with the SEC requirements, director and officer insurance premiums, director compensation, and other costs associated with being a public company.
Research and development expenses
Our research and development expenses include the following:
➢
employee-related expenses, such as salaries and share-based compensation;

➢
expenses relating to outsourced and contracted services, such as consulting and advisory services;

➢
supply and development costs; and

➢
costs associated with regulatory compliance.

We recognize research and development expenses as we incur them.
Research and development activities are a primary focus. Development timelines, the probability of success and development costs can differ materially from expectations. In addition, we cannot forecast whether and when collaboration arrangements will be entered into, if at all, and to what degree such arrangements would affect our development plans and capital requirements. We expect our research and development expenses to increase over the next several years as our development program progresses. We would also expect to incur increased research and development expenses if we were to identify and develop additional technologies.
Results of Operations
Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Below is a summary of our results of operations for the periods indicated:
(in thousands of USD, except share and per share data)	Year Ended December 31,
	2025	2024
Statements of Operations Data:
Revenues	$3,949	3,911
Cost of revenues	1,248	995
Gross profit	2,701	2,916
Research and development expenses, net	3,914	3,826
Selling and marketing expenses	1,087	1,458
General and administrative expenses	2,047	1,968
Public listing expenses
Loss from operations	(4,347)	(4,336)
Finance income (expense), net	(211)	623
Tax	158	124
Exchange gains (losses) arising on translation of foreign operations	9	(11)
Total comprehensive loss for the period	$(4,707)	(3,848)

Revenue information by country:
(in thousands of USD)	Year Ended December 31,
	2025	2024
United States	$1,234	1,568
Japan	1,532	1,222
Peoples’ Republic of China (“PRC”)	885	666
All others	298	455
	3,949	3,911
Significant customers:
Customer A – USA (Tier 1 Integration Partner)	$1,234	1,568
Customer B – Japan (Tier 2 Integration Partner)	1,478	1,139
Customer C – PRC (Auto OEM customer)	764	649
Year Ended December 31, 2025 Compared to Year Ended December 31, 2024
Revenues
Sales increased by approximately $38,000, or 1.0%, to $3,949,000 for the year ended December 31, 2025, compared to $3,911,000 for the year ended December 31, 2024. The increase resulted mainly from growth in revenues recognized from software licenses.
For the years ended December 31, 2025 and 2024, we derived approximately 30% and 28% of our revenue, respectively, from four Auto OEM customers. We had four and five OEM and Auto OEM customers for the years ended December 31, 2025 and 2024, respectively. We had five and four Tier 1 and Tier 2 integration partners for the years ended December 31, 2025 and 2024, respectively. During the same periods, we derived approximately 70% and 72% of our revenue, respectively, from our Tier 1 and Tier 2 integration partners. Our top three customers accounted for approximately 88% and 86% of our revenue for the years ended December 31, 2025 and 2024, respectively. No other individual customer accounted for more than 10% of our total revenue. We do not derive revenue from service providers or development vendors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cost of sales
Cost of sales increased by approximately $253,000, or 25.4%, to $1,248,000 for the year ended December 31, 2025, compared to $995,000 for the year ended December 31, 2024. The increase resulted mainly from a one-time compensatory salary related charge in 2025.
Research and development expenses
Research and development expenses increased by approximately $88,000, or 2.3%, to $3,914,000 for the year ended December 31, 2025, compared to $3,826,000 for the year ended December 31, 2024. The increase resulted mainly from a decline in government grants that support R&D activities in 2025.
Sales and marketing expenses
Sales and marketing expenses decreased by approximately $371,000, or 25.4%, to $1,087,000 for the year ended December 31, 2025, compared to $1,458,000 for the year ended December 31, 2024. The decrease resulted mainly from a reduction in compensation paid to sales and marketing employees and contractors in 2025.
General and administrative expenses
General and administrative expenses increased by approximately $79,000, or 4.0%, to $2,047,000 for the year ended December 31, 2025, compared to approximately $1,968,000 for the year ended December 31, 2024. The increase resulted mainly from additional audit fees incurred for a PCAOB audit in 2025.
Financial income (expenses), net
Financial expenses increased by approximately $834,000, or 133.9%, to $211,000 for the year ended December 31, 2025, compared to financial income of $623,000 for the year ended December 31, 2024. In the year ended December 31, 2024, we recognized financial income of $623,000 primarily as a result of the reevaluation of the outstanding SAFE agreements from 2023 and 2024, which were converted pursuant to the Series C Preferred Share Purchase and Recapitalization Agreement in September 2024.
Net loss for the year
Net loss for the year increased by approximately $879,000, or 22.9%, to $4,716,000 for the year ended December 31, 2025, compared to $3,837,000 for the year ended December 31, 2024. The increase resulted mainly from increases in cost of sales, research and development, general administrative, and financial expenses, offset by an increase in revenues and a decrease in selling and marketing expenses.
Critical Accounting Policies and Estimates
We describe our significant accounting policies and estimates in Note 2 to our annual financial statements contained elsewhere in this prospectus. We believe that these accounting policies and estimates are critical in order to fully understand and evaluate our financial condition and results of operations.
We prepare our financial statements in accordance with U.S. GAAP.
In preparing these financial statements, management has made judgments, estimates and assumptions that affect the application of our accounting policies and the reported amounts recognized in the financial statements. On a periodic basis, we evaluate our estimates, including those related to share-based compensation and derivatives. We base our estimates on historical experience, authoritative pronouncements and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other than as described above, for the periods included in the financial statements, we do not believe there are critical accounting estimates that are subject to uncertainty or that have significantly changed during the relevant periods.
Recently-Issued Accounting Pronouncements
Certain recently-issued accounting pronouncements are discussed in Note 2, Significant Accounting Policies, to the financial statements included in elsewhere in this registration statement, regarding the impact of the U.S. GAAP standards as issued by the FASB that we will adopt in future periods in our financial statements.
Liquidity and Capital Resources
Overview
Since our inception, we have incurred losses and negative cash flows from our operations. For the year ended December 31, 2025, we incurred a net loss of $4,716,000 while net cash of $4,206,000 was used in our operating activities. For the year ended December 31, 2024, we incurred a net loss of $3,837,000 while net cash of $4,476,000 was used in our operating activities. As of December 31, 2025 and December 31, 2024, we had working capital of $(3,153,000) and $1,567,000, respectively, and an accumulated deficit of approximately $77,558,000 and $72,842,000, respectively. As of December 31, 2025, our cash and cash equivalents totaled approximately $831,000. We believe that after the completion of this offering our cash and cash equivalents will enable us to fund our operations for at least the next 24 months.
Through December 31, 2025, we have financed our operations primarily through private placements, Simple Agreements for Future Equity, or SAFEs, and government grants for research and development projects received from the IIA for aggregate proceeds of approximately $75,000,000.
As a result, these factors along with other factors are indicators that material uncertainties exist that raise significant doubt about our ability to continue as a going concern and, therefore, our ability to realize assets and discharge liabilities in the normal course of business.
The table below shows a summary of our cash flows for the periods indicated:
	Year Ended December 31,
(in thousands of USD)	2025	2024
Cash at beginning of the period	$2,265	1,680
Net cash used in operating activities	(4,206)	(4,476)
Net cash used in investing activities	331	151
Net cash provided by financing activities	2,395	4,941
Net increase (decrease) in cash and cash equivalents	$(1,480)	616
Effects of exchange rate changes on cash	$46	(31)
Cash at the end of the period	$831	2,265

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024
Net cash provided by (used in) operating activities
Net cash used in operating activities decreased by approximately $270,000, or 6.0%, to approximately $4,206,000 for the year ended December 31, 2025, compared to approximately $4,476,000 for the year ended December 31, 2024. The decrease resulted mainly from an increase in trade receivables, partially offset by a decrease in other accounts receivables and an increase in trade payables and other accounts payables.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net cash used in investing activities
Net cash used in investing activities increased by $180,000, or 119.2%, to approximately $331,000 for the year ended December 31, 2025, compared to $151,000 for the year ended December 31, 2024. The increase resulted mainly from a lower restricted deposit to secure an additional bank loan in 2025.
Net cash used in financing activities
Net cash provided by financing activities decreased by $2,546,000, or 51.5%, to approximately $2,395,000 for the year ended December 31, 2025, compared to $4,941,000 for the year ended December 31, 2024. The decrease resulted mainly from lower investments in our Preferred C shares in 2025 compared to 2024.
We have incurred losses and cash flow deficits from operations since our inception, resulting in accumulated losses at December 31, 2025 of approximately $77,558,000. We anticipate that we will continue to incur net losses for the foreseeable future. To meet future capital needs, we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to us. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and the actual amount of our expenses could vary materially and adversely as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our expenses could prove to be significantly higher than we currently anticipate.
Our future capital requirements will depend on many factors, including, but not limited to:
➢
the progress and costs of our research and development activities;

➢
the costs of development and expansion of our operational infrastructure;

➢
our ability, or that of our collaborators, to achieve development milestones and other events or developments under potential future licensing agreements;

➢
the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our technologies;

➢
the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

➢
the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves, once our technologies are developed and ready for commercialization;

➢
the costs of acquiring or undertaking development and commercialization efforts for any future products or technology;

➢
the magnitude of our general and administrative expenses; and

➢
any additional costs that we may incur under future in- and out-licensing arrangements relating to our technologies and futures products.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising and/or developing applications of one or more of our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available on favorable terms, or at all, we may be required to delay, reduce the scope of or eliminate research or development efforts or plans for commercialization with respect to our technologies and make necessary change to our operations to reduce the level of our expenditures in line with available resources.
We are a development-stage technology company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described herein.
Indebtedness
Bank Mizrahi Loans
In October 2022, we entered into a loan agreement, or the 2022 Loan Agreement, with Bank Mizrahi Tefahot Ltd., or the Bank, for a long-term loan, or the 2022 Loan, of up to $4,000,000 to be repaid in 30 monthly payments beginning six months after the initial drawdown, which bears interest at a rate of 7.5% plus Term SOFR per annum. In October 2022, we drew down the first installment of $2,000,000, followed by a second drawdown of $1,000,000 in February 2023. In 2024 and 2025 the Bank agreed to defer principal repayments on the outstanding balance of the 2022 Loan.
As part of the terms of the 2022 Loan Agreement, we extended the term of the Bank’s previously outstanding warrant (the “Mizrahi Warrant”), which was granted to the Bank in connection with a loan agreement in 2020 and entitles the Bank to purchase 2,185 Ordinary Shares at an exercise price of $183 per share. Alternatively, the Bank is entitled to require a cash payment equal to $300,000, or the Alternative Payment, upon the consummation of this offering.
In addition to the extension of the Mizrahi Warrant, we issued a new warrant to the Bank, or the New Warrant, which entitles the Bank to invest $300,000 in consideration for 44,810 Preferred C Shares at an exercise price of $6.7 per share in addition to 200% warrant coverage exercisable at an exercise price of $6.7 per share, or alternatively to participate as an investor in the September 2025 SAFE, with an investment of $300,000, in lieu of exercising such New Warrant. Alternatively, the Bank is entitled to require a cash payment equal to $375,000, or the Cash Payment, upon the consummation of this offering.
In April 2026, the Bank agreed to defer its decision regarding the exercise of the warrants until at least six months after the completion of this offering, provided that such closing shall occur before July 20, 2026.
In December 2024, we entered into an additional loan agreement with the Bank, or the December 2024 Loan, for a long-term loan in the aggregate principal amount of $1,000,000 which is to be repaid in 24 equal monthly installments beginning twelve months after the date of each advance and bears interest at an annual rate of 7.5% plus Term SOFR. In November 2025, we entered into an additional loan with the Bank, or the November 2025 Loan, for a short-term loan in the aggregate principal amount of $400,000 which is to be repaid in one installment in November 2026 and bears an interest at an annual rate of 7.5% plus Term SOFR. The December 2024 Loan and the November 2025 Loan provide for a bonus payment of $300,000 which is payable to the Bank upon the consummation of this offering.
Our outstanding loans from the Bank totaled $2.4 million as of July 7, 2026. The maturity dates of these these loans range from July 2026 to June 2028.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to a variety of financial risks, which result from our financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on our financial performance and position. Our main financial instruments are our cash and other receivables, trade and other payables. The main purpose of these financial instruments is to raise finance for our operations. We actively measure, monitor and manage our financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from our financial instruments are mainly credit risk and currency risk. The risk management policies employed by us to manage these risks are discussed below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Credit risk
Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. We closely monitor the activities of our counterparties and control the access to our intellectual property which enables it to ensure the prompt collection. Our main financial assets are cash as well as trade receivables and other receivables and represent our maximum exposure to credit risk in connection with our financial assets. Wherever possible and commercially practical, we hold cash with major financial institutions in Israel, and from time to time we may hold cash balances with financial institutions in other jurisdictions, including United States and China, primarily to support local operations. Such balances may be subject to regulatory, currency conversion, or repatriation restrictions.
Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not our functional currency. We are exposed to foreign exchange risk arising from currency exposure primarily with respect to the NIS, as the majority of our expenses are denominated in NIS, as well as to the U.S. dollar (USD) and other currencies in which we conduct operations. As most of our revenues are USD and RMB derived, the USD is our primary functional currency. Our policy is not to enter into any currency hedging transactions.
Liquidity risks
Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability, but it can also increase the risk of loss. We have procedures to minimize such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. As of December 31, 2025, we had accumulated losses of $77,558,000.
Inflation risk
We do not believe that inflation has had a material effect on our business, financial condition or results of operations in the reporting period. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through hedging transactions. Our inability or failure to do so could harm our business, financial condition and results of operations.
Off-Balance Sheet Arrangements
We do not believe that off-balance sheet arrangements and commitments are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
Emerging Growth Company Status
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
➢
a requirement to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

➢
to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

➢
an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

➢
an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of this offering. We may choose to take advantage of some but not all of these exemptions. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

BUSINESS
Company Overview
Silentium Ltd. develops software-based Active Acoustics solutions designed to manage in-cabin sound in vehicles. The Company’s technology reduces unwanted noise, enhances desired audio cues, and enables personalized, configurable acoustic experiences, thereby supporting improved comfort, safety, and perceived quality in modern vehicles.
Silentium’s solutions are primarily deployed in the automotive market and are designed to integrate with vehicle computing, control, and audio systems. Rather than relying on heavy mechanical insulation or dedicated hardware modules, the Company’s software leverages existing microphones, speakers, processors, and electronic control units (ECUs) to monitor, estimate, and dynamically shape acoustic fields inside the vehicle cabin. This software-centric approach aligns with the automotive industry’s transition toward software-defined vehicle architectures, in which functionality is increasingly implemented and updated through software rather than fixed hardware components.
The Company works directly with Auto OEMs, Tier-1 suppliers, and semiconductor and digital signal processing partners to support adoption across vehicle platforms and production programs. Silentium’s technology is typically embedded at the vehicle platform level and remains integrated throughout the production lifecycle of the model, which generally ranges from four to seven years.
Silentium is a development-stage company. To date, the Company’s commercialized products consist exclusively of road noise and engine noise cancellation solutions. As of May 31, 2026, Silentium’s technology was deployed in approximately 1.8 million vehicles across 24 vehicle models and five Auto OEMs (see “Business — Our Key Performance Indicators”). As additional vehicles enter production, the number of vehicles incorporating our software increases, generating royalties over the production life of each vehicle program and enhancing revenue visibility.
Revenues are derived from non-recurring engineering (NRE) fees generated during the software development and integration phases of specific vehicle programs, followed by per-vehicle royalties that become payable upon the commencement of serial production. Our royalty revenue depends on the Auto OEM’s production volumes over the multi-year lifespan of the vehicle program. The Company also integrates its algorithms into existing infotainment and audio system architectures through Tier-1 suppliers and semiconductor manufacturers, which can facilitate deployment across additional vehicle platforms.
Silentium operates globally, with its headquarters and principal research and development activities based in Israel and additional engineering, technical support, and business development presence in North America, Europe, and Asia. This enables close collaboration with Auto OEMs and Tier-1 suppliers across major automotive production hubs and supports ongoing program execution, calibration, and validation activities. While automotive remains the Company’s core focus, its Active Acoustic Management (AAM) technology may also be applicable to other transportation and mobility use cases, including rail, commercial vehicles, and heavy machinery, where noise reduction, communication clarity, and acoustic zoning are relevant.
Market Size, Opportunity & Drivers
As the automotive and broader transportation industries evolve, Auto OEMs are required to manage noise and vibration across increasingly complex vehicle architectures and operating conditions. Rising consumer expectations for cabin comfort, the growing adoption of software-defined vehicle architectures, and increasing system integration across vehicle platforms are reshaping vehicle acoustics and increasing the importance of more flexible and scalable NVH solutions. In addition, the continued adoption of electrified powertrains has introduced new acoustic and vibration characteristics that further increase NVH management requirements, particularly as traditional sources of masking noise such as internal combustion engines (ICE) are reduced or eliminated.

BUSINESS

Silentium’s Active Acoustics technology addresses NVH-related in-cabin sound challenges through a software-based approach, aligning with industry trends toward advanced, real-time acoustic solutions.
Total Addressable Market
According to NVH Market Forecasts, the global NVH market is projected to grow from approximately $13.9 billion in 2024 to approximately $21.2 billion by 2032, representing a compound annual growth rate of approximately 5.4%. Automotive applications within the broader NVH market represent over 40% of the market, and remain the largest end market for NVH solutions due to regulatory requirements, growing technical and architectural complexity of modern vehicle platforms, and increasing emphasis on cabin comfort and perceived quality according to NVH Market Forecasts.
Market Drivers
We believe that the following market drivers are increasing demand for advanced acoustic solutions addressing regulatory compliance, platform complexity, and cabin comfort requirements across modern vehicle architectures, aligning with our technology and service offering:
➢
Improvements in Auto OEM Cabin Acoustics

➢
Consumer Expectations and Brand Differentiation

➢
Pressure on Auto OEMs to reduce cost, complexity, and vehicle weight

➢
Stringent Noise and Vibration Regulatory Standards

➢
Late-Stage NVH Resolution Constraints

➢
Geographic Trends

➢
Broader Transportation Applications

➢
Increasing adoption of electric and hybrid vehicle platforms

➢
New Regulatory Requirements

Improvements in Auto OEM Cabin Acoustics
Auto OEMs constitute the largest and most significant purchasers of NVH solutions.2 Cabin acoustics are increasingly recognized as a core element of vehicle quality and brand identity, particularly as powertrain performance becomes commoditized. NVH solutions are evolving from hardware-intensive, passive systems toward software-driven approaches that can be integrated into the vehicle’s core computing architecture. The industry’s transition toward software-defined vehicle architectures aligns with Silentium’s Active Acoustics approach, which integrates into OEM core computing platforms and replaces hardware-intensive NVH solutions with scalable software.
Consumer Expectations and Brand Differentiation
Consumer expectations for cabin acoustics have risen substantially. Features historically associated with premium vehicles — such as quiet cabins, clear voice interaction, and immersive audio — are increasingly expected across a broader range of vehicle segments. As a result, cabin acoustics have become an important driver of customer satisfaction and a meaningful factor in how Auto OEMs position their brands around perceived quality, comfort, and refinement. In response, Auto OEMs are increasingly moving away from isolated, hardware-centric NVH solutions toward holistic, system-level acoustic management approaches that enable consistent cabin sound quality and brand tuning across vehicle platforms.

2
Global Noise, Vibration And Harshness Market Size by Industry (Automotive, Aerospace and Defense), By Application (Interior Noise, Exterior Noise), By Solution Type (Software Solutions, Hardware Solutions) By Geographic Scope And Forecast, Verified Market Research

BUSINESS

Holistic acoustic management refers to managing the entire in-cabin sound environment at the system-level rather than mitigating individual noise sources with discrete hardware components. Silentium enables this approach through software-based Active Acoustics that integrates with the vehicle’s core audio and computing systems to dynamically monitor and control cabin sound in real time, supporting consistent acoustic performance and brand-specific tuning across vehicle platforms.
Pressure on Auto OEMs to reduce cost, complexity, and vehicle weight
Traditional NVH solutions have historically relied on mechanical components and passive materials, including mufflers, intake resonators, and sound dampeners, which add cost, weight, and system complexity. Software-based and adaptive NVH approaches enable Auto OEMs to address acoustic requirements with reduced reliance on hardware, supporting lower vehicle mass, simplified system architectures, and greater flexibility across platforms. These considerations are increasingly important as current and future vehicle designs place greater emphasis on cost efficiency, modularity, and software-defined functionality.

From Passive NVH Materials to Software-Defined Acoustic Control

How Silentium replaces or reduces traditional NVH components–especially for low-frequency noise

Traditional Physical NVH Components

(Material-based, weight-intensive)

Silentium Active Acoustic Software

(Software-defined, weight-saving)

Vibration isolators
Dampers
Bushings & mounts
Acoustic panels
Barriers
Silencers
Sound-absorbing & sound-insulating materials
Material → Software
Vibration sensing (accelerometers)
Predictive signal processing
Real-time “anti-noise” generation
Low-latency sensing → procesing → sound loop
Localized sound emission (e.g, headrest speakers)

Traditional Physical NVH Components:

- Added weight and volume
- Fixed performance
- Limited effectiveness at low frequencies

Silentium Active Acoustic Software:

- No added mass
- Tunable and updatable in software
- Highly effective for low-frequency noise

Silentium’s solutions are designed to replace or reduce the need for certain passive NVH components, particularly those used to address low-frequency noise, while complementing physical treatments as required by vehicle architecture and program objectives.

Regulatory Standards
Regulatory authorities worldwide are imposing increasingly stringent noise and vibration regulations, recognizing noise pollution as a material environmental, health, and safety concern. These standards compel Auto OEMs to meet defined limits on both interior and exterior vehicle acoustics across the vehicle lifecycle, from initial design through validation and production. Compliance has shifted NVH from a secondary consideration to a core engineering requirement, driving the adoption of advanced NVH solutions. As regulatory thresholds tighten, particularly in urban environments and with the transition to electric vehicles, effective NVH performance has become increasingly critical for regulatory compliance, market access, and risk mitigation.
Late-Stage NVH Resolution Constraints
Increasing vehicle complexity and regulatory validation requirements heighten the cost and risk of resolving NVH issues late in the development cycle, driving demand for solutions that mitigate acoustic issues without requiring physical redesign.

BUSINESS

Geographic Trends
According to third-party industry research, including reports published by Verified Market Research, the Asia-Pacific region accounts for a significant — often the largest — share of global NVH solutions and testing markets and is experiencing faster growth, driven by high levels of automotive production and increasing vehicle electrification. North America and Europe represent substantial NVH markets, characterized by established Auto OEM and supplier ecosystems and ongoing demand for advanced cabin comfort and acoustic performance.
Broader Transportation Applications
Beyond passenger vehicles, active acoustic and NVH solutions are increasingly applied in other transportation segments where noise control has direct safety and performance implications. In commercial vehicles and buses, improved cabin acoustics can reduce driver fatigue and support clearer in-cabin communication. Similar requirements exist in aerospace, rail, and heavy machinery applications, where managing noise and vibration contributes to operator alertness, safety, regulatory compliance, and overall operational efficiency.
Increased Adoption of Electric Vehicles (EV)
Electric vehicle adoption is accelerating globally. According to the International Energy Agency’s Global EV Outlook 2024, EVs represented more than one-fifth of global new car sales in 2023 and, under current stated government policies, are projected to account for approximately 40% of global new car sales by 2030, with higher penetration under more ambitious policy scenarios3. Electric vehicles lack an internal combustion engine and its sounds that tended to mask other unwanted noises such as road/tire, wind and heating, ventilation and air conditioning (HVAC) blower noises but also, provided the vehicle with an acoustic brand signature (tuned intake, exhaust sounds) especially for sports cars. Therefore, Auto OEMs now look at advanced acoustic management such as ANC and active sound design to improve cabin acoustic environment and at the same time, provide the in-cabin powertrain sounds and exterior acoustic signatures that reflect the vehicle’s nature and brand attributes.
Our Solution
Active Acoustic Management (AAM) represents the Company’s software-defined approach to controlling, shaping, and personalizing the in-cabin sound environment. Silentium’s AAM is built around two flagship pillars Quiet Bubble (QB) and Personal Sound Bubble (PSB), which together deliver broadband active acoustic management and individualized acoustic zone management within the vehicle cabin. Broadband active acoustic management refers to the real-time control of a wide range of noise frequencies across the entire cabin environment, while individualized acoustic zones enable targeted sound control for specific occupants or seating positions. AAM is part of our broader Active Acoustics framework, which also includes non-AAM capabilities such as sound field enhancement and tooling. The conceptual AAM pillars (QB and PSB) are implemented through the AAM software platform are described below.
➢
Quiet Bubble (QB):   Provides broadband ANC through real-time control of a wide range of noise frequencies across the entire cabin environment, supporting a quieter and more comfortable in-cabin experience.

➢
Personal Sound Bubble (PSB):   Enables individualized acoustic zones, allowing targeted sound control for specific occupants or seating positions, including private and customized listening experiences.

Together, these pillars address critical NVH challenges, including road, wind, and powertrain noise; cabin sound variability across driving conditions; and interference between alerts, voice, and infotainment audio. By replacing traditional passive NVH hardware solutions with adaptive software integrated into the vehicle’s audio and computing systems, Silentium enables Auto OEMs to reduce cost, weight, and system complexity while improving in-cabin comfort, clarity, and overall user experience.

3
https://www.iea.org/reports/global-ev-outlook-2024

BUSINESS

Technology
As vehicle architectures evolve, acoustic control is increasingly being addressed through software-based systems rather than fixed mechanical solutions. Auto OEMs are transitioning toward software-defined vehicle (SDV) architectures that rely on centralized computing and software-based control to manage an expanding range of vehicle functions.
Within these environments, acoustic management must operate in real time, integrate with vehicle control and audio systems, and support validation and updates over the vehicle lifecycle. Silentium’s solutions are designed to operate within such SDV architectures, supporting acoustic functionality as part of broader vehicle platform development rather than as a standalone subsystem.
Silentium’s ANC technology excels at reducing low-frequency road noise, one of the most common (especially in EVs) and difficult noise sources to address due to its high energy and tendency to transmit through vehicle structures, by using predictive signal processing to generate real-time “anti-noise,” a sound signal emitted in opposite phase to the unwanted noise. By integrating sensing, processing, and sound output into a single low-latency system, the solution enables effective cancellation of low-frequency noise, reducing reliance on heavy passive damping materials.

Product & Technology

6 NOISE CANCELLATION SOURCES

QB
(QUIET BUBBLE)
PSB
(PERSONAL SOUND BUBBLES)
SDV
SILENTIUM OPERATES WITHIN THE SOFTWARE-DEFINED VEHICLE ARCHITECTURE

Future Markets

3

All rights reserved. © Silentium Ltd

Silentium

Within this software-defined architecture, Silentium’s AAM platform offer a modular set of active acoustic capabilities that address distinct in-cabin noise sources and sound-use cases. These capabilities are delivered as software features that can be deployed individually or in combination, depending on vehicle architecture, program requirements, and development stage.
Our current and planned active acoustic features portfolio includes:
➢
Road Noise Cancellation (RNC):   Real-time suppression of road-induced noise across varying road surfaces and driving conditions. RNC has been commercially deployed and continues to be implemented in additional production vehicle programs.

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iRNC (Intelligent Road Noise Cancellation):   An advanced evolution of RNC that incorporates enhanced sensing and adaptive algorithms. iRNC is in the final stage of commercialization and requires the completion of final validation prior to commercial launch. We currently expect iRNC to

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be ready for commercial launch within three to six months, with an estimated remaining cost to achieve commercialization of approximately $0.4 million.
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Engine Noise Cancellation (EOC):   Active attenuation of engine and powertrain-related noise signatures. EOC has been commercially deployed and continues to be implemented in additional production vehicle programs.

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Wind Noise Cancellation (WNC):   Software-based mitigation of wind noise, particularly at higher speeds. This capability is currently in an late-stage development phase. Additional algorithmic refinement, cost optimization, and compatibility assessments across diverse vehicle cabins are required prior to commercial launch. We currently expect WNC to be ready for commercial launch within 18 to 30 months following the launch of iRNC, with an estimated remaining cost to achieve commercialization of approximately $0.8 million

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HVAC Noise Cancellation (HNC):   Reduction of noise generated by heating, ventilation, and air-conditioning systems during cabin operation. This capability is currently in an early-stage development phase, and will require further product refinement and cost optimization prior to commercial launch. Because the development of HNC leverages advancements made in our WNC technology, we currently expect HNC to be ready for commercial launch within six months following the launch of WNC, with an estimated remaining cost to achieve commercialization of approximately $0.4 million.

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Internal Car Communication (ICC):   Enhancement of speech intelligibility between occupants without increasing overall cabin volume by leveraging ANC components. This capability is included in the product roadmap. ICC is in the development stage, and will require algorithmic advancement, signal-processing refinement, and feasibility validation prior to commercial launch. We currently expect ICC to be ready for commercial launch within 12 to 18 months, with an estimated remaining cost to achieve commercialization of approximately $0.5 million.

Active Acoustic Management (AAM)
During the vehicle design phase, Auto OEMs invest significant efforts to reduce noise, vibration, and harshness, typically using mechanical and passive acoustic materials, such as vibration isolators, dampers, bushings, engine and chassis mounts, acoustic panels, barriers, and sound-absorbing or sound-insulating materials. Today, Active Acoustics as software is increasingly important from the initial design phase, especially as the severity of some NVH issues, such as road and tire noise, aerodynamic wind noise, and structural vibrations that affect all vehicle platforms, and high-frequency motor, inverter, and gear whine in electric and hybrid vehicles previously masked by internal combustion engines, are often only detected close to the planned production date. NVH mitigation by software is a practical solution to resolve these issues without delaying production, avoiding enormous financial and reputational consequences.
The AAM architecture integrates directly into the vehicle’s existing control and audio computing systems, including customer electronic control units (ECUs) and audio processors, and supports standard Auto OEM development workflows, first validating performance in software simulations (model-in-the-loop) and then on real vehicle hardware before production (hardware-in-the-loop). Over-the-air (OTA) software updates allow parameters and features to be managed and updated throughout the vehicle lifecycle without physical intervention.
Silentium’s software design tools extend beyond algorithm development to support end-of-line testing and verification, which refers to acoustic validation performed at the final stage of vehicle production to confirm performance consistency before vehicles leave the manufacturing line. This process supports quality assurance and reduces post-deployment variability. These tools are designed to integrate with existing Auto OEM computer-aided design (CAD) environments and simulation workflows, so that OEMs can, where they choose, incorporate acoustic validation from early design stages through final production validation as part of their standard engineering processes.
The AAM software platform described below implements the QB and PSB pillars introduced earlier and provides the runtime, integration, and validation environment for all AAM functions.

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Platform Architecture and Core Capabilities
Our AAM platform combines real-time sensing, signal estimation, and adaptive control to mitigate unwanted noise by generating counteracting acoustic signals, while also enabling personalized acoustic zones, defined as targeted sound control for specific occupants or seating positions within the cabin. The platform is built on a set of core acoustic software foundations, meaning the underlying signal-processing and sound-field control capabilities that operate at the level of the physical sound field. These foundations enable control of sound in three-dimensional cabin space (X−Y−Z), across the frequency spectrum, and over time. Core capabilities include spatial source fission, spatial noise canceling, spatial sound field control, and spatial echo canceling, all supported by continuous virtual sensing of the acoustic environment. Together, these capabilities form the signal-processing and modeling basis for precise, real-time manipulation of sound within complex and dynamic vehicle cabins.
On top of these foundations sits a modular family of Active Acoustic edge software products, each delivering a distinct, acoustic function, with offerings ranging from production-ready and proven solutions to future-ready capabilities still under development.
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Quiet Bubble (QB) suite:   Delivers broadband ANC by controlling a wide range of noise frequencies in real time, creating a quieter and more comfortable cabin. The QB suite is a mature, production-proven ANC software framework that serves as the foundation for multiple noise control features across our product portfolio. Continuous enhancement of the QB suite requires ongoing framework optimization, automation improvements, and adaptation to support the simultaneous operation of multiple ANC-based capabilities. We currently expect to complete these enhancements within 18 months, with an estimated cost of approximately $0.7 million.

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Personal Sound Bubble (PSB) suite:   Enables individualized acoustic zones, providing targeted sound control for specific occupants or seating positions, including private listening experiences. The PSB suite is in the development stage, and will require system level engineering, integration with infotainment and audio architectures, and validation to reach market ready maturity prior to commercial launch. Current development activities include multi zone audio control refinement, voice processing feature tuning, perceptual sound design modeling, and integration with vehicle loudspeaker, amplifier, and microphone configurations. We currently expect the PSB suite to be ready for commercial launch within 24 to 36 months, with an estimated remaining cost to achieve commercialization of approximately $1.2 million.

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AcS (Acoustics Sound Design) suite:   Supports controlled sound creation and shaping for alerts, feedback, and brand-defined acoustic signatures. The AcS suite is in an early development stage, and will require system level engineering, integration with infotainment and audio architectures, and validation to reach market ready maturity prior to commercial launch. We currently expect the AcS suite to be ready for commercial launch in 24 to 36 months, with an estimated remaining cost to achieve commercialization of approximately $1.0 million.

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Spatial-VM (Spatial Voice Management) suite:   An A.I. research and development initiative focused on spatially aware voice capture, enhancement, and separation to support in-cabin communication and voice-interaction use cases. The Spatial-VM suite is at early research stage, and will require several stages of research and pre-production development, including dataset expansion, neural network model development, model based optimization of acoustic control performance, computational efficiency improvements suitable for embedded automotive hardware, and system level integration with our existing platform architecture before commercial launch. Based on our current progress and typical OEM product planning cycles, we do not expect AI-driven acoustic control capabilities, including the Spatial-VM suite, to reach commercial readiness for at least 36 to 60 months. Furthermore, any commercial deployment will depend on adoption within future OEM vehicle programs. Given this early stage of development and our dependence on OEM program timing and integration requirements, we are unable to reasonably estimate the commercialization costs for the Spatial-VM suite at this time.

The cost estimates presented above reflect only the incremental investments required to advance our internal product roadmap, and they do not include cost associated with the broader engineering activities that

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comprise our regular R&D operations, such as product implementation, integration, validation, and commercialization work performed for customer projects.
Consequently, the continued development, validation, and commercialization of our planned software packages, including PSB, AcS, Spatial-VM, and other AAM-related capabilities, will require financial resources beyond those currently available to us. While we anticipate that the net proceeds from this offering, combined with future revenues, will be used to support our development activities, completing these multi-year development programs may require raising additional capital. If we are unable to obtain such financing when needed and on acceptable terms, we may be forced to delay, scale back, or alter our growth plans.
The edge software products are unified through a common Active Acoustics Framework and API, where the framework provides the shared software logic and rules for how acoustic functions work together, and the API provides standardized interfaces for integration, configuration, and scaling within a software-defined vehicle architecture. Silentium’s proprietary AcustiFusion intelligent AAM tuning platform provides practical tools to design, tune, and optimize acoustic performance across vehicle programs, reducing development time and ensuring consistent results from prototype through series production.
At the system-level, this architecture forms a scalable Active Acoustics Management platform that transforms sound into a controllable software layer. By leveraging existing in-vehicle audio hardware — microphones, processors, and speakers — the platform replaces heavy, static mechanical solutions with lightweight, adaptive, and updatable software. The result is a future-ready acoustic architecture that supports evolving vehicle platforms, new use cases, and long-term software-driven acoustic functionality across the vehicle lifecycle.
Go-To-Market Strategy
Our go-to-market strategy is centered on early and deep engagement with Auto OEMs, primarily through non-exclusive collaboration with Tier 1 audio suppliers, infotainment, and system integrators, which serve as our principal channel for identifying and accessing new Auto OEM programs at an early stage, which define system requirements and control vehicle platform specifications. Initial engagement is typically initiated through these Tier 1 partners during pre-development or platform definition phases and typically begins with paid services, funded by either the Auto OEM or the relevant Tier 1 supplier, including demonstrations, evaluations, tuning, and proof-of-concept (PoC) activities, or Engagement Services, allowing us to influence technical specifications and performance criteria before formal procurement processes begin.
These Engagement Services are typically performed prior to RFQ issuance or platform freeze and represent a discrete, non-recurring revenue stream. Following technical validation and sourcing decisions, production deployment and lifecycle responsibilities are allocated in line with program-specific Auto OEM sourcing decisions and procurement structures, with system integration and manufacturing performed by the Auto OEM or a Tier-1 supplier, as applicable, and Silentium is providing the software delivery, updates, and ongoing technical support.
OEM Engagement serves as the primary demand-generation channel. Even where OEMs do not ultimately procure software directly, early technical validation positions the Company’s solutions as reference implementations within OEM specifications and requests for quotation (RFQs).
Sales Channels
Our commercial organization is structured around dedicated account managers and business development personnel assigned to specific Auto OEMs, Tier 1 suppliers, and semiconductor partners. Account managers lead technical engagement, commercial structuring, and long-term relationship development within each assigned account, supporting continuity across evaluation, RFQ, and production phases. In select regions, including Japan, we complement our direct teams with established automotive trading partners who facilitate customer access, program coordination, and local commercial practices under a commission-based model. This structure enables consistent engagement with customers across vehicle program lifecycles while aligning our sales motion with regional procurement norms.

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We operate a multi-channel sales model, tailored to Auto OEM procurement preferences and regional market practices. The Company typically engages Auto OEMs first, as Tier-1 suppliers are generally more responsive to the Company’s solutions once Auto OEMs recognize the value proposition and incorporate those solutions into their platform requirements and sourcing directives, which are then communicated to their Tier-1 suppliers, and channel mix varies by geography and OEM procurement culture.
Commercial engagement follows Auto OEM sourcing decisions at the program level, ensuring a single commercial path per program and minimizing channel conflict.
Direct OEM Sales
In cases where Auto OEMs elect to license software directly, the Company enters into licensing agreements with the OEM and provides ongoing support and updates. This model is increasingly relevant as Auto OEMs assume greater responsibility for the development, integration, validation, and lifecycle management of in-vehicle software within software-defined vehicle architectures.
Indirect Sales via Tier-1 Suppliers
For Auto OEMs that procure complete systems exclusively through Tier-1 suppliers, Silentium would be directed to such Tier-1 audio, infotainment, or system integrators. OEM-driven RFQs issued to Tier-1 suppliers often specify performance requirements shaped during earlier and, where those requirements align with the Company’s capabilities as demonstrated through prior evaluations, proof-of-concept (PoC) activities, or technical assessments, Tier-1 suppliers may license our technology to comply with Auto OEM specifications.
Tier-1 suppliers are incentivized to license the Company’s software as it enables compliance with OEM specifications, reduces integration risk, and supports competitiveness in system-level sourcing processes.
Licensing via Semiconductor and DSP Suppliers
The Company licenses its software to automotive semiconductor and DSP suppliers, which embed the technology into reference designs and platforms sold to Tier-1 suppliers and OEMs. This channel extends market reach and accelerates adoption across multiple vehicle programs and geographies.
Semiconductor partners benefit from increased platform differentiation and higher adoption of their silicon solutions, while the Company benefits from scaled distribution without assuming system integration or manufacturing responsibilities.
Ecosystem-Driven Market Expansion
In addition to direct engagement with Auto OEMs and Tier-1 suppliers, the Company works with a focused set of complementary partners, including sensor providers, audio hardware suppliers, and system integrators, to accelerate integration of its technology into production vehicle platforms. These partnerships are structured around technical interoperability and joint technical testing and system-level verification, enabling faster system-level demonstrations, reducing integration risk for Tier-1 suppliers, and supporting scalable deployment across multiple vehicle programs.
Growth Strategy
Our growth strategy focuses on four clear areas:
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Expansion within existing customers by addressing additional noise sources and adding new software features and products over the vehicle lifecycle. We currently expect to use approximately 15% of the net proceeds from this offering to expand our business with existing OEM customers over the two to three years following this offering. See “Use of Proceeds.”

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New OEM and Tier-1 customer acquisition, through both direct and indirect channels. We currently expect to use approximately 22% of the net proceeds from this offering to acquire new OEM customers over the three to four years following this offering. See “Use of Proceeds.”

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Ecosystem partnerships that accelerate system integration and reduce execution risk for Tier-1 suppliers, supporting scalable deployment across multiple vehicle programs. We currently expect to use approximately 12% of the net proceeds from this offering to strengthen our relationships with Tier-1 and semiconductor partners over the two to three years following this offering. See “Use of Proceeds.”

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Continuing investment in algorithm development, early-stage, exploratory research relating to AI-driven acoustic control, and integration tooling that reduces engineering effort and supports predictable validation outcomes. We currently expect to use approximately 17% of the net proceeds from this offering for R&D over the two to four years following this offering. See “Use of Proceeds.”

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Adjacent transportation markets, including buses, rail, heavy vehicles, and other non-passenger automotive platforms, leveraging the same core technology and sales model. We currently expect to use approximately 8% of the net proceeds from this offering to expand into adjacent markets over the two to four years following this offering. See “Use of Proceeds.”

Sales Process
The Company’s engagements with Auto OEM customers generally follow a staged commercialization process aligned with industry procurement and vehicle development cycles. For new customers, engagements typically begin with a demonstration, paid proof-of-concept (PoC), technical workshops, or tuning and calibration services (Engagement Services), followed by a bid or RFQ process. Programs that are awarded as mass production programs proceed through a production program phase and ultimately reach start of production, or SOP. Following SOP, the vehicle enters mass production, and the Company’s technology is deployed over the production life of the applicable vehicle model which typically spans seven years. Although our agreements do not include exclusivity provisions, Auto OEMs generally select a single supplier for active acoustic software per vehicle model due to program-level validation requirements, system integration complexity, calibration consistency, and the high cost of re-validating multiple suppliers within the same production program. As a result, once the Company’s solution is selected and validated for a given vehicle model, it is generally the sole deployed solution for that model for its whole production lifecycle including subsequent model updates, even though no contractual exclusivity is granted. For existing OEM customers, subsequent programs generally progress through these stages more efficiently, reflecting established commercial and technical relationships. Lifecycle and expansion considerations include:
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Early-stage engagements primarily generate non-recurring engineering revenue from engagement services and, in some cases, during the production program phase.

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Following SOP, the Company typically generates royalty-based revenue over the production life of the vehicle model.

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Follow-on programs with existing Auto OEM customers typically involve shorter sales cycles, a higher likelihood of award, and often expand through adoption across additional vehicle models, platforms, or subsequent model generations within the same OEM.

This structure provides predictable, multi-year revenue streams and high retention, making our model inherently sticky.

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Sales Process, Stage Durations & Conversion Rates

MILESTONES
Bidding Invitation
Mass Production Award
SOP
New Model
ENGAGEMENT
Demo/Paid POC
Bid/RFQ
Production Program
Mass Production (Vehicle Lifetime)
NEW CUSTOMER
2 months
80%
6 months
50%
1 - 2 years
80%
4 - 7 years
EXISTING CUSTOMER
N/A
2~3 months
80%
1 Year
100%
4 - 7 years
REVENUES
NRE
NRE
License Fee

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All rights reserved. © Silentium Ltd
Silentium

Business Model
The Company generates revenue primarily through a royalty-based licensing model, under which Auto OEMs pay a per-vehicle royalty for each vehicle produced with Silentium’s software embedded. Royalties are typically payable based on vehicle production volumes and are tied to specific vehicle platforms or programs. The license granted to the OEM is non-exclusive, limited in scope, and does not transfer ownership of the software.
In addition to royalties, the Company generates non-recurring engineering and service revenue related to software integration, calibration, and validation during vehicle development. These services are typically performed during pre-production phases and are intended to support adoption and successful deployment of the Company’s software; they are not usage-based and do not represent the primary revenue driver.
Once integrated into a vehicle platform, Silentium’s software typically remains in production for the life of that platform (approximately 5 – 6 years), with royalty revenue scaling based on vehicle production volumes over the program lifecycle. This reflects the broader transition toward vehicle architectures in which core functions are implemented and updated through software integrated into centralized computing systems rather than fixed hardware components.
Silentium also works with Tier-1 suppliers and semiconductor partners to support integration into OEM platforms and facilitate adoption across vehicle portfolios, while maintaining a consistent royalty-based economic model aligned with OEM production volumes.
High-level contract characteristics with Auto OEMs
The following description summarizes the contractual structure and key terms that govern the Company’s commercial arrangements with Auto OEMs and Tier-1 suppliers, rather than the economic impact of those arrangements.
Silentium’s commercial arrangements with Auto OEMs are typically structured under two primary contract types and are generally consistent across customer programs. These arrangements generally include (i) engineering service agreements for non-recurring services, such as software porting, tuning, validation,

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and integration, and (ii) model-specific software licensing agreements that permit the Auto OEM or its Tier-1 supplier to embed Silentium’s proprietary acoustic software in defined vehicle platforms.
Engineering service agreements are generally entered into in connection with Auto OEM development or pre-production programs and typically define a scoped work plan with milestone-based deliverables, defined project durations, customer acceptance criteria for each phase, and fixed, non-recurring fees. Such agreements are typically governed by a project-specific statement of work, or SOW, that defines the applicable engineering tasks, development steps, and acceptance criteria. Deliverables are structured as a series of milestones, which may vary in number depending on the complexity of the applicable proof-of-concept or start-of-production program. Customer acceptance is generally required at each milestone prior to progression to subsequent phases, and work packages are typically independent, allowing either party to discontinue further work following completion of an accepted milestone pursuant to termination-for-convenience provisions. These agreements are project-based in nature and are intended to support Auto OEM evaluation, integration, and validation activities. All intellectual property rights in the Company’s proprietary software, algorithms, and underlying technology remain with Silentium, and the Auto OEM does not receive rights beyond use of the delivered software built for evaluation or integration purposes.
Software licensing agreements are typically non-exclusive, model-specific, and non-transferable, with rights limited to embedding the licensed software in specified vehicle models or associated Tier-1 hardware platforms used by Auto OEMs. Each licensing arrangement is generally limited to a single vehicle model or version, with a separate license exhibit for each model specifying applicable fees, term, and permitted Tier-1 hardware platforms. Licenses are non-sublicensable, except to approved Tier-1 suppliers solely for purposes of embedding or installing the licensed software in authorized hardware. License fees are generally structured on a per-unit, usage-based pricing model, with royalties payable based on the Auto OEM’s or Tier-1 supplier’s reported vehicle installations or semiconductor shipments incorporating the licensed software.
Agreements generally do not include exclusivity provisions, minimum volume commitments, or long-term purchase obligations; however, Auto OEMs generally select a single acoustic software supplier for each vehicle model due to program-level integration complexity, calibration requirements, and the cost of validating multiple suppliers within the same platform. Accordingly, there are no guaranteed minimum royalty payments, and revenue derived from licensing arrangements is depends on the sole deployed solution for that and on actual Auto OEM production levels. Renewal and termination provisions typically permit either party to terminate the agreement upon advance written notice, subject to customary conditions, while preserving the Auto OEM’s or Tier-1 supplier’s rights to continue using the licensed software in vehicles already in production. As a result, the commercial value of licensing arrangements is primarily dependent on the Auto OEM’s actual production volumes and reported usage over the lifecycle of the applicable vehicle model.
Taken together, the Company’s contractual framework with Auto OEMs and Tier-1 suppliers combines non-recurring engineering service fees with ongoing, unit-based software license royalties, aligned with the development cycle and production lifecycle of individual vehicle programs.
Contract Types
Engineering Service Agreements (including NRE, POC, and SOP-related projects):   Project-based, milestone-driven agreements covering software porting, tuning, validation, and system integration activities for Auto OEM programs, typically governed by SOWs with defined tasks, acceptance criteria, and fixed fees, and structured to allow termination following completion of accepted milestones.
Model-Specific Software Licensing Agreements:   Agreements granting limited rights to embed Silentium’s proprietary software in defined vehicle models or Tier-1 hardware platforms used by Auto OEMs, typically on a non-exclusive, per-unit royalty basis, with separate license exhibits per vehicle model and no minimum volume commitments.
The Company has entered into various service and licensing agreements with its top three customers for 2025 and 2024. Under these agreements, specific licenses granted typically have terms ranging from five to

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up to 10 years, subject to mutual agreement for extension. The agreements are subject to termination provisions that generally require prior notice ranging from three to six months.
Installed Base and Revenue Visibility
Our installed base is expanding rapidly, enhancing forward revenue visibility. The table below shows our historical growth in the Auto OEM relationships and number of vehicles on the road. For more information, please see “— Our Key Performance Indicators” below.
Year-End	Auto OEM Relationships	Vehicles on the Road
2022	1	~142,000
2023	4	~591,000
2024	5	~1.1 million
2025	5	~1.6 million

Silentium Expansion Model

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4 MODELS
1 BRAND

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All rights reserved. © Silentium Ltd

Silentium

Our Key Performance Indicators
Our management uses certain key performance indicators, or KPIs to make decisions, establish our business plans and forecasts, identify trends affecting our business, and evaluate our overall performance, which KPI are typically used by our competitors in the same industry, but are not recognized under accounting principles generally accepted in the United States. Management believes future trends in such KPIs will reflect our Company’s ongoing transition from a development-stage company to a scaled, production-driven software platform within the automotive sector. We define our key performance indicators as follows:
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Vehicles on the Road:   “Vehicles on the road” is defined as the cumulative number of manufactured vehicles incorporating our software that are in use. Management typically estimates “vehicles on the road” using historical production data, adjusted for reporting timing variances and management’s assumptions regarding production ramp-up. Management believes this metric evaluates the cumulative scale of our software installation in vehicles and assesses the breadth and durability of our OEM program deployments. As of May 31, 2026, we had approximately

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1.8 million vehicles on the road, compared to approximately 1.6 million and 1.1 million vehicles on the road as of December 31, 2025 and December 31, 2024, respectively. Based on current production programs, awarded OEM platforms and internal forecasts, management expects the number of vehicles on the road to increase significantly from 2025 to 2029. Management anticipates this projected growth will be driven primarily by the expansion of existing production programs, the commencement of serial production for newly awarded platforms, and anticipated increases in underlying OEM production volumes.
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Automotive Production Programs in Production:   “Automotive production programs in production” represents the number of distinct OEM vehicle programs for which our software has entered serial production and remains active as of the end of the applicable period. A single program encompasses one or more vehicle models or trim levels and may cover multiple vehicle platforms. Management utilizes this metric to assess the diversity and durability of our OEM relationships and the progression of awarded programs into revenue-generating production phases, and believes an increase in this metric generally reflects the successful commercialization of previously awarded programs and the broader deployment of our technology across additional OEM platforms. As of December 31, 2025, we had seven active OEM production programs in serial production, compared to six active OEM production programs as of December 31, 2024.

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Automotive Production Volumes:   “Automotive production volumes” represents the total number of vehicles produced during the applicable period that incorporate our software. Management utilizes this metric to evaluate production activity within active OEM programs and to access the scale and ramp-up dynamics of those programs. For the year ended December 31, 2025, automotive production volumes were approximately 600 thousand vehicles, compared to approximately 500 thousand vehicles for the year ended December 31, 2024. Automative production volumes may fluctuate from period to period due to variations in OEM production schedules, platform ramp-ups, regulatory adoption timing, and broader automotive industry conditions. Over the long term, management anticipates that automative production volumes will increase as additional awarded programs commence serial production and existing programs progress into higher-volume phases.

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AUTO OEM Customers:   “Auto OEM customers” represents the number of automotive original equipment manufacturers for which we have active automative production programs or awarded programs progressing toward serial production. As of December 31, 2025, we had five Auto OEM customers with active production programs, compared to five OEM customers as of December 31, 2024. Management utilizes this metric to assess market penetration, evaluate the expansion of our Auto OEM relationships, and monitor our ability to mitigate customer concentration risk. Management believes that securing new Auto OEM customers, expanding relationships with existing auto OEM customers, and successfully converting awarded programs into serial production are key drivers of our long-term installed base growth.

Our KPIs estimates are based solely on our internal records and other information available to us as of the date of this prospectus. Our actual results and final KPIs may differ materially from these preliminary figures. These KPIs estimates are not a substitute for our full financial statements prepared in accordance with GAAP, nor are they necessarily indicative of future performance. You should not place undue reliance on this information. Please read our KPI information in conjunction with the “Special Note Regarding Forward-Looking Statements”. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes included elsewhere in this prospectus.
Competition
The Company competes in a market that includes both large, established automotive audio suppliers and a range of smaller, specialized technology providers. Large incumbents such as branded audio and Tier-1 system suppliers offer noise reduction and sound enhancement capabilities as part of broader infotainment, audio, or comfort systems, often relying on hardware-centric architectures or adaptations of consumer audio technologies for automotive use.

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In parallel, the market includes numerous smaller vendors offering point solutions that address specific acoustic use cases. While these solutions may perform well in narrowly defined applications, they are typically limited in scope, lack deep integration with vehicle-level software architectures, or are not designed to scale across multiple vehicle platforms and production programs.
Silentium differentiates itself by delivering a software-native, automotive-grade acoustic platform that combines full ANC, personal sound zones, and adaptive acoustic control, and is designed to integrate directly with Auto OEM and Tier-1 development environments. This system-level approach, together with proven deployment in production vehicle programs, positions the Company differently from both traditional hardware-focused suppliers and point-solution software providers, supporting broader adoption, higher switching costs, and long-term scalability within software-defined vehicle architectures.
Competitive Advantage
Silentium’s competitive position is based on a combination of demonstrated acoustic performance and deep integration within Auto OEM vehicle development and production environments. The Company’s solutions delivers precise, real-time acoustic control that meets stringent automotive performance requirements and have supported adoption by Tier-1 suppliers and Auto OEMs in production vehicle programs. Beyond performance, Silentium’s solutions are designed to operate as part of in-vehicle software architectures, integrating with infotainment systems, digital signal processors, and centralized computing platforms used by Auto OEMs and Tier-1 suppliers. This level of integration creates switching costs and supports long-term deployment across vehicle programs.
The Company’s software-based approach enables scalability across multiple dimensions. Once deployed within a vehicle platform, Silentium’s solutions can be extended across additional vehicle models and production volumes with limited incremental development effort. Multiple acoustic functions can be enabled through software configuration, allowing expansion within existing customer relationships without requiring new hardware integration or changes to vehicle architecture.
In addition, Silentium’s solutions are designed for high-volume automotive production, supporting standard validation workflows, end-of-line testing, and over-the-air updates throughout the vehicle lifecycle. These capabilities enable the Company to scale revenue through broader platform adoption and functional expansion, supporting continued growth beyond initial program launches and across successive vehicle generations.
Research & Development
The Company’s research and development, or R&D, organization is focused on advancing its ANC and broader Active Acoustic Management technologies to support current OEM production programs, while aligning its acoustic software platform with evolving vehicle electrical and software architectures, including software-centric and centralized computing environments.
R&D activities are directed toward maintaining and expanding the Company’s core algorithmic capabilities, supporting customer programs through series production, and extending the scalability and applicability of its solutions across a broader range of vehicle platforms.
R&D efforts include ongoing algorithm development, feature enhancement, and the porting of the Company’s ANC, Road Noise Control RNC, and EOC technologies across leading automotive DSP and system-on-chip platforms. These activities support both production and pre-start-of-production, or pre-SOP, programs with automotive OEMs and Tier-1 suppliers, as well as collaborations with semiconductor partners to ensure compatibility with current and next-generation chipsets.
A key area of development is the redesign of the Company’s system architecture to improve scalability and cost efficiency, particularly for mid-range and cost-sensitive vehicle segments. These efforts include optimization of computational requirements, modularization of software components, and the development

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of automation tools and cloud-enabled remote tuning capabilities intended to reduce engineering effort, shorten integration cycles, and accelerate customer delivery timelines.
The Company’s R&D organization also supports commercial and customer engagement activities through the development of demonstration platforms and evaluation systems used by OEMs and Tier-1 suppliers. These activities include proof-of-concept demonstrations, validation programs, and the development of next-generation demo vehicles and test environments. In parallel, the Company is expanding its toolset for remote diagnostics, calibration, and system updates, supporting distributed customer programs and post-deployment optimization.
In addition to its core ANC and RNC offerings, the Company continues to expand its technology toward a more comprehensive Active Acoustic Management stack. Current and planned development initiatives include next-generation QB technologies, PSB capabilities, and related features such as Active Sound Design (ASD), Acoustic Vehicle Alerting Systems (AVAS), and Spatial Voice Management (Spatial-VM™).
Certain R&D initiatives have been delayed, scaled back, or deprioritized as a result of resource constraints following a reduction in R&D staffing in 2025. The Company continues to prioritize R&D activities based on customer program requirements, anticipated commercialization timelines, and alignment with long-term platform strategy.
Manufacturing
The Company does not operate in-house manufacturing facilities. Hardware required for internal development, testing, and validation is outsourced to third-party suppliers.
If hardware is required for certain applications or adjacent markets, manufacturing would be outsourced to qualified third-party original design manufacturers (ODMs), external partners that build hardware to the Company’s specifications. In such cases, the Company would define the system architecture and technical requirements and manage the manufacturing process, while production is performed by the ODM.
The Company does not currently engage qualified ODMs or third parties for the development or manufacture of its core products or proprietary software. Core system design, software and algorithm development, system integration, and productization are performed in-house. From time to time, the Company may utilize third parties for non-core, ancillary services, such as prototype fabrication, bench or build support, laboratory testing, or logistics related to evaluation kits or demonstration units. These services do not involve access to or development of the Company’s proprietary algorithms and do not include the outsourced manufacture of finished products for sale.
The Company’s solutions are deployed on third-party semiconductor platforms supplied by chip vendors, which results in certain platform dependencies, including development toolchains, firmware environments, and hardware reference architectures. These dependencies do not constitute outsourcing of the Company’s core development activities or manufacturing processes.
Facilities/Properties
In support of its global workforce and customer-facing activities, the Company maintains a number of operational and technical facilities that provide infrastructure for employee collaboration, development, and customer program execution. The Company’s principal headquarters and primary laboratory facilities are located in Israel and serve as the central hub for research and development, product engineering, system calibration and validation, and corporate functions. These facilities support the majority of the Company’s technical personnel and core development activities.
In addition, the Company maintains foreign offices and operational sites to support regional employees, application engineering, and commercial activities. In China, the Company operates offices in Suzhou, Shanghai, and Shenzhen, supporting customer projects, engineering collaboration, and on-site system integration with local OEMs and Tier-1 suppliers. In Japan, the Company utilizes a fully serviced shared

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office in Nagoya, primarily supporting customer support and application engineering activities. In Germany, the Company maintains demo-car and working-space infrastructure, including garage facilities, to support vehicle-based testing, demonstrations, and customer validation, with certain operational support provided through a local partner. The Company also maintains home-office based employee and representative presence in the United States, the United Kingdom, and Korea to support local customer engagement, partner coordination, and business development. This geographic structure enables employees to operate in close proximity to customers while maintaining centralized technical leadership and operational oversight in Israel.
Recent Developments
We are accelerating our growth trajectory with strategic engagements and technology launches that position us at the forefront of automotive acoustics. The developments listed below are grouped by the phases of the Company’s sales process outlined above.
➢
Demo / Paid Proof of Concept

➢
POC Program in Rail Sector:   We are entering the public transport market with a first-of-its-kind ANC application for a leading global train and tram manufacturer, scheduled to start in the first quarter of 2026.

➢
Bid / Request for Quote

➢
Major RFQs with Global Automotive Leaders:   We are actively participating in large-scale RFQs for integration of our iRNC solutions into next-generation vehicle platforms, with decisions expected in the first half of 2026.

➢
Truck Auto OEM Engagement:   We are engaged in an RFQ for a combined software and hardware ANC solution for Truck driver cabins.

➢
Sensor and ECU Tier-1 Leader:   We are engaged in providing our RNC/EOC SW solutions in dedicated ECU to provide ANC functionalities and be supplied by a leading Sensor Tier-1 to a European Auto OEM for first mass production starting by the end of 2026.

➢
Mass Production Awards

➢
Tier-1 Licensing Agreement:   Currently under negotiation with a major global Tier-1 supplier for technology licensing, which is expected to be executed in the second quarter of 2026.

➢
Advanced Licensing with major Auto OEM:   We are in negotiations to license our iRNC technology to a performance-focused major automaker, with program kickoff anticipated in the second quarter of 2026.

➢
Mass Production

➢
Production Program for Premium BEV SUV:   Our Road Noise Cancellation (RNC) technology will be deployed in a flagship electric SUV from a global Auto OEM leader.

Employees
As of the date of this prospectus, the Company employs approximately 36 employees. The workforce comprises a multidisciplinary team with expertise in acoustics, signal processing, software engineering, automotive systems, and customer integration, supporting the Company’s technology development and commercialization activities.
The majority of employees are engaged in project management and research and development functions, representing approximately 66% of total headcount. These roles include acoustics and algorithm development, embedded and application software, systems engineering, validation, product management and testing. Commercial activities are supported by a focused sales and business development organization, representing approximately 17% of headcount, supplemented by application and field engineering resources that

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support OEM and Tier-1 customer programs. Corporate, finance, operations, and administrative functions account for the remaining 17% of employees.
The sales organization consists of business development and account management personnel assigned to specific OEMs, Tier-1 suppliers, and semiconductor partners. Each account manager is responsible for technical engagement, commercial structuring, and long-term relationship development within their assigned accounts. In select regions, including Japan, the Company operates through local trading partners compensated on a commission basis.
The Company’s employees are primarily located in Israel, which serves as the principal center for research and development and corporate functions. Additional personnel are located in Europe, the United States, and Asia, primarily supporting sales, business development, customer programs, and regional partner engagement. This geographic footprint enables close proximity to global automotive OEMs, Tier-1 suppliers, and semiconductor partners, while maintaining a centralized and cost-efficient technology organization.
The Company expects future headcount growth to be driven primarily by increased customer adoption and expansion of production programs. Planned recruitment is expected to be concentrated principally in research and development and application engineering functions, with a continued focus on Israel as the core innovation hub. Selective additions in Europe, the United States, and Asia may be made to support regional customer programs, partnerships, and commercial expansion. The Company intends to manage headcount growth in a disciplined manner, aligned with revenue growth, operational efficiency, and long-term strategic objectives.
Organizational Chart
Intellectual Property
We seek patent protection and other effective intellectual property rights for our products and technologies in the United States and internationally. Our policy is to pursue, maintain and defend intellectual property rights developed internally and to protect the technology, inventions and improvements that are commercially important to the development of our business.
Our intellectual property portfolio is organized into four thematic pillars:
1.
Adaptive Control and stability — broadband and tonal cancellation, multichannel coordination, and dynamic acoustic profiles.

2.
Acoustic estimation and modeling — hybrid physical — statistical models, source localization, and sensor fusion.

3.
Zoning and spatial sound shaping — creation and maintenance of personal acoustic zones, leakage mitigation, and zone separation under motion.

4.
Integration, tooling and validation — efficient calibration, model-in-the-loop and hardware-in-the-loop validation, and deployment on target compute platforms.

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As of the date of this prospectus, our patent portfolio consists of an aggregate of 73 patents and patent applications (the count includes individual national validations of European patents), as detailed in the following table: All of the patents and patent applications in our portfolio are utility patents covering systems, methods, and apparatuses relating to active acoustics, noise control, and sound-field management. One item in the portfolio is a Chinese utility model, which is similarly classified as a form of utility protection under Chinese laws.

#	DOCKET NUMBER	COUNTRY	STATUS	FILING DATE	APPLICATION NUMBER	ISSUE DATE	PATENT NUMBER	TITLE
1	SLM-P-00195-US	United States of America	Issued	Nov 30, 2006	11606010	Jan 11, 2011	7869607	QUIET ACTIVE FAN FOR SERVERS CHASSIS
2	SLM-P-00196-US	United States of America	Issued	Jul 22, 2009	12449068	Oct 7, 2014	8855329	QUIET FAN INCORPORATING ACTIVE NOISE CONTROL (ANC)
3	SLM-P-00239-CN	China	Issued	May 10, 2012	2012800260243	Oct 12, 2016	CN103607982A	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
4	SLM-P-00239-CZ	Czechia	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
5	SLM-P-00239-DE	Germany	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
6	SLM-P-00239-EP	European Patent Office	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
7	SLM-P-00239-ES	Spain	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
8	SLM-P-00239-FR	France	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
9	SLM-P-00239-GB	United Kingdom	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
10	SLM-P-00239-IT	Italy	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
11	SLM-P-00239-JP	Japan	Issued	May 10, 2012	2014509878	Jul 28, 2017	6182524	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
12	SLM-P-00239-KR	Republic of Korea	Issued	Nov 26, 2013	1020137031401	Nov 7, 2017	10-1797268	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
13	SLM-P-00239-NL	Netherlands	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
14	SLM-P-00239-SE	Sweden	Issued	May 10, 2012	127827541	Sep 9, 2020	EP 2 707 871 B1	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
15	SLM-P-00239-US	United States of America	Issued	May 10, 2012	13468170	Aug 30, 2016	9431001	DEVICE, SYSTEM AND METHOD OF NOISE CONTROL
16	SLM-P-00908-CN	China	Issued	Dec 27, 2015	2015800767641	Dec 3, 2021	CN 107251134 B	APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME

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#	DOCKET NUMBER	COUNTRY	STATUS	FILING DATE	APPLICATION NUMBER	ISSUE DATE	PATENT NUMBER	TITLE
17	SLM-P-00908-DE	Germany	Issued	Dec 27, 2015	158753434	Jul 5, 2023	3238209	APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME
18	SLM-P-00908-EP	European Patent Office	Issued	Dec 27, 2015	158753434	Jul 5, 2023	3238209	APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME
19	SLM-P-00908-EP1D	European Patent Office	Pending	Dec 27, 2015	231759374			APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME
20	SLM-P-00908-FR	France	Issued	Dec 27, 2015	158753434	Jul 5, 2023	3238209	APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME
21	SLM-P-00908-GB	United Kingdom	Issued	Dec 27, 2015	158753434	Jul 5, 2023	3238209	APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME
22	SLM-P-00908-US	United States of America	Issued	Dec 28, 2015	14980175	Mar 27, 2018	9928824	APPARATUS, SYSTEM AND METHOD OF CONTROLLING NOISE WITHIN A NOISE-CONTROLLED VOLUME
23	SLM-P-01801-CN	China	Issued	Jan 5, 2020	2020800079549	Jun 14, 2024	CN113261310B	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
24	SLM-P-01801-CN1D	China	Pending	Jan 5, 2020	2024106518959			APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
25	SLM-P-01801-EP	European Patent Office	Pending	Jan 5, 2020	207360017			APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
26	SLM-P-01801-IN	India	Issued	Jan 5, 2020	202127030766	Mar 11, 2024	523155	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
27	SLM-P-01801-JP	Japan	Issued	Jan 5, 2020	2021539094	Dec 5, 2024	7599424	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
28	SLM-P-01801-JP1D	Japan	Issued	Jan 9, 2024	2024001040	Feb 09, 2026	7817293	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
29	SLM-P-01801-KR	Republic of Korea	Issued	Jan 5, 2020	1020217023593	Aug 25, 2023	10-2572474	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
30	SLM-P-01801-US	United States of America	Issued	Jan 5, 2020	16734338	Jul 12, 2022	11385859	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
31	SLM-P-01801-US1C	United States of America	Issued	May 1, 2022	17734092	Dec 12, 2023	11842121	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
32	SLM-P-01801-US2C	United States of America	Issued	Nov 2, 2023	18500750	Apr 8, 2025	12271657	APPARATUS, SYSTEM AND METHOD OF SOUND CONTROL
33	SLM-P-01850-CN	China	Pending	Jun 28, 2023	2023800611642			APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)

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#	DOCKET NUMBER	COUNTRY	STATUS	FILING DATE	APPLICATION NUMBER	ISSUE DATE	PATENT NUMBER	TITLE
34	SLM-P-01850-EP	European Patent Office	Pending	Jun 28, 2023	238306062			APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)
35	SLM-P-01850-IN	India	Pending	Jun 28, 2023	202517006123			APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)
36	SLM-P-01850-JP	Japan	Pending	Jun 28, 2023	2024576474			APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)
37	SLM-P-01850-KR	Republic of Korea	Pending	Jun 28, 2023	10-2025-7002121			APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)
38	SLM-P-01850-US	United States of America	Issued	Jun 27, 2023	18215055	Oct 8, 2024	12112736	APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)
39	SLM-P-01850-US1C	United States of America	Pending	Sep 5, 2024	18825991			APPARATUS, SYSTEM, AND METHOD OF NEURAL-NETWORK (NN) BASED ACTIVE ACOUSTIC CONTROL (AAC)
40	SLM-P-01919-EP	European Patent Office	Pending	Oct 26, 2020	208811455			APPARATUS, SYSTEM AND METHOD OF ACTIVE NOISE CONTROL (ANC) BASED ON HEATING, VENTILATION AND AIR CONDITIONING (HVAC) CONFIGURATION
41	SLM-P-01919-JP	Japan	Pending	Oct 26, 2020	2022524025			APPARATUS, SYSTEM AND METHOD OF ACTIVE NOISE CONTROL (ANC) BASED ON HEATING, VENTILATION AND AIR CONDITIONING (HVAC) CONFIGURATION
42	SLM-P-01919-US	United States of America	Issued	Oct 26, 2020	17080047	Jun 15, 2021	11034211	APPARATUS, SYSTEM AND METHOD OF ACTIVE NOISE CONTROL (ANC) BASED ON HEATING, VENTILATION AND AIR CONDITIONING (HVAC) CONFIGURATION
43	SLM-P-01919-US1C	United States of America	Issued	Apr 8, 2021	17225891	Aug 27, 2024	12070986	APPARATUS, SYSTEM AND METHOD OF ACTIVE NOISE CONTROL (ANC) IN A VEHICLE
44	SLM-P-01919-US2C	United States of America	Pending	Jul 11, 2024	18770521			APPARATUS, SYSTEM AND METHOD OF ACTIVE NOISE CONTROL (ANC) BASED ON HEATING, VENTILATION AND AIR CONDITIONING (HVAC) CONFIGURATION
45	SLM-P-02071-CN	China	Pending	Dec 29, 2021	2021800876875			APPARATUS, SYSTEM, AND METHOD OF TESTING AN ACOUSTIC DEVICE

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#	DOCKET NUMBER	COUNTRY	STATUS	FILING DATE	APPLICATION NUMBER	ISSUE DATE	PATENT NUMBER	TITLE
46	SLM-P-02071-EP	European Patent Office	Pending	Dec 29, 2021	219148459			APPARATUS, SYSTEM, AND METHOD OF TESTING AN ACOUSTIC DEVICE
47	SLM-P-02071-IN	India	Pending	Dec 29, 2021	202317042460			APPARATUS, SYSTEM, AND METHOD OF TESTING AN ACOUSTIC DEVICE
48	SLM-P-02071-JP	Japan	Pending	Dec 29, 2021	2023540635			APPARATUS, SYSTEM, AND METHOD OF TESTING AN ACOUSTIC DEVICE
49	SLM-P-02071-KR	Republic of Korea	Pending	Dec 29, 2021	1020237021662			APPARATUS, SYSTEM, AND METHOD OF TESTING AN ACOUSTIC DEVICE
50	SLM-P-02071-US	United States of America	Issued	Nov 4, 2021	17519367	Sep 20, 2022	11451915	APPARATUS, SYSTEM, AND METHOD OF TESTING AN ACOUSTIC DEVICE
51	SLM-P-02101-CN	China	Pending	Feb 13, 2022	2022800264996			APPARATUS, SYSTEM AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC) AT AN OPEN ACOUSTIC HEADPHONE
52	SLM-P-02101-EP	European Patent Office	Pending	Feb 13, 2022	227524428			APPARATUS, SYSTEM AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC) AT AN OPEN ACOUSTIC HEADPHONE
53	SLM-P-02101-IN	India	Pending	Feb 13, 2022	202317061656			APPARATUS, SYSTEM AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC) AT AN OPEN ACOUSTIC HEADPHONE
54	SLM-P-02101-KR	Republic of Korea	Pending	Feb 13, 2022	1020237031139			APPARATUS, SYSTEM AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC) AT AN OPEN ACOUSTIC HEADPHONE
55	SLM-P-02101-US	United States of America	Issued	Feb 14, 2022	17670547	Oct 25, 2022	11482205	APPARATUS, SYSTEM AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC) AT AN OPEN ACOUSTIC HEADPHONE
56	SLM-P-02211-CN	China	Pending	Jun 28, 2022	2022800563822			APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)
57	SLM-P-02211-EP	European Patent Office	Pending	Jun 28, 2022	228323077			APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)
58	SLM-P-02211-IN	India	Pending	Jun 28, 2022	202417005525			APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)
59	SLM-P-02211-JP	Japan	Pending	Jun 28, 2022	2023579591			APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)
60	SLM-P-02211-KR	Republic of Korea	Pending	Jun 28, 2022	1020247002981			APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)
61	SLM-P-02211-US	United States of America	Issued	Jun 28, 2022	17852104	Mar 19, 2024	11935513	APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)

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#	DOCKET NUMBER	COUNTRY	STATUS	FILING DATE	APPLICATION NUMBER	ISSUE DATE	PATENT NUMBER	TITLE
62	SLM-P-02211-US1C	United States of America	Pending	Dec 4, 2023	18527935			APPARATUS, SYSTEM, AND METHOD OF ACTIVE ACOUSTIC CONTROL (AAC)
63	SLM-P-02372-CNU	China	Issued	Oct 13, 2021	2021224629241	Aug 9, 2022	CN 217157705 U	ACOUSTIC CONTROL SYSTEM FOR CONTROLLING AN ACOUSTIC ENVIRONMENT FOR A USER OF A SEAT — utility model
64	SLM-P-02468-CN	China	Pending	Feb 9, 2023	2023800244817			APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
65	SLM-P-02468-EP	European Patent Office	Pending	Feb 9, 2023	237525373			APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
66	SLM-P-02468-IN	India	Pending	Feb 9, 2023	202417064364			APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
67	SLM-P-02468-JP	Japan	Pending	Feb 9, 2023	2024547259			APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
68	SLM-P-02468-KR	Republic of Korea	Pending	Feb 9, 2023	1020247028972			APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
69	SLM-P-02468-US	United States of America	Issued	Feb 9, 2023	18166622	Jan 2, 2024	11863930	APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
70	SLM-P-02468-US1C	United States of America	Issued	Nov 21, 2023	18516475	May 19, 2026	12634619	APPARATUS, SYSTEM, AND METHOD OF ACOUSTIC FEEDBACK (AFB) MITIGATION
71	SLM-P-03332-CN	China	Pending	Jan 9, 2025	2025100368312			APPARATUS, SYSTEM, AND METHOD OF CONTROLLING A USER INTERFACE (UI) OF ACTIVE ACOUSTIC CONTROL (AAC) IN A VEHICLE
72	SLM-P-03332-PCT	PCT/International	Pending.	Nov 6, 2025	PCT/IB2025/061343			APPARATUS, SYSTEM, AND METHOD OF CONTROLLING A USER INTERFACE (UI) OF ACTIVE ACOUSTIC CONTROL (AAC) IN A VEHICLE
73	SLM-P-03332-US	United States of America	Pending	Nov 8, 2024	18940881			APPARATUS, SYSTEM, AND METHOD OF CONTROLLING A USER INTERFACE (UI) OF ACTIVE ACOUSTIC CONTROL (AAC) IN A VEHICLE

We have registered trademarks, trade names and service marks, including “Silentium”, “Quiet Bubble”, “Personal Sound Bubble”, “Acustifusion”, and associated logos. The trademarks are registered in the United States, EU, United Kingdom, Russia, China, Japan, South Korea, Vietnam and Israel.
We also rely on trade secrets, know-how, and continuous innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any of our pending patent

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applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.
Our success depends, in part, on an intellectual property portfolio that supports future revenue streams and erects barriers to our competitors. We are maintaining and building our patent portfolio, and we pursue this strategy through, filing new patent applications, prosecuting existing applications.
Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. Intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one. For more information, see “Risk Factors — Risks Related to our Intellectual Property.”
Organizational Structure
We currently have three wholly-owned subsidiaries: Silentium (Asia) Limited., a company incorporated in Hong Kong; Silentium Acoustic Technology (Shanghai) Co., Ltd., a company incorporated in the Peoples Republic of China (including its branch in Suzhou); and Silentium USA Inc., a corporation incorporated in the State of Delaware.
The following diagram depicts our corporate structure, including ownership and voting control of each entity, on a post-offering basis:

Silentium Ltd.
(Israel)
100%
100%
Silentium (Asia) Limited
(Hong Kong)
Silentium USA Inc.
(Delaware)
100%
Silentium Acoustic Technology (Shanghai)
Co., Ltd.
(Shanghai, China)
Silentium Acoustic Technology (Shanghai)
Co., Ltd Suzhou Branch

Legal Proceedings
In 2011, we began using our QUIET BUBBLE® trademark in connection with our proprietary system and method of active acoustic control. In 2022, we registered the QUIET BUBBLE® trademark in the EU via an International Registration under the Madrid Protocol. In 2023, Technofirst filed an opposition with the EUIPO against our EU trademark registration. Following the filing of the opposition, we and Technofirst

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agreed to a cooling-off period during which we discussed possible resolutions, but no agreement was reached. In July 2025, after the extended cooling-off period ended, we filed a request with the EUIPO for Technofirst to provide proof of use. On October 27, 2025, the EUIPO issued a decision dismissing the opposition in its entirety as Technofirst failed to provide the required proof of use. The decision provided a two-month appeal period, ending on December 27, 2025, during which Technofirst could have appealed. However, no appeal was filed by the deadline, and the opposition was therefore dismissed, and protection has been granted to the International Registration as a Trademark Registration in the EU.
Except as disclosed above, we have not been, and are not currently, a party to any material or pending litigation or regulatory proceedings that could have a material adverse effect on our business, operating results, financial condition or cash flows. From time to time, we may be involved in legal or regulatory proceedings arising in the ordinary course of our business.
Innovation Authority
We have received royalty-bearing grants and non-royalty bearing grants from the IIA, for the financing of a portion of our research and development expenditures in Israel. Under the Innovation Law and the IIA’s rules and guidelines, recipients of grants, are subject to certain obligations and restrictions with respect to the use of their IIA Funded Know-How, including, the following:
➢
Royalty Payment Obligation.   In general, a grant recipient may be obligated to pay the IIA royalties from any income deriving from the products (and related know-how and services), whether received by the grant recipient or any affiliated entity, developed (in all or in part), directly or indirectly, as a result of, an Approved Program, or deriving therefrom, at rates which are determined under the IIA’s rules and guidelines (currently a yearly rate of between 3% to 5% on sales of products or services developed under the Approved Programs, depending on the type of the company — i.e., whether it is a “Small Company,” or a “Large Company” as such terms are defined in the IIA’s rules and guidelines), up to the aggregate amount of the total grants received by the IIA, plus annual interest for a File (as such term is defined in the IIA’s rules and guidelines). As of December 31, 2025, we paid royalties to the IIA in the total amount of $608,330.

➢
Reporting Obligations.   A grant recipient is subject to certain reporting obligations (such as, periodic reports regarding the progress of the research and development activities under the Approved Program and the related research expenses, and regarding the scope of sales of the company’s products). In addition, any direct change in control of a grant recipient must be reported to the IIA. In the event that a non-Israeli entity or a non-Israeli citizen or resident person becomes an “Interested Party” (as such term is defined in the Israeli Securities Law, 5728-1968) in the grant recipient, notification to the IIA is required, accompanied by a written undertaking (in the form available on the IIA’s website) by such party to be bound by the Innovation Law and by the terms of the Approved Program;

➢
Local Manufacturing Obligation.   Products developed using the IIA grants must, as a general matter, must be manufactured in Israel. The transfer of manufacturing capacity outside of Israel in a manner that exceeds the manufacturing capacity that was declared in the grant recipient’s original IIA grant application is subject to prior written approval from the IIA (except for the transfer of less than 10% of the manufacturing capacity in the aggregate, which event requires only a notice to the IIA, which shall be provided in writing prior to the transfer of such manufacturing rights abroad, while the IIA has a right to deny such transfer within 30 days following the receipt of such notice). In general, the transfer of manufacturing capacity outside of Israel may be subject an increase in the royalties’ cap (which may depend on the manufacturing volume that is performed outside of Israel) and such transfer will be subject to payment of royalties at an accelerated rate;

➢
IIA Funded Know-How Transfer Limitation.   Under the IIA’s rules and guidelines, a grant recipient is prohibited from transferring the IIA Funded Know-How outside of Israel except with the approval of the IIA’s research committee and in certain circumstances, subject to certain payments to the IIA calculated according to formulas provided under the IIA’s rules and guidelines (which are capped to amounts specified under such rules and guidelines, generally up to 6 time

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the grants received plus annual interest as such term is defined under the rules, or A Redemption Fee). For calculating the Redemption Fee which should be paid to the IIA in the event of a transfer of IIA Funded Know-How outside of Israel, among other things, the following factors will be taken into account: the scope of the IIA support received, the royalties that have already paid to the IIA, the amount of time that has lapsed since the grant recipient has finalized the IIA Approved Program, the sale price and the form of transaction. A transfer for the purpose of the Innovation Law and the IIA’s rules means an actual sale of the IIA-Funded Know-How, or any other transaction which in essence constitutes a transfer of such know-how (such as, providing an exclusive license to a foreign entity for R&D purposes, which precludes the grant recipient from further using such IIA Funded Know-How). A mere license solely to market products resulting from the IIA Funded Know-How would not be deemed a transfer for the purpose of the Innovation Law and the IIA’s rules. Upon payment of the Redemption Fee, the IIA Funded Know-How and the manufacturing rights of the products developed using such IIA funding cease to be subject to the Innovation Law and the IIA’s rules.
➢
Subject to the IIA’s prior approval, a grant recipient may transfer IIA Funded Know-How to another Israeli company, provided that the acquiring company assumes all of the grant recipient’s responsibilities towards the IIA. Such transfer will not be subject to the payment of the Redemption Fee; however, the income from such transaction will generally be subject to the obligation to pay royalties to the IIA (other than in specific circumstances that will be examined by the IIA, mainly when the transfer is between related entities);

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IIA Funded Know-How License Limitation.   The grant to a foreign entity of a right to use the IIA Funded Know-How for R&D purposes (which does not entirely prevent the grant recipient from using the Funded Know-How) is subject to receipt of the IIA’s prior approval. This approval is subject to payment to the IIA in accordance with the formulas stipulated in the IIA’s rules (which distinguish between the manner of the payment for such license grant, i.e., one-time payment or payment in installments) and such payment shall be no less than the amount of the IIA grants received (plus annual interest), and no more than the cap stated in the IIA’s rules and will generally be due only upon the receipt of the license fee from the licensee.

The IIA’s rules also include a mechanism with respect to the grant of a license by a grant recipient (which is part of a multinational corporation) to its group entities to use its IIA Funded Know-How. Such license is subject to the IIA’s prior approval and to the payment of 5% royalties from the income deriving from such license, with the cap of the royalties increasing to 150% of the grant amount. Such mechanism includes certain requirements which must be met in order to be able to enjoy such lower royalty payment; and
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Imposition of Liens over IIA Funded Know-How.   The grant recipient is required to receive an IIA approval for every transaction involving the grant of liens over IIA Funded Know-How (i.e., for both the imposing and the realization of the liens). This obligation refers to fixed charges as well as to floating charges. In addition, to the extent that the transaction involves a foreign pledgee, the pledgee must execute an undertaking (in the form available on the IIA’s website) to comply with the Innovation Law in the event of realization of the lien.

The obligation to comply with the Innovation Law and the IIA’s rules (including with respect to the restriction of the transfer of IIA Funded Know-How and manufacturing rights outside of Israel) remains in effect even after full repayment of all amounts payable to the IIA. Once a Redemption Fee is paid on a transfer of IIA Funded Know-How outside Israel, all obligations towards the IIA (including the royalty obligation) cease.
The government of Israel does not own intellectual property rights in technology developed with IIA funding and the IIA’s approval is not required for the export of any products resulting from the IIA research.

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Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors, including their ages as of the date of this prospectus:

Name	Age	Position
Yoel Naor	54	Chief Executive Officer and Director
Evan Fishman	63	Chief Financial Officer
Tzvika Fridman	49	Chief Technology Officer
Amir Slapak	56	Chief Operating Officer
Ziv Hermon	65	Chief Business Officer
Dr. Harold Wiener	67	Director
Yue Lei Shen	34	Director
Larry Krauss	72	Director
Dr. Sigang Qin	50	Director
Benjamin Eli Weiss	47	Director
Yoel Naor, Chief Executive Officer and Director
Mr. Naor has served as our Chief Executive Officer and as a Director since September 2017. He has over 20 years of experience in executive management, including strategic R&D development, marketing, international operations, multi-channel products distribution, and product development. Prior to his appointment as CEO, Mr. Naor served as Director of Products at Silentium since 2009. Mr. Naor has a Bachelor of Technology, Electrical Engineering degree, from the Tel-Aviv Engineering Academic College (Afeka College of Engineering).
Evan Fishman, Chief Financial Officer
Mr. Fishman was appointed as our Chief Financial Officer in September 2025. Prior to his appointment, Mr. Fishman worked for Orgenesis Inc. from April 2017 to August 2025, including as Chief Financial Officer. of Orgenesis Ltd. Mr. Fishman is a member of the Israeli Institute of Certified Public Accountants and is also a South African qualified Chartered Accountant. He holds a Master of International Business Administration degree from the University of London, as well as a Bachelor of Commerce and Bachelor of Accountancy degree from the University of the Witwatersrand, Johannesburg.
Tzvika Fridman, Chief Technology Officer
Mr. Tzvika Fridman has served as our Chief Technology Officer (CTO) since 2018. Prior to his appointment as a CTO, Mr. Fridman served as our R&D Group Manager from 2013 to 2018. Mr. Fridman, who has over 20 years of experience, has held several senior managerial positions related to research and development. Mr. Fridman holds an Electrical Engineering degree from Afeka College of Engineering and a Master of Business Administration (MBA) from Bar-Ilan University.
Amir Slapak, Chief Operating Officer
Mr. Amir Slapak has served as our Chief Operating Officer (COO) since 2007. Prior to his appointment as a COO, Mr. Slapak held several senior managerial positions in our company. Prior to joining our company, between 2001 and 2007, Mr. Slapak worked at the Local Government Economic Services Company of the Local Authority Ltd, where he served as the manager of new public construction, in the Southern Region of

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Israel. Between 1999 and 2001, Mr. Slapak worked as a producer at Kadomn Breen Exhibitions Ltd. Mr. Slapak holds a Master of Business Administration (MBA) degree, with specialization in Finance from The College of Management Academic Studies, Israel, and is certified to assess automotive software development processes under the Automotive Software Process Improvement and Capability Determination standard (ASPICE) by the German Association of the Automotive Industry (VDA QMC).
Dr. Ziv Hermon, Chief Business Officer
Dr. Ziv Hermon joined Silentium in September 2019 as Head of Innovation, and has served as our Chief Business Officer (CBO) since October 2019. Prior his joining Silentium, Dr. Herman served as CEO of Nano Air from 2015 to 2017, and from 2009 to 2015 at the General Motors Advanced Technical Center, Israel, as Science Office and Innovation Manager. Dr. Hermon has a Ph.D. degree in Physics from Tel-Aviv University.
Harold Wiener, Director
Dr. Harold Wiener was appointed as a director of the Company in October 2025. He is the founder and General Partner of Terra Venture Partners and Terralab Ventures, leading early-stage VC funds in Israel, and has served as a director since 2007. With over 30 years of experience in biotech, chemistry, and Cleantech, Mr. Wiener previously led product and business development at Aromor Flavor and Fragrances and AlgaTechnologies. He is also a director at Phoebus Energy, Solaround, 3dbattery, Makalu Optics, Onvego, Daikawood, RipeGuard, Viewnetic, Infiniplex, Baccine, and Solbuz. He holds a Ph.D. degree in Applied Chemistry from the Hebrew University of Jerusalem.
Yue Lei Shen, Director
Ms. Shen has served as a director since October 2024. She is currently Executive Director of True North Computation Canada, overseeing ASIC computational hardware data centers across multiple Canadian provinces and U.S. states, a position that she has held since April 2021 until present. Before that, from 2019 to March 2021 she worked as vice principle and head of Tech Sector Investment in asset management at Petrus Capital. In addition, Ms. Shen also holds directorships at Juice Tech Limited, a U.S. subsidiary of TNC Group Canada, and Apex Cyber Capital Limited in Singapore. She holds a Bachelor of Science degree in Economics from the London School of Economics.
Larry Krauss, Director
Mr. Krauss has served as a director since August 2009. Mr. Krauss, through Terracap Ventures, is also a strategic investment partner in over 45 technology companies internationally, and serves on the board of directors of several entities, including Zoom And Go Ltd., and Second Life Books Ltd. Mr. Krauss graduated from the University of Toronto with a Bachelor of Science degree and has obtained a Doctor of Jurisprudence degree and a Master of Law degree from Osgoode Hall Law School, in Toronto, Ontario, Canada. Mr. Krauss was awarded an Honorary Fellowship of Humane Letters from the Jerusalem College of Technology.
Dr. Sigang Qin, Director
Dr. Sigang Qin has served as a director since April 2024. Dr. Quin is currently General Manager, Honrock Railway Transportation Equipment Co., Ltd, a position she has held since January 2011. Prior to that, she was Senior Finance Manager, Henkel AG (Germany) and Deputy General Manager of Samson Controls China. Dr. Qin holds a Bachelor of Arts degree from Beijing Foreign Studies University, a Master of Business Administration degree from University of Mainz, Germany, and a Ph.D. in Accounting from the University of Münster, Germany.
Benjamin Eli Weiss, Director
Mr. Weiss has served as a director since March 2024. Mr. Weiss has been a Partner at Alicorn Venture Partners since 2020 and a Partner at CE Ventures since 2015. He has a Bachelor of Commerce (Finance)

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and Bachelor of Laws from the University of New South Wales and a Graduate Diploma of Legal Practice from the Sydney College of Law. Mr. Weiss is also a Chartered Financial Analyst (CFA).
Family Relationships
There are no family relationships between any members of our executive management and our directors.
Arrangements for Election of Directors and Members of Management
There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our executive management or our directors were selected. See “Related Party Transactions” for additional information.
Compensation
The following table presents in the aggregate all compensation we paid to all of our directors and senior management as a group for the year ended December 31, 2025. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.
All amounts reported in the table below reflect our cost, in thousands of U.S. dollars. Amounts paid in NIS are translated into U.S. dollars at the rate of NIS 3.10 = U.S. $1.00, based on the average representative rate of exchange between the NIS and the U.S. dollar as reported by the Bank of Israel during such period of time.
	Salary, bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 10 persons as of December 31, 2025.	$721,817	$185,834	$118,698
As approved by our board of directors, subject to the completion of this offering, we will distribute bonus payments to certain employees and consultants, up to total amount of $143,000, to be allocated among such employees and consultants as our board of directors may instruct following completion of this offering. The grant of such bonus to certain of our employees and consultants following completion of this offering may be subject to further corporate approvals and our compensation policy. For further information regarding our compensation policy, see “Management — Board Practices — Compensation Committee.”
For so long as we qualify as a foreign private issuer, we will not be required to comply with the proxy rules applicable to U.S. domestic companies regarding disclosure of the compensation of certain executive officers on an individual basis. Pursuant to the Companies Law, we will be required, after we become a public company, to disclose the annual compensation of our five most highly compensated officers on an individual basis. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our first annual meeting of shareholders following the closing of this offering, which will be filed under cover of a report on Form 6-K.
Employment Agreements with Executive Officers
We have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we intend to enter into indemnification agreements, subject to the listing of our securities on the NYSE American, with each executive officer and director pursuant to which we will

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indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers’ insurance.
For a description of the terms of our options and option plans, see “Management — 2013 Employee Share Option Plan” below.
Directors’ Service Contracts
Other than with respect to our directors that are also executive officers, we do not have written agreements with any director providing for benefits upon the termination of his employment with our company.
Corporate Governance Practices
As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE American, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we intend to “opt out” from such requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE American, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of the NYSE American) applicable to U.S. domestic issuers.
The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, require foreign private issuers, such as us, to comply with various corporate governance practices. In addition, following the listing of the Ordinary Shares on the NYSE American, we will be required to comply with the NYSE American Company Guide. Under those rules, we may elect to follow certain corporate governance practices permitted under the Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the NYSE American Company Guide for U.S. domestic issuers.
In accordance with Israeli law and practice and subject to the exemption set forth in Section 110 of the NYSE American Company Guide, we have elected to follow the provisions of the Companies Law, rather than the NYSE American Company Guide, with respect to the following requirements:
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Nomination of Directors.   As permitted under Israeli law and pursuant to Israeli practice, the nominations for members of the Board will be generally made by the Board or a duly authorized committee thereof and not by a nominating committee of the Board consisting solely of independent directors or a majority of the independent directors in a vote in which only independent directors participate, as required under the NYSE American Company Guide.

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Quorum.   While Section 123 of the NYSE American Company Guide requires that the quorum for purposes of any meeting of the holders of a listed company’s ordinary voting stock, as specified in the company’s bylaws, be no less than 33 1∕3% of the company’s outstanding ordinary voting stock, under Israeli law, a company is entitled to determine in its articles of association the number of shareholders and percentage of holdings required for a quorum at a shareholders meeting. Our amended and restated articles of association provide that a quorum of two or more shareholders holding at least 25% of the voting rights in person or by proxy is required for commencement of business at a general meeting. However, the quorum set forth in our amended and restated articles of association with respect to an adjourned meeting consists of at least one shareholders present in person or by proxy.

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Compensation of officers.   Israeli law and our amended and restated articles of association do not require that the independent members of our board of directors (or a compensation committee

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composed solely of independent members of our board of directors) determine an executive officer’s compensation, as is generally required under the NYSE American Company Guide with respect to the chief executive officer and all other executive officers. Instead, compensation of executive officers is determined and approved by our compensation committee and our board of directors, and in certain circumstances by our shareholders, either in consistency with our office holder compensation policy or, in special circumstances in deviation therefrom, taking into account certain considerations stated in the Companies Law. See “Management — Board Practices — Approval of Related Party Transactions under Israeli Law” for additional information.
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Shareholder approval.   We intend to seek shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law, rather than seeking approval for corporation actions in accordance with the NYSE American Company Guide. In particular, under Part 7 of the NYSE American Company Guide, shareholder approval is generally required for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements (although under the provisions of the Companies Law there is no requirement for shareholder approval for the adoption/amendment of the equity compensation plan); and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% shareholders) if such equity is issued (or sold) at below the greater of the book or market value of shares. By contrast, under the Companies Law, shareholder approval is required for, among other things: (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the compensation committee, board of directors and shareholders are all required, (ii) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval of shareholders, and (iii) terms of employment or other engagement of the controlling shareholder of us or such controlling shareholder’s relative, which require special approval. In addition, under the Companies Law, a merger requires approval of the shareholders of each of the merging companies.

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Approval of Related Party Transactions.   All related party transactions are approved in accordance with the requirements and procedures for approval of interested party acts and transaction as set forth in the Companies Law, which requires the approval of the audit committee, or the compensation committee, as the case may be, the board of directors and shareholders, as may be applicable, for specified transactions, rather than approval by the audit committee or other independent body of our board of directors as required under the NYSE American Company Guide. See “Management —Board Practices — Approval of Related Party Transactions under Israeli Law” for additional information.

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Annual Shareholders Meeting.   As opposed to Section 704 of the NYSE American Company Guide, which mandates that a listed company hold its annual shareholders meeting within one year of the company’s fiscal year-end, we are required, under the Companies Law, to hold an annual shareholders meeting each calendar year and within 15 months of the last annual shareholders meeting.

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Distribution of periodic reports to shareholders; proxy solicitation.   As opposed to Section 610 of the NYSE American Company Guide, which requires listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we currently make our audited consolidated financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules.

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Board Practices
Introduction
Upon the consummation of this offering, our board of directors will consist of six members. We believe that Dr. Harold Wiener, Yue Lei Shen, Larry Krauss, Dr. Sigang Qin and Benjamin Eli Weiss are “independent” for purposes of the NYSE American rules. Our amended and restated articles of association provide that the number of board of directors’ members shall be set by the general meeting of the shareholders provided that it will consist of not less than four and not more than nine, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than external directors, if any). At each annual general meeting, shareholders elect or re-elect the directors of the class whose terms are then expiring. The directors so elected serve until the third annual general meeting following that election, so that the board is staggered and only one class stands for election each year. Our directors are divided among the three classes as follows:
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the Class I directors are Yue Lei Shen and Benjamin Eli Weiss, and their term expires at our annual general meeting of shareholders to be held in 2027;

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the Class II directors are Dr. Harold Wiener and Dr. Sigang Qin, and their term expires at our annual general meeting of shareholders to be held in 2028; and

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the Class III directors are Yoel Naor and Larry Krauss, and their term expires at our annual general meeting of shareholders to be held in 2029.

Pursuant to the Companies Law, the management of our business is vested in our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by our Chief Executive Officer. Their terms of employment are subject to the approval of the board of directors’ compensation committee and of the board of directors and are subject to the terms of any applicable employment agreements that we may enter into with them.
Each director, except external directors that may be required to be appointed under the Companies Law under certain circumstances, will hold office until the next annual general meeting of our shareholders following his or her appointment, or until he or she resigns or unless he or she is removed by a majority vote of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association.
In addition, under certain circumstances, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors or in addition to the acting directors (subject to the limitation on the number of directors), until the next annual general meeting or special general meeting in which directors may be appointed or terminated.
Under the Companies Law, any shareholder holding at least one percent of our outstanding voting power may nominate a director. However, any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our board of directors. Any such notice must include certain information, including the consent of the proposed director nominee to serve as our director if elected, and a declaration that the nominee signed declaring that he or she possesses the requisite skills and has the availability to carry out his or her duties. Additionally, the nominee must provide details of such skills and demonstrate an absence of any limitation under the Companies Law that may prevent his or her election and affirm that all of the required election information is provided to us, pursuant to the Companies Law.
Under the Companies Law, our board of directors must determine the minimum number of directors who are required to have accounting and financial expertise. In determining the number of directors required to

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have such expertise, our board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that the minimum number of directors of our company who are required to have accounting and financial expertise is two.
The board of directors must elect one director to serve as the chairman of the board of directors to preside at the meetings of the board of directors and may also remove that director as chairman. Pursuant to the Companies Law, neither the chief executive officer nor any of his or her relatives is permitted to serve as the chairman of the board of directors, and a company may not vest the chairman or any of his or her relatives with the chief executive officer’s authorities. In addition, a person who reports, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman may not be vested with authorities of a person who reports, directly or indirectly, to the chief executive officer; and the chairman may not serve in any other position in the company or a controlled company, but he or she may serve as a director or chairman of a controlled company. However, the Companies Law permits a company’s shareholders to determine, for a period not exceeding three years from each such determination, that the chairman or his or her relative may serve as chief executive officer or be vested with the chief executive officer’s authorities, and that the chief executive officer or his or her relative may serve as chairman or be vested with the chairman’s authorities. Such determination of a company’s shareholders requires either: (1) the approval of at least a majority of the shares of those shareholders present and voting on the matter (other than controlling shareholders and those having a personal interest in the determination) (shares held by abstaining shareholders shall not be considered); or (2) that the total number of shares opposing such determination does not exceed 2% of the total voting power in the company. Currently, we have a separate chairman and chief executive officer.
The board of directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees of the board, and it may, from time to time, revoke such delegation or alter the composition of any such committee, subject to certain limitations. Unless otherwise expressly provided by the board of directors, the committees shall not be empowered to further delegate such powers. The composition and duties of our audit committee, financial statement examination committee and compensation committee are described below.
The board of directors oversees how management monitors compliance with our risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by us. The board of directors is assisted in its oversight role by an internal auditor. The internal auditor undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to our audit committee.
External Directors
Under the Companies Law, except as provided below, companies incorporated under the laws of the State of Israel that are publicly traded, including Israeli companies with shares listed on the NYSE American, are required to appoint at least two external directors who meet the qualification requirements, including certain independent criteria, set forth in the Companies Law. Pursuant to regulations under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE American, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we intend to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the Board.
Committees of the Board of Directors
Our board of directors intends to establish two standing committees, the audit committee and the compensation committee.

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Audit Committee
Under the Companies Law, we will be required to appoint an audit committee subject to the listing of our Ordinary Shares on the NYSE American. The audit committee must be comprised of at least three directors, including all of the external directors, if applicable. We intend to opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee. See “Management — Corporate Governance Practices.”
Our audit committee will be comprised of Benjamin Eli Weiss, Dr. Harold Wiener and Dr. Sigang Qin.
Under the Companies Law, our audit committee is responsible for:
(i)
determining whether there are deficiencies in the business management practices of our company, and making recommendations to the board of directors to improve such practices;

(ii)
determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) and establishing the approval process for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest (see “Management — Board Practices — Approval of Related Party Transactions under Israeli law”);

(iii)
determining the approval process for transactions that are “non-negligible” (i.e., transactions with a controlling shareholder that are classified by the audit committee as non-negligible, even though they are not deemed extraordinary transactions), as well as determining which types of transactions would require the approval of the audit committee, optionally based on criteria which may be determined annually in advance by the audit committee;

(iv)
examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

(v)
examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor;

(vi)
establishing procedures for the handling of employees’ complaints as to deficiencies in the management of our business and the protection to be provided to such employees; and

(vii)
where the board of directors approves the working plan of the internal auditor, examining such working plan before its submission to the board of directors and proposing amendments thereto.

Our board of directors intends to adopt an audit committee charter to be effective upon the listing of our Ordinary Shares on the NYSE American setting forth, among others, the responsibilities of the audit committee consistent with the rules of the SEC and the NYSE American (in addition to the requirements for such committee under the Companies Law), including, among others, the following:
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oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

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recommending the engagement or termination of the person filling the office of our internal auditor, reviewing the services provided by our internal auditor and reviewing effectiveness of our system of internal control over financial reporting;

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recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors; and

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reviewing and monitoring, if applicable, legal matters with significant impact, finding of regulatory authorities’ findings, receive reports regarding irregularities and legal compliance, acting according to “whistleblower policy” and recommend to our board of directors if so required.

Requirements for Audit Committee
Under the NYSE American Company Guide, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.
As noted above, the members of our audit committee will include Benjamin Eli Weiss, Dr. Harold Wiener and Dr. Sigang Qin. Benjamin Eli Weiss will serve as the chairman of our audit committee. All members of our audit committee meet the requirements for financial literacy under the NYSE American Company Guide. Our board of directors has determined that each member of our audit committee is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NYSE American Company Guide.
Compensation Committee
Under the Companies Law, the board of directors of any public company must establish a compensation committee. The compensation committee must be comprised of at least three directors We intend to opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee. See “Management —Corporate Governance Practices.”
Our compensation committee, acting pursuant to a written charter, will consist of Yue Lei Shen, Dr. Harold Wiener and Larry Krauss. Yue Lei Shen will serve as the chairperson of our compensation committee. Our compensation committee complies with the provisions of the Companies Law, the regulations promulgated thereunder, and our amended and restated articles of association, on all aspects referring to its independence, authorities and practice. Our compensation committee follows home country practice as opposed to complying with the compensation committee membership and charter requirements prescribed under the NYSE American Company Guide.
Our compensation committee reviews and recommends to our board of directors: with respect to our executive officers’ and directors’: (1) annual base compensation (2) annual incentive bonus, including the specific goals and amounts; (3) equity compensation; (4) employment agreements, severance arrangements, and change in control agreements and provisions; (5) retirement grants and/or retirement bonuses; and (6) any other benefits, compensation, compensation policies or arrangements.
The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a compensation policy. Such policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee. The compensation policy is then brought for approval by our shareholders, which requires a special majority (see “Management — Board Practices — Approval of Related Party Transactions under Israeli law”). Under the Companies Law, the board of directors may adopt the compensation policy if it is not approved by the shareholders, provided that after the shareholders oppose the approval of such policy, the compensation committee and the board of directors revisit the matter and determine that adopting the compensation policy would be in the best interests of the company. Under the Companies Law, we are required to adopt an office holder compensation policy no later than 9 months from the consummation of this offering.
The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, the company’s business and its long-term strategy, and creation of appropriate incentives for executives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

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the education, skills, expertise and accomplishments of the relevant director or executive;

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the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

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the relationship between the cost of the terms of service of an office holder and the average median compensation of the other employees of the company (including those employed through manpower companies), including the impact of disparities in salary upon work relationships in the company;

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the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

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as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:
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with the exception of office holders who report directly to the chief executive officer, the link between variable compensation and long-term performance and measurable criteria;

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the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation at the time of its grant;

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the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

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the minimum holding or vesting period for variable, equity-based compensation; and

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maximum limits for severance compensation.

The compensation policy must also consider appropriate incentives from a long-term perspective.
The compensation committee is responsible for: (1) recommending the compensation policy to a company’s board of directors for its approval (and subsequent approval by the shareholders); and (2) duties related to the compensation policy and to the compensation of a company’s office holders, including:
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recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

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recommending to the board of directors periodic updates to the compensation policy;

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assessing implementation of the compensation policy;

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determining whether the terms of compensation of certain office holders of the company need not be brought to approval of the shareholders; and

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determining whether to approve the terms of compensation of office holders that require the committee’s approval.

Our compensation policy will be designed to promote our long-term goals, work plan and policy, retain, motivate and incentivize our directors and executive officers, while considering the risks that our activities involve, our size, the nature and scope of our activities and the contribution of an officer to the achievement of our goals and maximization of profits, and align the interests of our directors and executive officers with our long-term performance. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy will include measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

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Our compensation policy will also address our executive officer’s individual characteristics (such as his or her respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers, and considers the internal ratios between compensation of our executive officers and directors and other employees. For example, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, our compensation policy will provide for maximum permitted ratios between the total variable (cash bonuses and equity-based compensation) and non-variable (base salary) compensation components, in accordance with an officer’s respective position with the company.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may be based entirely on a discretionary evaluation. Our Chief Executive Officer will be entitled to recommend performance objectives to such executive officers, and such performance objectives will be approved by our compensation committee (and, if required by law, by our board of directors).
The performance measurable objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A less significant portion of the chairman’s and/or the Chief Executive Officer’s annual cash bonus may be based on a discretionary evaluation of the chairman’s or the Chief Executive Officer’s respective overall performance by the compensation committee and the board of directors based on quantitative and qualitative criteria.
The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) will be designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy will provide for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and phantom, options, in accordance with our equity incentive plan then in place. Share options granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.
In addition, our compensation policy will contain compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, will enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance with our compensation policy) and will allow us to exculpate, indemnify and insure our executive officers and directors subject to certain limitations set forth thereto.
Our compensation policy will also provide for compensation to the members of our board of directors.
Internal Auditor
Under the Companies Law, the board of directors of an Israeli public company must appoint an internal auditor nominated by the audit committee. We intend to appoint an internal auditor within 90 days following the consummation of this offering. The role of the internal auditor is to examine, among other things, whether a company’s actions comply with the law and proper business procedure. The audit committee is required to oversee the activities, and to assess the performance of the internal auditor as well as to review the internal auditor’s work plan. An internal auditor may not be an interested party or office holder, or a relative of any interested party or office holder and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the outstanding shares or voting rights of a company, any person or entity that has the right to

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appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company. Our internal auditor is not our employee, but partner of a firm which specializes in internal auditing.
Remuneration of Directors
Under the Companies Law, remuneration of directors is subject to the approval of the compensation committee, thereafter by the board of directors and thereafter, unless exempted under the regulations promulgated under the Companies Law, by the general meeting of the shareholders. Where the director is also a controlling shareholder, the requirements for approval of transactions with controlling shareholders apply.
Fiduciary Duties of Office Holders
The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company.
The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care of an office holder includes a duty to use reasonable means to obtain:
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information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

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all other important information pertaining to these actions.

The duty of loyalty of an office holder requires an office holder to act in good faith and for the benefit of the company, and includes a duty to:
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refrain from any conflict of interest between the performance of his duties in the company and his performance of his other duties or personal affairs;

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refrain from any action that is competitive with the company’s business;

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refrain from exploiting any business opportunity of the company to receive a personal gain for himself or others; and

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disclose to the company any information or documents relating to the company’s affairs which the office holder has received due to his position as an office holder.

Insurance
Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:
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breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

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a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

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a financial liability imposed upon him or her in favor of another person.

We currently have directors’ and officers’ liability insurance, providing total coverage of $5,000,000 for the benefit of all of our directors and officers, in respect of which we paid a twelve-month premium of approximately $5,000, which expires on June 30, 2026. We intend to purchase additional insurance coverage prior to the consummation of this offering.

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Indemnification
The Companies Law and the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
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a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

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reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

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reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

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expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:
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to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

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in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers’ insurance.
Exculpation
Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the

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aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.
Limitations
The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.
Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.
The foregoing descriptions summarize the material aspects and practices of our board of directors. For additional details, we also refer you to the full text of the Companies Law, as well as of our amended and restated articles of association, which are exhibits to this registration statement of which this prospectus forms a part, and are incorporated herein by reference.
There are no service contracts between us or any of our subsidiaries, on the one hand, and our directors in their capacity as directors, on the other hand, providing for benefits upon termination of service.
Approval of Related Party Transactions under Israeli Law
General
Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, as described above, if:
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the office holder acts in good faith and the act or its approval does not cause harm to the company; and

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the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder
The Companies Law requires that an office holder disclose to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:
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the office holder’s relatives; or

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any corporation in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

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An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is a transaction:
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not in the ordinary course of business;

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not on market terms; or

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that is likely to have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify to whom within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our board of directors.
Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise and provided that the transaction is in the company’s interest. If the transaction is an extraordinary transaction in which an office holder has a personal interest, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. A director who has a personal interest in a transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless a majority of members of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the board of directors has a personal interest, then shareholder approval is generally also required.
Disclosure of Personal Interests of a Controlling Shareholder
Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement and compensation of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements:
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at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

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the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years; however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.
The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

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The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its general manager. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 50% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated.
Approval of the Compensation of Directors and Executive Officers
The compensation of, or an undertaking to indemnify, insure or exculpate, an office holder who is not a director requires the approval of the company’s compensation committee, followed by the approval of the company’s board of directors, and, if such compensation arrangement or an undertaking to indemnify, insure or exculpate is inconsistent with the company’s stated compensation policy, or if the said office holder is the chief executive officer of the company (subject to a number of specific exceptions), then such arrangement is subject to the approval of our shareholders, subject to a special majority requirement.
Directors.   Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the general meeting of our shareholders. If the compensation of our directors is inconsistent with our stated compensation policy, then, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors, shareholder approval by a special majority will be required.
Executive officers other than the chief executive officer.   The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) only if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders by a special majority. However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.
Chief executive officer.   Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders by a special majority. However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provides detailed reasons for their decision. In addition, the compensation committee may exempt the engagement terms of a candidate to serve as the chief executive officer from shareholders’ approval, if the compensation committee determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company, and that subjecting the approval to a shareholder vote would impede the company’s ability to attain the candidate to serve as the company’s chief executive officer (and provide detailed reasons for the latter).
The approval of each of the compensation committee and the board of directors, with regard to the office holders and directors above, must be in accordance with the company’s stated compensation policy; however, under special circumstances, the compensation committee and the board of directors may approve compensation terms of a chief executive officer that are inconsistent with the company’s compensation policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained by a special majority requirement.

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Duties of Shareholders
Under the Companies Law, a shareholder has a duty to refrain from abusing his power in the company and to act in good faith and in an acceptable manner in exercising his rights and performing his obligations toward the company and other shareholders, including, among other things, in voting at general meetings of shareholders (and at shareholder class meetings) on the following matters:
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amendment of the articles of association;

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increase in the company’s authorized share capital;

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merger; and

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the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing other shareholders. The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.
In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.
2013 Employee Share Option Plan
The 2013 Plan was adopted by our board of directors on July 13, 2013. The 2013 Plan provides for the grant of options to our employees, directors, advisors, consultants, service providers and any other persons whose services we consider valuable to us and/or our affiliates, in order to incentivize such persons to contribute to our development and financial success.
Shares Available for Grant.   We have reserved 477,096 authorized but unissued Ordinary Shares for the purposes of the 2013 Plan and any other option plan which may be adopted in the future, subject to adjustment. Any Ordinary Shares subject to options granted under the 2013 Plan that expire or otherwise cancelled without having been exercised in full will become available again for future grant under the 2013 Plan.
Administration.   Our board of directors, or a duly authorized share option committee appointed by our board of directors consisting of no fewer than two members of the board, administers the 2013 Plan, or the Administrator. Under the 2013 Plan, the Administrator has the authority to interpret the terms of the 2013 Plan, designate participants, determine the number of options for each participant, the purchase price, the time and the extent to which options will be exercised, the terms and provisions of the respective option agreements, the fair market value of the shares covered by each option, make an election as to the type of approved options under Section 102 of the Israeli Income Tax Ordinance, designate the type of options, alter any restrictions and conditions of any options or shares subject to any options, accelerate the right of an optionee to exercise any previously granted option, prescribe, and take any actions deemed necessary or advisable for the administration and implementation of the 2013 Plan.
Eligibility and Participation
The Administrator selects the individuals who will participate in the 2013 Plan. Eligibility to participate is open to employees, directors, advisors, consultants or service providers of the Company or any of its affiliates or any other person providing services to the Company or any of its affiliates. Types of Options. The 2013 Plan provides for granting options in compliance with Section 102 of the Israeli Income Tax Ordinance (New

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Version), 5721-1961, or the Ordinance, or, for options granted to our consultants, advisors, service providers or controlling shareholders, under Section 3(i) of the Ordinance. Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance permits the issuance to a trustee under the “capital gain track,” which provides the most favorable tax treatment for the grantee, while Section 102(b)(1) permits issuance under the “ordinary income track.”
Grants.   All options granted pursuant to the 2013 Plan are evidenced by a written option agreement between us and the optionee. The option agreement sets forth the terms and conditions of the option grant. The 2013 Plan shall remain in effect until terminated by our board of directors.
Exercise.   An option under the 2013 Plan may be exercised by providing us and/or any third party designated by us with a written exercise notice in a form and method as may be determined by us, and when applicable, by the trustee in accordance with the requirements of Section 102 accompanied by payment of the purchase price for the shares underlying the option.
Transferability.   Options may not be assigned, transferred, pledged, or otherwise given as collateral or any other right with respect thereto to any third party, except by will or the laws of descent and distribution.
Termination of Employment or Services.   In the event of termination of an optionee’s employment or service with us or any of our affiliates, except as described below, all options granted to such optionee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. The unvested portion of the optionee’s option shall not vest and shall not become exercisable upon termination.
Notwithstanding the foregoing, and unless otherwise determined in the optionee’s option agreement, an option may be exercised after the date of termination of the optionee’s employment or service with us or any affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of vested options at the time of such termination: (i) if termination is without cause, any vested option still in force and unexpired may be exercised within a period of ninety days after the date of such termination; or (ii) if termination is the result of death or disability of the optionee, any vested option still in force and unexpired may be exercised within a period of twelve months after the date of such termination; or (iii) if prior to the date of such termination, the Administrator authorizes an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been exercisable.
If termination of employment or service is for cause, any outstanding unexercised option, whether vested or non-vested, will immediately expire and terminate, and the optionee shall not have any right in connection with such outstanding options.
Merger or Acquisition.   In the event of a (i) a merger, acquisition or reorganization of us with one or more other entities in which we are not the surviving entity; or (ii) a sale of all or substantially all of our assets, the unexercised options then outstanding under the 2013 Plan shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the successor company or a parent or subsidiary of the successor company as were distributed to our shareholders in connection with and with respect to such transaction. In the case of such assumption and/or substitution of options, appropriate adjustments shall be made to the purchase price so as to reflect such action and all other terms and conditions of the option agreements shall remain unchanged, all subject to the determination of the Administrator.

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Notwithstanding the above and subject to any applicable law, the Administrator shall have full power and authority to accelerate the vesting dates if the successor company or parent or subsidiary of the successor company does not agree to assume or substitute for the options.
Adjustments.   In the event of a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event, then the number, class and kind of the shares subject to the 2013 Plan or subject to any options granted thereunder, and the purchase prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate purchase price. In the event of any of the foregoing, the class and aggregate number of shares issuable pursuant to the 2013 Plan in respect of which options have not yet been exercised shall be appropriately adjusted, all as will be determined by the board of directors. No adjustment shall be made by reason of the distribution of subscription rights on outstanding shares.
Liquidation or Dissolution.   If we are voluntarily liquidated or dissolved, we shall immediately notify all unexercised option holders of such liquidation, and the option holders shall then have ten days to exercise any unexercised vested option held by them at that time. Upon the expiration of such ten-day period, all remaining outstanding options will terminate immediately.
Amendments or Termination.   The board may at any time, but when applicable after consultation with the trustee, amend, alter, suspend or terminate the 2013 Plan. No amendment, alteration, suspension or termination of the 2013 Plan will impair the rights of any optionee, unless mutually agreed otherwise between us and the optionee, which agreement must be in writing and signed by us and the optionee. Termination of the 2013 Plan shall not affect the Administrator’s ability to exercise the powers granted to it with respect to options granted under the 2013 Plan prior to the date of such termination.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:
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each person or entity known by us to own beneficially 5% or more of our outstanding Ordinary Shares;

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each of our directors and executive officers individually; and

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all of our directors and executive officers as a group.

The beneficial ownership of our Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, we deem Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of July 7, 2026 to be outstanding and to be beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 3,596,335 Ordinary Shares to be issued and outstanding immediately prior to the closing of the offering (including an aggregate of 3,188,810 Ordinary Shares issuable upon the conversion of all of our outstanding preferred shares and all SAFEs immediately prior to the closing of this offering). The number of Ordinary Shares deemed issued and outstanding after this offering is based on 5,746,335 Ordinary Shares which includes the Ordinary Shares offered hereby but assumes no exercise by the representative of the underwriters of the over-allotment option.
Based on the Company’s knowledge and the Company’s register, as of the date of this prospectus, and based on their reported registered office, four of our shareholders were U.S. persons, holding in aggregate approximately 3.1% of our outstanding Ordinary Shares immediately prior to this offering. We have also set forth below information known to us regarding any significant change in the percentage ownership of our Ordinary Shares by any major shareholders during the past three years. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Ordinary Shares listed below have sole investment and voting power with respect to such shares.
Following the closing of this offering, all of our shareholders, including the shareholders listed below, will have the same voting rights attached to their Ordinary Shares, and neither our principal shareholders nor our directors and executive officers will have different or special voting rights with respect to their Ordinary Shares. See “Description of Share Capital — Voting Rights.” A description of any material relationship that our principal shareholders have had with us or any of our predecessors or affiliates within the past three years is included under “Certain Relationships and Related Party Transactions.”

PRINCIPAL SHAREHOLDERS

Unless otherwise noted below, the address of each shareholder, director and executive officer is c/o Silentium Ltd., 5 Golda Meir Street, Ness Ziona, 7403649 Israel.
		Percentage of Ordinary Shares beneficially owned
Name of beneficial owner	Ordinary Shares beneficially owned	Before offering	After offering
5% or Greater Shareholders
Black Inc.(1)	936,679	24.8%	15.8%
Naor Group Ltd.(2)	122,952	3.4%	2.1%
Entities affiliated with Terra Venture Partners(3)	200,402	5.5%	3.5%
Directors and Executive Officers
Yoel Naor(4)	54,522	1.5%	*
Evan Fishman(5)	8,708		*
Tzvika Fridman(6)	29,604	*	*
Ziv Hermon(7)	4,900	*	*
Amir Slapak(8)	5,308	*	*
Dr. Sigang Qin(9)	280,215	7.7%	4.9%
Yue Lei Shen(10)	139,887	3.9%	2.4%
Larry Krauss	—	—	—
Benjamin Eli Weiss (trustee)(11)	237,951	6.6%	4.1%
Dr. Harold Wiener	—	—	—
All directors and executive officers as a group (ten persons)	761,095	19.9%	12.7%

*
Indicates beneficial ownership of less than 1%.

1)
Consists of (i) 186 Ordinary Shares issuable upon conversion of Series A-1 Preferred Shares, (ii) 93,192 Ordinary Shares issuable upon conversion of Series B-1 Preferred Shares, (iii) 96,003 Ordinary Shares issuable upon conversion of Series C Preferred Shares, (iv) 93,192 Ordinary Shares issuable upon the conversion of warrants to purchase Series B-2 Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, (v) 106,869 Ordinary Shares issuable upon the conversion of warrants to purchase Series C Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, (vi) 547,237 Ordinary Shares issuable upon conversion of the 2025 SAFEs within 60 days from the date of this prospectus. The beneficial owner of Black Inc. is Larry Krauss.

2)
Consists of (i) 42,805 Ordinary Shares, (ii) 3,541 Ordinary Shares issuable upon conversion of Series A-5 Preferred Shares, (iii) 18,217 Ordinary Shares issuable upon conversion of Series C Preferred Shares, (iv) 36,434 Ordinary Shares issuable upon the conversion of warrants to purchase Series C Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, and (v) 21,955 Ordinary Shares issuable upon conversion of the 2025 SAFEs within 60 days from the date of this prospectus. The beneficial owner of Naor Group Ltd. is Larry Krauss.

3)
Consists of (A) (i) 9,667 Ordinary Shares, (ii) 15,119 Ordinary Shares issuable upon conversion of Series A-5 Preferred Shares, (iii) 58,383 Ordinary Shares issuable upon conversion of Series C Preferred Shares, (iv) 46,934 Ordinary Shares issuable upon the conversion of warrants to purchase Series C Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, (v) 466 Ordinary Shares issuable upon the exercise of options, and (vi) 25,687 Ordinary Shares issuable upon conversion of the 2025 SAFEs within 60 days from the date of this prospectus each held by Terra Venture Partners S.C.A. SICAR, and (B) (i) 2,739 Ordinary Shares, (ii) 4,284 Ordinary Shares issuable upon conversion of Series A-5 Preferred Shares, (iii) 16,544 Ordinary Shares issuable upon conversion of Series C Preferred Shares, and (iv) 13,300 Ordinary Shares issuable upon the conversion of warrants to

PRINCIPAL SHAREHOLDERS

purchase series C Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, each held by Terra Venture Partners, and (v) 7,279 Ordinary Shares issuable upon conversion of the 2025 SAFE. L.P. Dr. Harold Wiener is the Managing Partner of Terra Venture Partners.

4)
Consists of options to purchase 54,522 Ordinary Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus. Does not include options to purchase 61,890 Ordinary Shares that are subject to a vesting schedule.

5)
Consists of options to purchase 8,708 Ordinary Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus. Does not include options to purchase 17,415 Ordinary Shares that are subject to a vesting schedule.

6)
Consists of options to purchase 29,604 Ordinary Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus. Does not include options to purchase 39,001 Ordinary Shares that are subject to a vesting schedule.

7)
Consists of options to purchase 4,900 Ordinary Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus. Does not include options to purchase 6,465 Ordinary Shares that are subject to a vesting schedule.

8)
Consists of options to purchase 5,308 Ordinary Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus. Does not include options to purchase 6,057 Ordinary Shares that are subject to a vesting schedule.

9)
Consists of (i) 4,545 Ordinary Shares, (ii) 1,365 Ordinary Shares issuable upon conversion of Series A-1 shares, (iii) 5,731 Ordinary Shares issuable upon conversion of preferred B-1 shares, (iv) 56,609 Ordinary Shares issuable upon conversion of preferred C shares, (v) 5,731 Ordinary Shares issuable upon the conversion of warrants to purchase Series B-2 Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, (vi) 38,536 Ordinary Shares issuable upon the conversion of warrants to purchase Series C Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, and (vii) and 167,698 Ordinary Shares issuable upon conversion of the 2025 SAFEs within 60 days from the date of this prospectus.

10)
Consists of (i) 16,190 Ordinary Shares, (ii) 4,131 Ordinary Shares issuable upon conversion of Series A-1 Preferred Shares, (iii) 112,973 Ordinary Shares issuable upon conversion of Series C Preferred Shares and (iv) and 6,593 Ordinary Shares issuable upon conversion of the 2025 SAFEs within 60 days from the date of this prospectus.

11)
Consists of (i) 18,679 Ordinary Shares, (ii) 55 Ordinary Shares issuable upon conversion of Series A-1 Preferred Shares, (iii) 1,041 Ordinary Shares issuable upon conversion of Series A-3 Preferred Shares, (iv) 2,811 Ordinary Shares issuable upon conversion of Series A-4 Preferred Shares, (v) 20,717 Ordinary Shares issuable upon conversion of Series B-1 Preferred Shares, (vi) 62,092 Ordinary Shares issuable upon conversion of Series C Preferred Shares, (vii) 20,717 Ordinary Shares issuable upon the conversion of warrants to purchase Series B-2 Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, (viii) 34,072 Ordinary Shares issuable upon the conversion of warrants to purchase Series C Preferred Shares that are currently exercisable or will be exercisable within 60 days from the date of this prospectus, and (ix) and 77,767 Ordinary Shares issuable upon conversion of the 2025 SAFEs within 60 days from the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of the material terms of those transactions with related parties to which we, or our subsidiaries, have been a party since January 1, 2023.
Agreements with Directors and Officers
Employment Agreements
We have entered into written employment agreements with each of our executive officers. See “Management —Compensation — Employment Agreements with Executive Officers.”
Options
Since our inception, we have granted our executive officers options to purchase our Ordinary Shares. See “Management — 2013 Employee Share Option Plan.”
Exculpation, Indemnification and Insurance
Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We intend to enter into agreements with each of our directors and executive officers, subject to the listing of our securities on the NYSE American, exculpating them in advance from a breach of their duty of care to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, to the extent that these liabilities are not covered by insurance. See “Management — Board Practices.”
Equity and other Financings
In September 2024, we entered into the Series C Preferred Share Purchase and Recapitalization Agreement, or the Purchase and Recapitalization Agreement, with certain investors, among them certain of our directors and principal shareholders, including Dr. Sigang Qin, Benjamin Weiss, Black Inc., a company owned by Larry Krauss, Terra Venture Partners S.C.A. SICAR and Terra Venture Partners, L.P., where Harold Wiener serves as a director, Astorre Modena (as a trustee), Elias Wexler and Yin Tsung (Chris) Chan, a business partner of Haoyi Yang, which we refer to collectively as the September 2024 related-party investors. Pursuant to the Purchase and Recapitalization Agreement, we issued to the September 2024 related-party investors 330,343 Preferred C Shares at a price per share of $6.7 for aggregate net proceeds of $2,211,646. In addition, at the closing of the Purchase and Recapitalization Agreement, $2,237,500 which was previously invested in our company in 2023 and 2024 pursuant to Simple Agreements for Future Equity, or the 2023 and 2024 SAFEs, by certain directors and principal shareholders, including Dr. Sigang Qin, Benjamin Weiss, Black Inc., a company owned by Larry Krauss and Haoyi Yang was converted into 128,237 Preferred B-1 Shares, and the existing warrants of the SAFE holders were amended, or the SAFE Warrants, so that the investors of the 2023 and 2024 SAFEs would be allowed to purchase 128,237 Preferred B-2 Shares at an exercise price of $17.45 per share.
Furthermore, as part of the Purchase and Recapitalization Agreement, all of our then-outstanding preferred shares were converted on a one-to-one basis into Ordinary Shares. Certain preferred shares held by the September 2024 related-party investors were converted, instead of into Ordinary Shares, into Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares, Preferred A-4 Shares and Preferred A-5 Shares. Pursuant to these conversions, preferred shares held by the September 2024 related-party investors were converted into 39,565 Ordinary Shares, 1,606 Preferred A-1 Shares, 1,041 Preferred A-3 Shares, 2,811 Preferred A-4 Shares and 20,444 Preferred A-5 Shares. In addition, as a result of our Series C Preferred Share financing in September 2024, our then-existing shareholders and the Series C investors agreed to amend our Articles of Association. Among other things, the amendment granted the investors in our 2023 and 2024 SAFEs the right to nominate up to two directors to our board of directors (who are currently Mr. Larry Krauss and Dr. Sigang Qin), and granted Terra Venture Partners, the lead investor in the Series C

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

financing, the right to nominate one director (who is currently Mr. Harold Wiener). All such nomination rights will terminate upon the adoption of our Amended and Restated Articles of Association, which will become effective upon the consummation of this offering.
In June 2025, we entered into the Subscription Agreement with certain investors, among them certain of our directors and principal shareholders, including Benjamin Weiss, Dr. Sigang Qin, Terra Venture Partners S.C.A. SICAR and Terra Venture Partners, L.P., in which Harold Wiener is a director, Naor Group Ltd. and Black Inc., companies owned by Larry Krauss, Astorre Modena (as a trustee), Simone Haggiag, Hallfield Holdings, Batten Trustee Ltd as trustee of the Arrow Trust and Alan Franco, pursuant to which we have issued to such related parties 202,683 Preferred C Shares at a price per share of $6.7 and warrants to purchase 405,366 Preferred C Shares at an exercise price of $6.7 per share.
Between September 2025 and July 2026, we entered into certain equity investment agreements, which we refer to as the 2025 SAFEs, with certain investors, among them certain of our directors and principal shareholders, including Dr. Sigang Qin, iVentures Asia Ltd and Heliant Investment Management Ltd, companies of which Benjamin Weiss is a beneficial owner, Yue Lei Shen, Black Inc., a company owned by Larry Krauss, Astorre Modena (as a trustee), Simone Haggiag, Hallfield Holdings, and Batten Trustee Ltd as trustee of the Arrow Trust, for aggregate proceeds of approximately $2,103,000. Upon completion of this offering, the 2025 SAFEs will automatically convert into Ordinary Shares, based on a price per share that reflects a pre-money valuation of $3,000,000 for our company or equal to the purchase amount divided by the per Ordinary Share price in this offering discounted by 25%, whichever calculation results in a greater number of shares for the investor.

DESCRIPTION OF SHARE CAPITAL
The following descriptions of our share capital and provisions of our amended and restated articles of association which will be effective upon the closing of this offering are summaries and do not purport to be complete. A form of our amended and restated articles of association will be filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part. The description of the Ordinary Shares reflects changes to our capital structure that will occur upon the closing of this offering.
General
As of July 7, 2026, we had 3,326,330 authorized Ordinary Shares, no par value per share, of which 407,521 Ordinary Shares were issued and outstanding as of such date. In addition, as of July 7, 2026, we had authorized and issued and outstanding 6,202 Series A-1 Preferred Shares, 4,700 Series A-2 Preferred Shares, 1,041 Series A-3 Preferred Shares, 2,812 Series A-4 Preferred Shares, 22,944 Series A-5 Preferred Shares and 153,311 Series B-1 Preferred Shares. We also had authorized 153,311 Series B-2 Preferred Shares and 2,154,593 Series C Preferred Shares, of which no Series B-2 Preferred Shares and 763,512 Series C Preferred Shares were issued and outstanding. Upon the closing of this offering, all of our outstanding preferred shares will automatically convert into ordinary shares on a one-to-one basis, and will have no further preferences, privileges or priority rights of any kind. Following the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association.
Upon the closing of this offering, our authorized share capital will consist of 100,000,000 Ordinary Shares, no par value per share, of which, upon closing of this offering, 5,746,335 Ordinary Shares will be issued and outstanding (assuming that the Representative does not exercise its over-allotment option). All of our outstanding Ordinary Shares will be validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.
Since December 31, 2023, we have issued an aggregate of 403,942 Ordinary Shares, primarily as a result of the conversion of preferred shares.
In addition to Ordinary Shares, in the last three years, we have granted options to purchase an aggregate of 337,293 Ordinary Shares to directors, officers and employees with exercise prices ranging between $3.36 and $45.73 per share under our 2013 Plan. As of the date of this prospectus, the total outstanding number of options under the 2013 Plan is 373,757.
All of our Ordinary Shares have identical voting and other rights in all respects.
Warrants
From 2009 through 2014, we issued warrants to purchase up to 20,303 of our preferred shares (which were later converted to Ordinary Shares as part of the Purchase and Recapitalization Agreement) at an exercise price of $70.86 per share. These warrants will terminate immediately prior to the closing of this offering unless exercised prior thereto into up to 20,303 Ordinary Shares.
In 2014, we issued warrants to purchase up to 2,514 of our preferred shares (which were later converted to Ordinary Shares as part of the Purchase and Recapitalization Agreement) which may be exercised on a zero cash exercise basis. These warrants will terminate immediately prior to the closing of this offering unless exercised prior thereto into up to 2,514 Ordinary Shares.
In October 2022, as part of the terms of the 2022 Loan Agreement, we extended the term of the Mizrahi Warrant, which was granted to the Bank in connection with a loan agreement in 2020 and entitles it to purchase 2,185 Ordinary Shares at an exercise price of $183 per share. In addition to the extension of the Mizrahi Warrant, we issued to the Bank an additional new warrant to purchase 44,810 Preferred C Shares at an exercise price of $6.7 per share. See “Management’s Discussion and Analysis of Financial Condition and

DESCRIPTION OF SHARE CAPITAL

Results of Operations — Liquidity and Capital Resources —Indebtedness — Bank Mizrahi Loans,” for additional information regarding these warrants.
In September 2024, pursuant to the Purchase and Recapitalization Agreement, holders of the 2023 and 2024 SAFEs, who had held SAFE Warrants, had their warrants amended so that they would entitle the holders thereof to purchase up to 153,311 Preferred B-2 Shares at an exercise price of $17.45 per share. If the SAFE Warrants are not exercised prior to the closing of this offering, they will be exercisable into up to 153,311 Ordinary Shares following the closing of this offering.
Simple Agreements for Future Equity
From 2023 through the date of this prospectus, we entered into SAFEs for aggregate proceeds of up to approximately $6,000,000. For additional information, see “Certain Relationships and Related Party Transactions — Equity and other Financings.”
The Powers of the Directors
Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.
Rights Attached to Shares
Our Ordinary Shares shall confer upon the holders thereof:
➢
equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

➢
equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

➢
equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors
Pursuant to our amended and restated articles of association, each director is elected at an annual general meeting and/or a special meeting of our shareholders and serves on the board of directors until the third annual general meeting following his or her election (except for external directors, if any) or until they resign or until they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law, upon the earlier. Our directors are elected by a simple majority vote of holders of our Ordinary Shares, participating and voting at an annual general meeting of our shareholders. Our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies for the remaining period of time during which the director whose service has ended was filled would have held office and/or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the remainder of the term of the class of directors of such new director(s) as determined by the Board of Directors at the time of such appointment.
Annual and Special Meetings
Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors

DESCRIPTION OF SHARE CAPITAL

may call special meetings whenever it sees fit and upon the request of any shareholder or shareholders holding at least five percent (5%) or a higher percent of our voting rights.
Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and twenty-one days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:
➢
amendments to our amended and restated articles of association;

➢
the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

➢
appointment or termination of our auditors;

➢
appointment of directors, including external directors;

➢
approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

➢
increases or reductions of our authorized share capital; and

➢
a merger (as such term is defined in the Companies Law).

Notices
The Companies Law and our amended and restated articles of association require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.
Quorum
As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.
If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.
Adoption of Resolutions
Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.
Changing Rights Attached to Shares
Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

DESCRIPTION OF SHARE CAPITAL

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.
Limitations on the Right to Own Securities in Our Company
There are no limitations on the right to own our securities.
Provisions Restricting Change in Control of Our Company
Our Articles of Association provide that our directors (other than external directors, if applicable) are elected on a staggered basis, such that a potential acquirer cannot readily replace our entire board of directors at a single annual general shareholder meeting. This could prevent a potential acquirer from receiving board approval for an acquisition proposal that our board of directors opposes.
In addition, the Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.
The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a controlling shareholder if there is no controlling shareholder in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a controlling shareholder in the company which resulted in the acquirer becoming a controlling shareholder in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of

DESCRIPTION OF SHARE CAPITAL

shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.
If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.
Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.
Changes in Our Capital
The general meeting may, by a simple majority vote of the shareholders attending the general meeting:
➢
increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

➢
cancel any registered share capital which have not been taken or agreed to be taken by any person;

➢
consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

➢
subdivide our existing shares or any of them, into shares of smaller nominal value than is fixed; and

➢
reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, no public market existed for our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our Ordinary Shares and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise in full their option to purchase additional Ordinary Shares with respect to this offering and assuming no exercise of options outstanding following this offering, we will have an aggregate of 5,746,335 Ordinary Shares outstanding upon the closing of this offering. Of these shares, the Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act, or Rule 144), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.
The remaining Ordinary Shares will be held by our existing shareholders and will be deemed to be “restricted securities” under Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act. These rules are summarized below. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price of our Ordinary Shares to decrease or to be lower than it might be in the absence of those sales or perceptions.
Eligibility of Restricted Shares for Sale in the Public Market
Approximately 3,596,335 of our Ordinary Shares will be eligible for resale pursuant to Rule 144 after 90 days following the pricing of this offering as follows:

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with respect to non-affiliates of our company who will hold an aggregate of 2,074,500 Ordinary Shares upon the consummation of this offering, following the expiration of a non-affiliate’s six-month holding period and subject to our compliance with the current public information requirements under Rule 144; and

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with respect to affiliates of our company who will hold an aggregate of 1,521,835 Ordinary Shares upon the consummation of this offering, following the expiration of an affiliate’s six-month holding period and subject to our compliance with the current public information requirements under Rule 144, and subject to the volume, manner of sale and other limitations under Rule 144 applicable to securities held by affiliates.

In each case, the shares will also be subject to the contractual restrictions arising under the lock-up agreements described below.
All of the Ordinary Shares sold in this offering will be eligible for immediate sale upon the closing of this offering. Certain of our existing shareholders, including entities affiliated with certain of our directors and beneficial owners of greater than 5% of our share capital, have indicated an interest in purchasing up to an aggregate of $     million of Ordinary Shares in this offering at the initial public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these shareholders, or any of these shareholders may determine to purchase more, less or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these shareholders as they will on any other shares sold to the public in this offering.
Lock-Up Agreements
We, all of our directors and executive officers and holders of substantially all of our outstanding Ordinary Shares and our Ordinary Shares issuable upon the exercise of options and warrants will enter into lock-up

SHARES ELIGIBLE FOR FUTURE SALE

agreements. Pursuant to such lock-up agreements, such persons have agreed, subject to certain exceptions, not to sell or otherwise dispose of Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares for a period of twelve (12) months from the closing of this offering, with respect to our directors and executive officers and for a period of six (6) months from the closing of this offering with respect to the Company and all other holders of our securities, without the prior written consent of Think Equity LLC., which may, in its sole discretion, at any time without prior notice, release all or any portion of the Ordinary Shares from the restrictions in any such agreement.
Rule 144
Shares Held for Six Months
In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of this offering, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Ordinary Shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our company or from an affiliate of our company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:
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1% of the number of Ordinary Shares then outstanding; or

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the average weekly trading volume of our Ordinary Shares on the NYSE American the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The six month holding period of Rule 144 does not apply to sales of unrestricted securities. Accordingly, persons who hold unrestricted securities may sell them under the requirements of Rule 144 described above without regard to the six-month holding period, even if they were considered our affiliates at the time of the sale or at any time during the ninety days preceding such date.
Shares Held by Non-Affiliates for One Year
Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of this offering.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who received or purchased Ordinary Shares from us under our 2013 Plan or other written agreement before the closing of this offering is entitled to resell these shares.
The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options, including exercises after the closing of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above (see “— Lock-Up Agreements” above), may be sold beginning 90 days after the closing of this offering in reliance on Rule 144 by:
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persons other than affiliates, without restriction; and

SHARES ELIGIBLE FOR FUTURE SALE

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affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Registration Rights
On September 5, 2024, we entered into an Investor Rights Agreement, or the IRA, with certain of our shareholders, holding in the aggregate 954,521 Ordinary Shares, pursuant to which the holders of registrable securities, or Registerable Securities, were granted certain registration rights, including:
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Demand Registration Rights.   At any time beginning six months following the effective date of this offering, holders owning at least 30% of the outstanding Registrable Securities may request that the Company file a registration statement for resale of all or a portion of such securities. The Company must notify other holders of the request and use its best efforts to complete the registration as soon as practicable, subject to agreed limitations. If the initiating holders request an underwritten offering, participating holders must join the underwriting and enter into a customary underwriting agreement with underwriters selected by a majority of the initiating holders, subject to the Company’s reasonable acceptance. If the underwriters recommend a reduction in shares for marketing reasons, securities are allocated among participating holders on a pro rata basis, subject to negotiated priority tiers among the converted preferred investors. The Company may delay a demand filing for up to 90 days, no more than once in any 12-month period, if its board of directors determines in good faith that the filing at such time would be seriously detrimental to the Company and its shareholders, as confirmed in an officer’s certificate.

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Piggyback Registration Rights.   If the Company chooses to register any of its securities for public offering under the Securities Act (other than a registration on Form S-8 or a filing for a Rule 145 transaction), holders may request inclusion of their Registrable Securities within 20 days of receiving notice. The Company must use all reasonable efforts to include such securities, subject to underwriting conditions. The underwriters may reduce holder shares in their discretion, but may not reduce selling holder participation below 30% of total offering shares, unless the offering is the Company’s initial public offering and no other non-Company shareholder shares are being included.

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Shelf / Form F-3 Rights.   Holders may request resale registration on Form F-3 (or a successor or equivalent shelf registration), provided the form is available and the proposed public resale value (net of underwriting discounts and commissions) is at least $3 million. The Company is not obligated to effect more than two such shelf/Form F-3 registrations for holders in any 12-month period and may defer such filings for board-certified detriment on terms substantially similar to demand deferral rights.

TAXATION
The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares and Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.
Israeli Tax Considerations and Government Programs
The following is a description of the material Israeli income tax consequences of the ownership of the Ordinary Shares. The following also contains a description of material relevant provisions of the current Israeli income tax consequences applicable to companies in Israel, with reference to its effect on us. This description does not include all aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli tax law. Examples of such investors include traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.
The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of the Ordinary Shares. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
General Corporate Tax Structure in Israel
Israeli companies are generally subject to corporate tax on their taxable income at the ordinary corporate tax rate (currently 23%). However, the effective tax rate payable by a company that derives income under the Investment Law (as discussed below) may be considerably lower. Capital gains derived by an Israeli resident company are generally subject to tax at the same rate as the corporate tax rate.
Tax Benefits for Research and Development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures (including capital expenditures) related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:
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the expenditures are approved by the relevant Israeli government ministry, which depends on the field of research;

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the research and development must be for the promotion of the company; and

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the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version), 5721‑1961 (the “Ordinance”). Expenditures not so approved are deductible in equal amounts over three years.
From time to time, we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

TAXATION

Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, which we refer to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies,” which are defined as Israeli resident-companies which were incorporated in Israel, of which 90% or more of their income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” that it owns and located in Israel or in the “Area”, in accordance with the definition under Section 3A of the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production. Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.
The following tax benefits, among others, are available to Industrial Companies:
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amortization of the cost of purchased patents, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

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under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and

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expenses related to a public offering are deductible in equal amounts over three years commencing with the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.
We believe that we qualify as an “Industrial Company” within the meaning of the Industry Encouragement Law. There can be no assurance that we will continue to qualify as an Industrial Company in the future or that the benefits described above will be available to us at all.
The New Technological Enterprise Incentives Regime — the 2017 Amendment
The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for “Technology Enterprises”, as described below, and is in addition to the other existing tax benefits programs under the Investment Law.
The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A.” In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017, for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority. It should be noted that the proportion of income that may be considered Preferred Technology Income and enjoy the tax benefits described above is calculated according to a nexus formula, which is based on the proportion of qualifying expenditures on intellectual property compared to overall expenditures.
The 2017 Amendment further provides that a Preferred Company with group consolidated revenues of at least NIS 10 billion will qualify as a “Special Preferred Technology Enterprise,” and will enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gains derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the

TAXATION

Israel Innovation Authority. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least 10 years, subject to the receipt of certain approvals as specified in the Investment Law.
Dividends paid out of Preferred Technology Income, which are distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, dividends distributed to an Israeli company are not subject to tax. However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more of the Israeli company and other conditions are met, the tax rate will be 4%, or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).
Taxation of Non-Israeli Shareholders
Capital Gains Tax
Israeli law generally imposes a capital gains tax on the sale of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is the portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or, under certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.
Generally, real capital gain realized by an individual on the sale of our Ordinary Shares will be taxed at the rate of 25%. However, such gain will be taxed at a rate of 30% if the individual claims a deduction for interest and linkage difference expenses in connection with the purchase and holding of securities, or if the individual is a “substantial shareholder” at the time of sale, exchange or other disposition or at any time during the preceding 12-month period. A “substantial shareholder” is generally a person who, alone or together with such person’s relatives or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or the power to direct the actions of someone who holds any of the aforesaid rights, regardless of the source of such right.
Real capital gain derived by corporations will generally be subject to tax at the prevailing corporate tax rate, which is currently 23%.
Notwithstanding the foregoing, a non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, a non-Israeli “body of persons” (as defined in the Ordinance, which includes corporate entities, partnerships and other entities) will not be entitled to the foregoing exemption if Israeli residents: (i) have, directly or indirectly, an interest of more than 25% of the means of control or more in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset

TAXATION

and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty, or Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.
In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the Israel Tax Authority may require shareholders who are not liable for Israeli capital gains tax on such a sale to sign declarations on forms specified by the Israel Tax Authority, provide documents (including, for example, a certificate of residency) or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the Israel Tax Authority may require the purchaser of the shares to withhold tax at source).
A tax return must be filed, and an advance payment must be paid, by January 31 of each year for sales of securities traded on a stock exchange made within the last six months of the preceding year, and by July 31 of each year for the sales made in the first six months of that year. Capital gains must also be reported on the annual income tax return. If all taxes are duly withheld, a non-Israeli resident is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the non-Israeli resident, (ii) the non-Israeli resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the non-Israeli resident is not obligated to pay Surtax (as described below).
Taxation on Receipt of Dividends
Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on the Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. However, a reduced tax rate may be provided under an applicable tax treaty subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced withholding rate. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of the Ordinary Shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest if a certificate for a reduced withholding tax rate is obtained in advance from the Israeli tax authority. If dividends are distributed from income that was subject to a reduced corporate tax rate under the Investments Law and the foregoing conditions are met, such dividends are subject to a withholding tax rate of 15% for a shareholder that is a United States corporation. The aforementioned rates under the United States-Israel Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.
Application for this reduced tax rate requires appropriate documentation presented to and specific instructions received from the Israel Tax Authority. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

TAXATION

A non-Israeli resident who receives dividend income derived from or accrued in Israel from which the full amount of tax was withheld at source is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.
Surtax
Individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to (i) an additional surtax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding a certain threshold (currently NIS 721,560 for years 2025 through 2027, which amount will be updated annually starting January 1, 2028, based on the change in the Israeli consumer price index), or the Threshold Amount; and (ii) an additional tax at a rate of 2% on annual “Capital Income” (including capital gains, dividends, and interest, other than business income, employment income or income from personal exertion) exceeding the Threshold Amount.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.
Subject to the limitations described in the next two paragraphs, the following discussion summarizes certain material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the Ordinary Shares being offered by this prospectus, which we collectively refer to as “Equity Securities”. For this purpose, a “U.S. Holder” is a holder of Equity Securities that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.
This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Equity Securities. This summary generally considers only U.S. Holders that will own our Equity Securities as capital assets. This summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, and the United States-Israel Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis. We will not seek a ruling from the Internal Revenue Service, or the IRS, with regard to the U.S. federal income tax treatment of an investment in our Equity Securities by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.
This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder based on such U.S. Holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping transfer, state, local, excise or non-U.S. tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Equity Securities in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Equity Securities as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a retirement plan or tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly, indirectly or constructively, at any time, Ordinary Shares representing 10% or more of the stock (by vote or value) of our company (including by treating U.S. Holders of our warrants or other options to acquire our Ordinary Shares as owning such Ordinary Shares).

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Equity Securities, the tax treatment of such partnership and each person or entity treated as a partner thereof will generally depend upon the status and activities of the partnership and such partner. A U.S. Holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of our Equity Securities.
EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISER FOR THE SPECIFIC TAX CONSEQUENCES TO THAT INVESTOR OF PURCHASING, HOLDING OR DISPOSING OF OUR EQUITY SECURITIES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.
Exercise and Expiration of Warrants
Subject to the discussion under “— Passive Foreign Investment Companies” below, a U.S. Holder generally will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of warrants into Ordinary Shares. The U.S. federal income tax treatment of a cashless exercise of warrants into our Ordinary Shares is unclear. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.
The expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant.
Taxation of Dividends Paid on Ordinary Shares
We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holders that are U.S. corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on the Ordinary Shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution that exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Ordinary Shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.
In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States that includes an exchange of information program. The IRS has stated that the United States-Israel Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty. We generally will be treated as a qualified foreign corporation if we are not a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year (see discussion below), and (i) we are eligible for benefits under the United States-Israel income tax treaty or (ii) our Ordinary Shares are listed on an established securities market in the United States (which includes the NYSE American).
In addition, our dividends will be qualified dividend income if our Ordinary Shares are readily tradable on or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Ordinary Shares for at least 61 days of the 121 day period beginning on

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments with respect to positions in substantially similar or related property. Any days during which the U.S. Holder has diminished its risk of loss on our Ordinary Shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the preferential rate of taxation.
Dividends paid with respect to our Ordinary Shares will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Holders with respect to dividends received from U.S. corporations.
The amount of a distribution with respect to our Ordinary Shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS, if any, will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of them, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.
Subject to certain significant conditions and limitations, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted from the U.S. Holder’s taxable income. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from a U.S. Holder that year. Dividends paid with respect to our Ordinary Shares generally will be treated as foreign source income, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent such U.S. Holder will be entitled to this credit.
Taxation of the Sale, Exchange or other Disposition of Equity Securities
Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Equity Securities, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Equity Securities, determined in U.S. dollars, and the U.S. dollar value of the amount realized on the disposition (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of Equity Securities will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of our Equity Securities.
Passive Foreign Investment Companies
Generally, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average fair market value of its assets during such year (based on quarterly valuations) produce or are held for the production of passive income. Passive income for this purpose

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

generally includes dividends, interest, rents, royalties, annuities, income from certain commodities transactions and from notional principal contracts, and the excess of gains over losses from the disposition of assets that produce passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, as well as marketable securities, and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
A foreign corporation’s PFIC status is an annual determination that is based on tests that are factual in nature, and our PFIC status for any year will depend on the composition of our income, fair market value of our assets, and our activities for such year. Based on the projected composition of our income and valuation of our assets, we do not believe that we were a PFIC for 2025, and do not expect to be a PFIC for 2026 and in the future, although there can be no assurance in this regard. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the December 31, 2026 taxable year until after the close of the taxable year.
If we were a PFIC for any taxable year during which a U.S. Holder held our Equity Securities, then unless an election has been made by a U.S. holder to be taxed under one of the alternative regimes discussed below, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of our Equity Securities would be allocated ratably over the U.S. Holder’s holding period for such Equity Securities. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Similar rules would apply to any distribution with respect to our Ordinary Shares in excess of 125% of the average of the annual distributions received by a U.S. Holder during the preceding three years or such U.S. Holder’s holding period, whichever is shorter. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.
If we are treated as a PFIC for any taxable year during the holding period of a non-electing U.S. Holder (i.e., a U.S. Holder that does not elect to be taxed under one of the alternative regimes discussed below), we will continue to be treated as a PFIC for all succeeding years during which such non-electing U.S. Holder is treated as a direct or indirect holder even if we are not a PFIC for such years. A U.S. Holder is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Section 1298(b)(1) of the Code.
Notwithstanding the default PFIC rules described in the preceding paragraphs, certain elections may be available that would result in alternative tax consequences; i.e., the “qualified electing fund” or “QEF” election and the “mark to market” election. If a U.S. Holder makes a timely and valid mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of our Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of our Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The U.S. Holder’s tax basis in our Ordinary Shares will be adjusted to reflect the income or loss resulting from the mark-to-market election. Any gain recognized on the sale or other disposition of Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election and any loss in excess of such amount will be treated as capital loss). The mark-to-market election is available only if we are a PFIC and our Ordinary Shares are “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. Our Ordinary Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of our Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Although the IRS has not published any authority identifying specific exchanges that may constitute

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

“qualified exchanges,” U.S. Treasury regulations provide that a qualified exchange is (i) a U.S. securities exchange that is registered with the Securities and Exchange Commission, (ii) the U.S. market system established pursuant to Section 11A of the Securities and Exchange Act of 1934, or (iii) a non-U.S. securities exchange that is properly regulated and meets certain trading, listing, financial disclosure and other requirements. The NYSE American is a qualified exchange for this purpose, but there can be no assurance that the trading in our Ordinary Shares will be sufficiently regular to qualify our Ordinary Shares as marketable stock. A mark-to-market election will not apply to Ordinary Shares held by a U.S. Holder for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC unless our Ordinary Shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. A mark-to-market election will not apply to any lower-tier PFIC (as defined below). Each U.S. Holder is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our Ordinary Shares.
Another way in which certain of the adverse consequences of PFIC status can be mitigated is for a U.S. Holder to make a QEF election. Generally, a shareholder making the QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings and net capital gain of the QEF, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. An election to treat us as a QEF will not be available if we do not provide the information necessary to make such an election. We are not obligated and do not currently intend to provide the information necessary to make a QEF election and thus it is not expected that a QEF election will be available for U.S. Holders of our Ordinary Shares if we were a PFIC in any prior year, the current year or any future year.
We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that are PFICs (any such entity, a “lower-tier PFIC”). If we are classified as a PFIC, under attribution rules, U.S. Holders will be subject to the PFIC rules with respect to their indirect ownership interests in such lower-tier PFICs, such that a disposition by us of the shares of the lower-tier PFIC or receipt by us of a distribution from the lower-tier PFIC generally will be treated as a deemed disposition of such shares or the deemed receipt of such distribution by the U.S. Holder, subject to taxation under the PFIC rules even though the U.S. Holder does not receive any proceeds from those dispositions or distributions. There can be no assurance that a U.S. Holder will be able to make a QEF election with respect to any lower-tier PFICs in which we invest. Each U.S. Holder is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a lower-tier PFIC.
U.S. Holders should consult their tax advisors to determine under what circumstances these elections would be available and, if available, what the consequences of the alternative treatments would be in their particular circumstances.
The application of the PFIC rules to U.S. Holders of Warrants is unclear. Section 1298(a)(4) of the Code provides that, to the extent provided in U.S. Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of certain PFIC rules. Proposed Treasury regulations under Section 1298(a)(4) of the Code, which were promulgated with a retroactive effective date, generally treat an “option” (which would include a Warrant) to acquire the stock of a PFIC as stock of the PFIC. However, no final U.S. Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. Therefore, it is possible that the proposed Treasury regulations if finalized in their current form would apply to cause gain recognized on the taxable disposition of Warrants to be subject to the excess distribution regime discussed above. Additionally, final U.S. Treasury regulations issued under the PFIC rules provide that the QEF election does not apply to options and no mark-to-market election is currently available with respect to options.
If a U.S. Holder holds our Equity Securities in any year in which we are treated as a PFIC, the U.S. Holder will be required to file IRS Form 8621 and may be subject to certain other information reporting requirements.
The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisors with respect to the consequences to them of an investment in a PFIC, any elections available

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

with respect to our Equity Securities and the IRS information reporting obligations with respect to the purchase, ownership, and disposition of our Equity Securities in the event we are determined to be a PFIC.
Tax on Net Investment Income
U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Equity Securities), or in the case of estates and trusts on their net investment income that is not distributed to beneficiaries of the estate or trust. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.
Information Reporting and Withholding
A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of our Equity Securities. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.
Certain U.S. Holders with interests in “specified foreign financial assets” (including, among other assets, our Equity Securities, unless such Equity Securities are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance). You should consult your own tax advisor as to the possible obligation to file such information report.
Certain U.S. Holders will be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of cash or other property to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Each U.S. Holder is urged to consult with its own tax advisor regarding this reporting obligation.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR EQUITY SECURITIES. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT RELATING TO THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR EQUITY SECURITIES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING
ThinkEquity LLC is acting as the representative of the several underwriters (the “Representative”). On                      , 2026, we entered into an underwriting agreement with the Representative, or the Underwriting Agreement. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of Ordinary Shares listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus.
Underwriters	Number of Ordinary Shares
ThinkEquity LLC

Total

The underwriters have committed to purchase all of the Ordinary Shares offered by us in this offering other than those covered by the over-allotment option described below. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.
The underwriters are offering Ordinary Shares subject to prior sale when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.
The underwriters propose to offer the Ordinary Shares to the public at the public offering price set forth on the cover of the prospectus. After Ordinary Shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.
Over-Allotment Option
We have granted to the Representative an option, exercisable for 45 days after the closing of the offering, to purchase up to additional Ordinary Shares (representing 15.0% of the Ordinary Shares sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The Representative may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our Ordinary Shares in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our Ordinary Shares that are the subject of this offering. If this option is exercised in full, the total offering price to the public will be $      million and the total net proceeds to us, before expenses, will be $     million.
Discounts and Commissions
The underwriters have advised that the underwriters propose to offer the Ordinary Shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer the Ordinary Shares to securities dealers at that price less a concession of not more than $      per share, of which up to may be re-allowed to other dealers.
The following table summarizes the public offering price, underwriting discounts and commissions, and proceeds to us before expenses, assuming both no exercise and full exercise by the Representative of the over-allotment option.

UNDERWRITING

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$
Underwriting discount (7.0%)(1)	$
Proceeds, before expenses, to us	$

1)
We have agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the Representative’s over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $50,000 to the Representative, which will be applied against the Representative’s actual out-of-pocket accountable expenses that are payable by us in connection with this offering and such expense deposit shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of Ipreo book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, data services and communications expenses up to $10,000, the actual accountable “road show” expenses up to $10,000 and the costs of market making and trading and clearing firm settlement expenses up to $30,000; provided however that the aggregate accountable expenses reimbursement will not exceed $250,000.
We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1.4 million.
Representative’s Warrants
We have agreed to issue to the Representative, upon the consummation of this offering, warrants to purchase up to an aggregate           Ordinary Shares (representing 5.0% of the Ordinary Shares sold in this offering, including any Ordinary Shares sold upon exercise of the Representative’s over-allotment option), or the Representative’s Warrants. The Representative’s Warrants are exercisable at a per share price equal to $       (representing 125.0% of the public offering price per share in this offering). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half (4.5) year period commencing 180 days from the commencement of sales of the securities in this offering. The Representatives Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.
The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1)(A). The Representative (or permitted assignees under Rule 5110(e)(1)(A)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from commencement of sales in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants

UNDERWRITING

may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of Ordinary Shares underlying such warrants, will be adjusted for issuances of Ordinary Shares by us at a price below the exercise price of the Representative’s Warrants.
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
Pursuant to certain “lock-up” agreements, we, our executive officers and directors and substantially all of the current holders of our Ordinary Shares or securities convertible into Ordinary Shares, will agree, for a period of twelve (12) months from the closing of this offering, with respect to our directors and executive officers and for a period of six (6) months from the closing of this offering with respect to the Company and all other holders of our securities, not to (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (c) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise. We agree to file a customary universal shelf registration statement within 30 days of the earlier of (i) the expiration of the restricted period described above and (ii) the date of its initial eligibility to do so. Additionally, we agree that for a period of 24 months after the offering we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the Representative.
Right of First Refusal
We will grant the Representative a right of first refusal, for a period of 18 months from the closing of the offering, to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 18-month period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.
Pricing of the Offering
Prior to this offering, there was no established public market for our Ordinary Shares. The public offering price will be negotiated between us and the underwriters. In determining the price, we will consider our history and prospects, our business potential and earnings prospects, an assessment of our management, general securities market conditions at the time of the offering, and such other factors that we deem relevant.
An active trading market for our Ordinary Shares may not develop. It is also possible that the Ordinary Shares will not trade in the public market or above the initial public offering price following the closing of this offering.

UNDERWRITING

Indemnification
We have agreed to indemnify the underwriters and their affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, undertaken in good faith.
Electronic Offer, Sale and Distribution of Shares
This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Offer Restrictions Outside of the United States
Other than in the United States, no action has been taken that would permit a public offering of our Ordinary Shares in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada
The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation,

UNDERWRITING

provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors

UNDERWRITING

(cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The Ordinary Shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be made effective only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:
➢
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l as amended, or Qualified Investors; and

➢
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
➢
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

➢
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the

UNDERWRITING

regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
Hong Kong
Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other

UNDERWRITING

than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or SFO, and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong), or the CO, or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.
United Kingdom
The securities are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the shares or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the Ordinary Shares while the offering is in progress.
Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares that the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that the underwriters purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the underwriters purchase in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchase in the offering.

UNDERWRITING

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Ordinary Shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Ordinary Shares. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Other Relationships
The underwriters and their affiliates may in the future provide various advisory, investment and commercial banking and other services for us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have not yet had, and have no present arrangements with the underwriters for any further services.

EXPENSES
Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:
SEC registration fee	$2,382
Exchange listing fee	$50,000
FINRA filing fee	$3,088
Transfer agent fees and expenses	$20,000
Printer fees and expenses	$57,800
Legal fees and expenses	$560,000
Accounting fees and expenses	$374,820
Miscellaneous	$311,910
Total	$1,380,000

LEGAL MATTERS
The validity of the issuance of our Ordinary Shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A. Certain legal matters in connection with this offering will be passed upon for the underwriters by Carter Ledyard & Milburn LLP with respect to U.S. federal law.
EXPERTS
The consolidated financial statements of Silentium Ltd. as of December 31, 2025 and 2024 and for the years then ended, included in the registration statement on Form F-1 of which this prospectus forms a part, have been so included in reliance on the report of Ziv Haft, a BDO member firm, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains explanatory paragraphs regarding the Company’s ability to continue as a going concern and the restatement of the 2024 consolidated financial statements to correct an error in the calculation of basic and diluted earnings per share, as discussed in Note 16 and Note 1.C to the consolidated financial statements.
ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated in Israel. Service of process upon us, our directors and officers and the Israeli experts, if any, named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.
Silentium USA Inc. is our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Silentium USA Inc. is 108 W. 13th Street, Suite 100, Wilmington, Delaware 19801.
We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged

ENFORCEMENT OF CIVIL LIABILITIES

violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.
Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:
➢
subject to limited exceptions, the judgment is final and non-appealable;

➢
the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

➢
the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

➢
the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

➢
adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

➢
the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

➢
the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

➢
an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.
Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, our principal shareholders will be exempt from the reporting requirements pursuant to Section 16 of the Exchange Act, and our principal shareholders, directors and officers will be exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a corporate website at www.silentium.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Silentium Ltd.
Consolidated Financial Statements
As of December 31, 2025 and 2024

Silentium Ltd.
Consolidated Financial Statements
As of December 31, 2025 and 2024
The amounts are stated in U.S. Dollars, in thousands, except share and per share amounts

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Silentium Ltd.
Ness Ziona, Israel
We have audited the accompanying consolidated balance sheets of SILENTIUM Ltd. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1C, the financial statements for the year ended December 31, 2024 have been restated to correct an error in basic and diluted net profit/ (loss) per share and basic and diluted weighted average shares outstanding for year ended December 31, 2024.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations since inception. As of December 31, 2025, the Company had incurred accumulated losses of $77.56 million. The Company’s operations have been funded substantially through issuance of ordinary shares, preferred shares, SAFEs, and government grants. Considering the above, the Company’s dependence on external funding for its operations raises a substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are described in Note 1. The consolidated financial Statements do not include any adjustments that might result from the outcome of these uncertainties.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.
Tel-Aviv, Israel
March 30, 2026
(except for the effects of the reverse stock split described in Note 16, which is dated May 28, 2026, and except for the effect of the restatement discussed in Note 1C which is dated July 7, 2026)	/s/ Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

SILENTIUM LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars, in thousands, except share and per share amounts)
		December 31,
	Note	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		831	2,265
Restricted deposits		266	599
Trade receivables, net	13	849	788
Other accounts receivables	4	161	230
Total current assets		2,107	3,882
LONG-TERM ASSETS:
Property and equipment, net	5	86	161
Operating right-of-use assets	6	1,512	1,792
Total Long-term assets		1,598	1,953
TOTAL ASSETS		3,705	5,835
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term bank loans	7	1,533	960
Trade payables		102	48
Deferred revenues	13	25	37
Lease liabilities	6	348	294
Other accounts payable	8	1,042	976
SAFE Liabilities	9	1,324	—
Warrants and other derivatives	10	886	—
Total current liabilities		5,260	2,315
LONG TERM LIABILITIES:
Long-term lease liabilities	6	1,196	1,294
Warrants and other derivatives	10	—	805
Long-term bank loans	7	606	1,333
Total non-current liabilities		1,802	3,432
COMMITMENTS AND CONTINGENCIES	11
TEMPORARY EQUITY(**)	12	7,536	6,389
Convertible Preferred Shares A through A-7 (no par value): 37,698 and 47,670 shares authorized as of December 31, 2025 and December 31, 2024 respectively, and 37,698 shares issued and outstanding as of December 31, 2025 and December 31, 2024.

Convertible Preferred Shares B-1 through B-2 (no par value): 306,622 shares authorized as of December 31, 2025 and December 31, 2024; 153,311 shares issued and outstanding as of December 31, 2025 and December 31, 2024.

Convertible Preferred Shares C through C-2 (no par value): 2,154,593 and 970,874 shares authorized as of
December 31, 2025 and December 31, 2024 respectively; 763,511 and 541,449 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.

DEFICIT	12
Ordinary shares (no par value): 3,326,330 and 3,398,058 shares authorized as of December 31, 2025 and December 31, 2024 respectively; 407,521 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively(**).
		*	*
Additional paid-in capital		66,670	66,555
Translation reserve		(5)	(14)
Accumulated deficit		(77,558)	(72,842)
Total Shareholders’ deficit		(10,893)	(6,301)
TOTAL LIABILITIES AND SHAREHOLDERS ‘ DEFECIT		3,705	5,835

*
Represents an amount less than $1.

**
After adjusting for the reverse stock split. See note 16.

The accompanying notes are an integral part of the consolidated financial statements.

SILENTIUM LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(U.S. dollars, in thousands, except share and per share amounts)
		December 31,
	Note	2025	2024
Revenues	13	3,949	3,911
Cost of revenues		1,248	995
Gross profit		2,701	2,916
Operating expenses:
Research and development, net		3,914	3,826
Selling and marketing		1,087	1,458
General and administrative		2,047	1,968
Total operating expenses		7,048	7,252
Operating loss		(4,347)	(4,336)
Financial income (expenses), net		(211)	623
Loss before tax		(4,558)	(3,713)
Tax on income		158	124
Loss for the year		(4,716)	(3,837)
Other comprehensive income (loss), net of tax:
Exchange income (losses) arising on translation of foreign operations		9	(11)
Other comprehensive loss		9	(11)
Total comprehensive loss		(4,707)	(3,848)
Earnings (loss) per share, as restated(**)	15
Earnings (Loss) per share (Basic)(*)		(10.67)	15.94
Loss per share (Diluted)(*)		(10.67)	(8.86)
Weighted average ordinary shares (Basic)(*)		442,372	158,960
Weighted average ordinary shares (Diluted)(*)		442,372	549,700

*
After adjusting for the reverse stock split. See note 16.

**
See Note 1: Description of Business — Correction of an error on the reported amounts for the year ended December 31, 2024

The accompanying notes are an integral part of the consolidated financial statements.

SILENTIUM LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(U.S. dollars, in thousands, except share and per share amounts)
	Share capital	Additional paid-in capital	Translation reserve	Accumulated deficit	Total shareholders’ deficit
Balance as of January 1, 2024	*	3,360	(3)	(69,005)	(65,648)
Share based compensation	—	285	—	—	285
Extinguishment	—	62,910	—	—	62,910
Total comprehensive loss	—	—	(11)	(3,837)	(3,848)
Balance as of December 31, 2024	*	66,555	(14)	(72,842)	(6,301)
Share based compensation	—	115	—	—	115
Total comprehensive income (loss)	—	—	9	(4,716)	(4,707)
Balance as of December 31, 2025	*	66,670	(5)	(77,558)	(10,893)

*
Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

SILENTIUM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars, in thousands, except share and per share amounts)
	December 31,
	2025	2024
Cash flows from operating activities:
Net Loss	(4,716)	(3,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	77	173
Share based compensation	115	285
Financing costs	195	(893)
Increase in trade receivables	(52)	(128)
Decrease (Increase) in other account receivables	69	(94)
Increase (Decrease) in trade payables	54	(95)
Decrease in deferred revenue	(12)	(75)
Increase in other accounts payable	64	188
Net cash used in operating activities	(4,206)	(4,476)
Cash flows from investing activities:
Restricted deposit	333	160
Purchase of property and equipment	(2)	(9)
Net cash provided by (used) in investing activities	331	151
Cash flows from Financing activities:
Bank loans received	550	1,000
Bank loans repaid	(973)	(1,070)
Issuance of shares	1,494	3,548
Issuance of SAFE Liabilities	1,324	1,463
Net cash provided by financing activities	2,395	4,941
Increase (decrease) in cash and cash equivalents	(1,480)	616
Effect of changes in foreign exchange rates	46	(31)
Cash and cash equivalents at the beginning of the year	2,265	1,680
Cash and cash equivalents at the end of the year	831	2,265
Appendix A: Non-Cash activities:
Reclassification of Preferred Stock from temporary equity to permanent equity	0	62,910
Conversion of SAFE Liabilities into shares	0	1,644
Appendix B: Supplemental cash flow activities:
Income tax paid	158	124
Interest paid	278	301
The accompanying notes are an integral part of the consolidated financial statements.

Silentium Ltd.
Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)
Note 1 — Description of Business:
A.
Description of the Company and its operations:

Silentium Ltd. (“the Company”) was incorporated in 1997. The Company and its subsidiaries (collectively, “the Group”) are engaged in developing and marketing products and services using the Company’s proprietary Active Noise Control Technology (ANC). In 2018, the Company incorporated a fully owned subsidiary in Hong Kong called Silentium (Asia) LTD, which serves as a holding company for its wholly owned subsidiary in the People’s Republic of China (hereinunder “PRC”) also incorporated in 2018 called Silentium Acoustic Technology (Shanghai) Co LTD (hereinunder “SATC”). In November 2024, the Company incorporated a subsidiary called Silentium USA INC (hereinunder, “SUSA”) in Delaware, USA. SUSA and SATC engage in business development, sales, account acquisition and management and customer engineering in USA and Asia Pacific (“APAC”) including the Peoples Republic of China and other Pacific Rim countries such as Japan and South Korea respectively.
B.
Going concern:

The accompanying financial statements (the “Financial Statements”) have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and negative cash flows from operations since inception. As of December 31, 2025, the Company has incurred accumulated losses of 77,558 and expects to continue to fund its operations through fundings such as issuance of Ordinary and Preferred shares and warrants, SAFEs, and through Israeli governmental grants. There is no assurance that such financing will be obtained. Considering the above, our dependence on external funding for our operations raises a substantial doubt about our ability to continue as a going concern. The Financial Statements do not include any adjustments that might result from the outcome of these uncertainties.
These Financial Statements were authorized by the Board of Directors on March 30, 2026.

C.
Correction of an error

Subsequent to the issuance of the Company’s amended F-1 on June 18, 2026, management identified an error in the calculation of the weighted average number of shares outstanding in 2024 on a basic and diluted basis, which also resulted in an error in the calculation of net profit (loss) per share attributable to ordinary shareholders, basic and diluted.
The error resulted in an understatement of basic and diluted earnings (loss) per share for the year ended December 31, 2024. The error did not affect previously reported net income, total equity, cash flows or total assets and liability.
Management evaluated the materiality of the error in accordance with ASC 250, Accounting Changes and Error Corrections, SEC Staff Accounting Bulletin No. 99, Materiality and SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and concluded that the error was material to the previously issued financial statements for the year ended December 31, 2024. Accordingly, the accompanying financial statements have been restated to correct the error.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 1 — Description of Business: (continued)
The following tables present the effects of the restatement on the Company’s previously reported Consolidated Statements of Comprehensive Loss
	Year ended December 31, 2024
	As previously reported	Adjustment	As Restated
Loss for the year	(3,837)	—	(3,837)
Earnings (loss) per share(*)
Earnings per share (Basic)	$0.08	$15.86	$15.94
Loss per share (Diluted)	$(0.09)	$(8.77)	$(8.86)
Weighted average ordinary shares (Basic)	51,774,703	(51,615,743)	158,960
Weighted average ordinary shares (Diluted)	52,166,109	(51,616,409)	549,700

*)
After adjusting for the reverse stock split. See note 16.

Note 2 — Summary of Significant Accounting Policies:
Basis of presentation
The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).
Principle of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.
Functional currency
The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“USD”).
Transactions and balances originally denominated in USD are presented at their original amounts. Balances in non-USD currencies are translated into USD using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-USD transactions and other items in the statements of income (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation) — historical exchange rates. Currency transaction gains and losses are presented in financial expenses (income), net as appropriate. The functional currency of the Company and all its subsidiaries except for SATC is the USD. The functional currency of SATC is the Chinese RMB.
Use of estimates and assumptions in the preparation of the financial statements:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. As applicable to these financial statements, the most significant estimates and assumptions relate to the fair value of certain warrants and derivative financial instruments, the fair value that impacts extinguishment or modification of temporary

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 2 — Summary of Significant Accounting Policies: (continued)
equity, the interest rate used for lease liability measurement, and share-based compensation. It is possible that actual results will differ from those estimates.
Cash and cash equivalents
Cash equivalents are considered by the Company highly-liquid investments, including inter-alia, short-term deposits with banks, with maturities not exceeding three months at time of deposit and which are unrestricted.
Restricted cash:
Restricted cash is primarily invested in highly liquid deposits, which are used as a security for credit card payments, bank loan and rental payments.
Property and equipment, net:
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over their estimated useful lives. Annual rates of depreciation are as follows:
%
Computers and peripheral equipment	33
Electronic equipment	15
Office furniture and equipment	6
Leasehold improvements	The shorter of term of the lease or the useful life of the asset
Stock-based compensation:
The Company accounts for stock-based compensation using the fair market value method under which compensation cost is measured at the grant date based on the award value and is recognized over the service period, which is usually the vesting period. For stock options, fair value is determined using an option-pricing model which considers various factors including the stock price at the grant date, the exercise price, the expected option’s life, the underlying stock volatility, expected dividends, and the risk-free interest rate for the option’s expected life.
Revenue recognition:
The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers,” with respect to all contracts with customers.
The Company enters into contracts with original equipment manufacturers (OEMs) and Tier-1 (providing finished goods directly to OEMs) and Tier-2 (providing goods indirectly to OEMs) automotive suppliers.
The main promise identified in those contracts is generally a combined performance obligation to provide a functional software term license (usually for an enforceable initial period of around 5 years), which is tuned and adjusted for each vehicle model’s specific acoustic and internal design. Applying judgment, the Company concluded that tuning and porting services that adjust the software code are not distinct in the context of the contract from the related software license provided. This is because without those adjustments, which require the unique specialty of the Company’s personnel, the Company’s Active Noise Control Technology cannot perform its essential functions as intended.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 2 — Summary of Significant Accounting Policies: (continued)
Revenue from software licenses is recognized at a point in time. For licenses granted, the Company receives predominantly sales and usage-based fees, which are calculated with reference to the volume of sales of Tier-1 and 2 suppliers’ equipment to OEMs and installation of the Company’s software in OEM equipment. Fees are generally paid within 60 days of invoice receipt.
Applying the ‘royalties exception’ of ASC 606-10-55-65, the Company recognizes revenue from sales and usage-based fees at the later of (a) the occurrence of related sale or installation; and (b) when the adjusted software is ready to be installed in the applicable vehicle model. In these contracts, the Company also provides assurance-type warranty to its customers.
The Company also provides its customer with proof-of-concept reports on the feasibility of its technology to certain designs of vehicle models. Revenue from these reports is recognized when customer acceptance is received for a report. Transaction price is allocated to the different reports within a project based on their standalone selling price, determined with reference to their fulfilment cost plus a margin.
The Company also applies the practical expedient in ASC 606-10-65-1 and does not adjust the transaction price for the effects of a significant financing component when a customer pays for a good within one year or less.
Research and development costs:
The Company expenses research and development costs as incurred.
Royalty-bearing grants:
The Company receives royalty-bearing grants from the Israeli Innovation Authority (“IIA”) for approved research and development projects. Under Israeli law, royalties on the revenues derived from products and services developed using such grants, are payable to the Israeli Government.
The grants are linked to the exchange rate of the US dollar to the New Israeli Shekel and bear interest of the Secured Overnight Financing Rate (“SOFR”) per year (SOFR is a benchmark interest rate which replaced LIBOR).
The Company recognizes these grants when they are due based on the costs incurred which have been offset against research and development expenses as provided by the relevant agreements.
Research and development grants for the years ended December 31, 2025 and 2024 amounted to 6 and 362 respectively.
Severance pay:
Pursuant to Israeli law, employees are generally entitled to severance pay upon retirement or dismissal, or upon termination of their employment without cause.
As a result of Section 14 of the Severance Pay Law, most of the Company’s Israeli employees are covered by defined contribution plans in which the Company makes fixed contributions. As long as the fund does not contain sufficient funds to cover all employee benefits relating to employee service in the current and previous periods, the company will not be legally or constructively obligated to pay any further contributions. Severance contributions in a defined contribution plan are recognized as an expense when they are made concurrently with receiving employee services, and no additional provision is required in the financial statements.
As of December 31, 2025 and December 31, 2024, all Israeli employees are covered by Section 14 of Severance Pay Law.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 2 — Summary of Significant Accounting Policies: (continued)
Fair value measurement
Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:
Level 1:   Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:   Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.
Level 3:   Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
Financial instruments measured at fair value on a recurring basis
The following is a roll forward of the fair value of financial liabilities classified under Level 3:
	2025
	Warrants and other derivatives	SAFE liabilities
January 1	805	—
Issuance	483	1,324
Change in fair value	(402)	—
December 31	886	1,324

	2024
	Warrants and other derivatives	SAFE liabilities
January 1	576	1,212
Issuance	166	1,463
Change in fair value	63	(1,032)
Conversion to equity	—	(1,617)
Conversion to warrants	—	(26)
December 31	805	—

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 2 — Summary of Significant Accounting Policies: (continued)
The fair value of all financial instruments of the Company was calculated using a Black Scholes and Merton model. The following table presents the main unobservable inputs used in the model for the periods presented:
	December 31
	2025	2024
Expected volatility	50%	55%
Expected time to liquidation (years)	1	1.25

Financial instruments measured at fair value on a non-recurring basis
Financial instruments not recorded at fair value on a recurring basis include cash and cash equivalents, restricted deposits, trade receivables and trade and other accounts payables. Due to their nature, their fair value approximates their carrying value.
Preferred Shares issued
When the Company issues preferred shares, it considers the provisions of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) in order to determine whether the preferred share should be classified as a liability. If an instrument is not within the scope of ASC 480, the Company further analyzes the instrument’s characteristics in order to determine whether it should be classified within temporary equity (mezzanine) or within permanent equity in accordance with the provisions of ASC 480-10-S99. The Company’s redeemable convertible preferred shares are not mandatorily or currently redeemable. However, they include payment provisions upon Liquidation Events that would constitute redemption events that are outside of the Company’s control. As such, all shares of redeemable preferred shares had been presented outside of permanent equity.
Contracts over Preferred Shares and SAFE liabilities
When the Company issues other freestanding instruments, the Company first analyzes the provisions of ASC 480 in order to determine whether the instrument should be classified as a liability, with subsequent changes in fair value recognized in the statements of operations in each period. If the instrument is not within the scope of ASC 480, the Company further analyzes the provisions of ASC 815-40 in order to determine whether the instrument should be classified within equity or classified as an asset or liability, with subsequent changes in fair value recognized in the statements of operations in each period. The Company’s issued financial instruments that are convertible to preferred shares, such as warrants over preferred shares and SAFE liabilities are in the scope of ASC 480.
Contracts over Ordinary Shares
Warrants to purchase Ordinary Shares are not within the scope of ASC 480, and as such the Company further analyzes the provisions of ASC 815-40 in order to determine whether the contract should be classified within equity or classified as a liability, with subsequent changes in fair value recognized in the statements of operations in each period.
Under ASC 815-40, contracts that are not indexed to the Company’s own stock, or that contain redemption features not within the Company’s control are classified as liabilities recorded at fair value. This liability is subject to re-measurement at each balance sheet date until the instruments are exercised or expire, or upon reassessment of classification.
Warrants and other derivative financial instruments issued to the Bank (see Note 10) are either convertible to Preferred Shares or may be settled for cash under certain circumstances and as such are classified as financial liabilities.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 2 — Summary of Significant Accounting Policies: (continued)
Bank Loans
When the Company originates a loan together with detachable liability-classified derivative financial instruments, it first allocates the consideration to the derivative liability and the residual to the loan liability, measured at amortized cost.
When the Company modifies the terms of its debt, it determines whether to account for these modifications as troubled debt restructuring. For modifications that are not trouble debt restructuring, it goes on to determine whether to account for these modifications as debt modifications or debt extinguishments. As part of the assessment, the Company determines whether the amended terms are substantially different, defined as the present value of the remaining cash flows after amendment differ by at least 10% of those prior to the amendment.
Earnings (loss) per share
The Company’s basic net earnings (loss) per share is calculated by dividing net earnings (loss) attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net earnings (loss) per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net earnings (loss) per share is the same as basic net earnings (loss) per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.
The Company computes net earnings (loss) per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, based on their preference and on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss is not allocated to the Company’s participating securities.
Newly issued and recently adopted accounting pronouncements:
Recently Adopted Accounting Pronouncements
Emerging growth company:   The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act.
In December, 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. The ASU will be effective for fiscal years beginning after December 15, 2025, and allows adoption on a prospective basis, with a retrospective option.
Recent Accounting Guidance Issued, Not Yet Adopted:
In November 2024, the FASB issued ASU No. 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The ASU improves the disclosures about

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 2 — Summary of Significant Accounting Policies: (continued)
a public business entity’s expenses and provides more detailed information about the types of expenses in commonly presented expense captions. The amendments require that at each interim and annual reporting period an entity will, inter alia, disclose amounts of purchases of inventory, employee compensation, depreciation and amortization included in each relevant expense caption (such as cost of sales, SG&A and research and development). The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.
In July 2025, the FASB issued ASU 2025-05 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The ASU introduces a practical expedient for all entities when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under the practical expedient, when developing reasonable and supportable forecast as part of estimating expected credit losses, an entity may assume that current conditions as of the balance sheet date do not change for the remaining life of the asset. The ASU is effective for annual reporting period beginning after December 15, 2025 and interim reporting within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods. The Company is evaluating the impact of ASU 2025-05 on its consolidated financial statements if it elects to apply the practical expedient.
In December 2025, the FASB issued ASU 2025-11 to amend the guidance in “Interim Reporting” (Topic 270). The update provides clarifications intended to improve the consistency and usability of interim disclosure requirements, including a comprehensive listing of required interim disclosures and a new disclosure principle for reporting material events occurring after the most recent annual period. The amendments do not change the underlying objectives of interim reporting but are designed to enhance clarity in application. The guidance is effective for fiscal years beginning after December 15, 2028, including interim periods within those fiscal years. The Company is in the process of evaluating the effects of the ASU on interim reporting.
ASU 2025-10 — Government Grants (Topic 832)
In November 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities, which provides comprehensive guidance on the recognition, measurement, and presentation of government grants. The amendments are effective for annual reporting periods beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of this guidance on its accounting for government assistance arrangements.
Note 3 — Segment Information:
The Company operates its business as one operating segment and one reportable segment. The Company has identified its Chief Executive Officer as its Chief Operating Decision Maker (“CODM”.) The CODM uses revenues and net income for purposes of assessing performance and deciding how to allocate resources. CODM is regularly provided with the total expenses noted on the face of the income statement. Significant non-cash expenses such as depreciation expenses and stock-based compensation expenses appear in the statement of cash flows. See note 13.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 4 — Prepaid Expenses and Other Accounts Receivables:
	December 31,
	2025	2024
Prepaid expenses	26	119
Grants receivable	—	60
Government institutions	135	51
Total	161	230

Note 5 — Property and Equipment, Net:
	December 31
	2025	2024
Cost:
Computers and peripheral equipment	764	762
Electronic equipment	483	483
Office furniture and equipment	131	131
Leasehold improvements	470	470
	1,848	1,846
Accumulated depreciation:
Computers and peripheral equipment	757	729
Electronic equipment	432	391
Office furniture and equipment	120	118
Leasehold improvements	453	447
	1,762	1,685
Depreciated cost	86	161

Note 6 — Leases:
The facilities of the Company are leased under various operating lease agreements for periods ending no later than 2030. The Company also has the option to extend the term of certain facility lease agreements, and when the Company expects to extend the leases they are included in the calculation of right-of-use assets.
The following table presents the components of the Company’s lease cost in the Company’s consolidated statements of comprehensive loss for the years ended December 31, 2025 and 2024:
	For the Years Ended December 31,
Component of Lease Cost	2025	2024
Operating lease cost	$438	$430

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

Note 6 — Leases: (continued)
Supplemental cash flow information related to operating leases was as follows:
	For the Years Ended December 31,
	2025	2024
Cash paid under operating lease agreements	$403	$382

Undiscounted maturities of future operating lease payments as of December 31, 2025 are summarized as follows:
December 31, 2025
2026	$431
2027	406
2028	388
2029	336
2030	252
Total future lease payments	1,813
Less imputed interest	(269)
Total lease liabilities	$1,544

The following table includes the weighted-average lease terms and discount rates for operating leases as of December 31, 2025 and 2024:
	December 31,
	2025	2024
Operating leases weighted average remaining lease term (in years)	4.41	5.36
Operating leases weighted average discount rate	8.67%	8.61%

NOTE 7 — Long Term Loans:
	December 31,
	2025	2024
Total Loans	2,139	2,293
Less – Current portion	1,533	960
Long-term Loans	606	1,333
Payable in 2026	—	993
Payable in 2027	606	340
	606	1,333

As part of a loan agreement with bank Mizrahi Tefahot LTD (“the Bank”) in 2020, the Company granted warrants in the amount of 400 at an exercise price of $183.34 per share, subject to adjustments, and expires

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 7 — Long Term Loans: (continued)
in December 2027. Upon an Exit Event (such as an IPO or change in control), the Bank may elect to receive an alternative cash payment of 300 in lieu of the warrants.
In October 2022, the Company entered into a loan agreement with the Bank for a long-term loan in the amount of 3,000, which was to be repaid within 3 years from receipt. The annual interest rate is 7.5%+ Term SOFR (adjusted monthly). As part of the agreement, the company granted an additional warrant which entitles the Bank to invest 300 in consideration for 44,810 Preferred C Shares at an exercise price of $6.70 per share in addition to 200% warrant coverage exercisable at an exercise price of $6.70 per share, or alternatively to participate as an investor in the September 2025 SAFE, with an investment of 300, in lieu of exercising the additional warrant. Alternatively, the Bank is entitled to require a cash payment equal to 375 in lieu of the additional warrant.
In 2025, the bank agreed to defer principal payments of the unpaid portion of the loan, and the loan will become fully repayable in October 2026.
The warrants granted are classified as liabilities, because their settlement amount varies with the occurrence of an exit event, and they may be redeemed for cash under circumstances not solely within the control of the Company.
In December 2024, the Company entered into an additional loan agreement with the Bank for a long-term loan in total amount of 1,000. The loan period is 3 years from the signing date. The annual interest rate is 7.5%+ Term SOFR (adjusted monthly) and the Principal payments of this loan will be repaid in 24 equal installments starting from January 2026. The loan agreements provided for an exit bonus of 150 or 225 in the event of an exit occurring by December 31, 2026 or after December 31, 2026 respectively.
In November 2025, the Company entered into an additional agreement with the Bank for a short-term loan in total amount of 400. The annual interest rate is 7.5%+ Term SOFR (adjusted monthly) and the Company will repay this loan in November 2026. In addition, the exit bonus was increased by 150.
The Company recognized interest expenses of 278 and 325 in 2025 and 2024 respectively for the loans.
NOTE 8 — OTHER ACCOUNTS PAYABLE:
	December 31,
	2025	2024
Employees and payroll accruals	520	591
Accrued expenses and other payables	450	265
Provisions for IIA and Bird grants	72	120
	1,042	976

NOTE 9 — SAFE LIABILITIES:
In September 2025, the Company entered into certain Simple Agreements for Future Equity (“SAFE”) investment agreements (“2025 SAFEs”) with certain investors. As of December 31, 2025, the Company had received aggregate proceeds of 1,324. See note 16 regarding funds received for the 2025 SAFEs after December 31, 2025. In the event of an equity financing, the 2025 SAFEs will automatically convert into the number of shares of Safe Preferred Shares equal to the amount invested divided by the conversion price, based on a price per share that reflects a pre-money valuation of 3,000 for the Company or that reflects a 25% discount on the price per share in the equity financing (whichever calculation results in a greater number of shares of Safe Preferred Shares). The 2025 SAFEs were recognized as short-term liabilities as of December 31, 2025.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 10 — WARRANTS AND OTHER DERIVATIVES:
The table below reflects warrants outstanding at December 31, 2025, and 2024
Share Class into which warrants may be exercised	Expiry date	Exercise price	Number of warrants
			2025	2024	Classification
Preferred B-2(*)	Between September 2026 and May 2027	$17.45	153,311	153,311	Liability
Ordinary	31 Dec 2027	$183.13	2,185	2,185	Liability
Preferred C(**)	Between October 2030 and February 2031	$6.70	44,810	44,810	Liability
Preferred C	Earlier of an IPO, liquidity event or June 15, 2027	$6.70	444,125	—	Liability
Ordinary	June 1, 2032	$70.86	586	586	Equity
Ordinary	An exit or liquidation event	—	22,232	22,232	Equity
			667,249	223,124

*)
Exercise price is $0 if the Company is sold for 50,000 or less.

**)
See note 7 regarding warrants.

NOTE 11 — COMMITMENTS AND CONTINGENCIES:
Provisions for grants:
Royalties to the Office of the Israeli Innovation Authorities (“the IIA”):
The Company received royalty-bearing grants from the Israeli Innovation Authority (“IIA”) for approved research and development projects Under Israeli law, royalties on the revenues derived from products and services developed using such grants, are payable to the Israeli Government.
The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bear interest of the Secured Overnight Financing Rate (“SOFR”) per year (SOFR is a benchmark interest rate which replaced LIBOR). The Company is required to pay royalties in connection with such grants at the rate of 3% of qualifying revenues, up to the total dollar-linked amount of such grants. research and development (“R&D”)
As of December 31, 2025 and 2024, the Company has a contingent obligation to pay royalties of approximately 4,425 and 4,282, respectively.
Royalties to the BIRD Foundation:
The Company is committed to paying royalties to the BIRD Foundation at a rate of 5% on the sales of products developed with the funds, from products and services incorporating the know-how developed during the project, if and when such sales are recognized, provided by the BIRD Foundation, up to an amount equal to 150% of dollar-linked research and development grants related to such projects.
As of December 31, 2025 and 2024, the Company has a contingent obligation in the amount 1,067 and 1,077 respectively to BIRD Foundation.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 11 — COMMITMENTS AND CONTINGENCIES: (continued)
Ministry of Economy and Industry grants:
A grant application has been submitted to and approved by the Ministry of Economy and Industry under the “Smart Money” program for marketing and business activities in China and Japan. Royalties will be charged as soon as the company is not entitled to reimbursement of expenses under the program and sales reach 50% of the revenue basis or 250 for each activity, whichever is lower. Royalties will be paid annually until full repayment of the granted amount including inflation has been made.
As of December 31, 2025 and 2024 the Company has a contingent obligation in the amount of 432 and 460 respectively to the Ministry of Economy, in respect of funding received by the Ministry of Economy and Industry.
NOTE 12 — SHAREHOLDERS’ EQUITY AND TEMPORARY EQUITY:
a.
Composition of share capital(*):

	December 31, 2025		December 31, 2024
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares		Number of shares
All of the shares are of no-par value
Ordinary shares	3,326,330	407,521	3,398,058	407,521
Preferred A-1 shares	6,201	6,201	12,621	6,201
Preferred A-2 shares	4,700	4,700	11,650	4,700
Preferred A-3 shares	1,041	1,041	4,369	1,041
Preferred A-4 shares	2,812	2,812	2,913	2,812
Preferred A-5 shares	22,944	22,944	15,534	22,944
Preferred A-6 shares	—	—	291	—
Preferred A-7 shares	—	—	291	—
Preferred B-1 shares	153,311	153,311	153,311	153,311
Preferred B-2 shares	153,311	—	153,311	—
Preferred C shares	2,154,593	763,511	970,874	541,449
	5,825,243	1,362,041	4,723,223	1,139,979

*)
After adjusting for the reverse stock split. See note 16

b.   On September 5, 2024, the Company entered into the Series C Preferred Share Purchase and Recapitalization Agreement for the issuance of Series C Preferred Shares (“September 2024 SPA”), in the amount of 3,625. Pursuant to the September 2024 SPA, all existing preferred shares, including Series A, Series B-1, Series B-2, Series B-3, Series B-4, Series C-1, Series C-2, Series D, Series D-1, and Series D-2, were converted on a 1:1 basis into Ordinary Shares of the Company, while certain preferred shares were converted, instead of into Ordinary Shares, into Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares, Preferred A-4 Shares and Preferred A-5 Shares, at a predetermined ratio, depending on the issuance of Series C Preferred Shares. Additionally, in the framework of the SPA, the outstanding 2023 SAFE and 2024 SAFE were amended such that: (i) at the closing of the SPA, the Aggregate SAFE Amount was converted into 153,311 shares of the newly created Preferred B-1 Preferred Shares, at a conversion price of US $17.45 per share, and (ii) the SAFE Warrants continued to be in effect, but were amended to be exercisable only into such number of newly created Preferred B-2 Shares, at a price per share equal to US $17.45.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 12 — SHAREHOLDERS’ EQUITY AND TEMPORARY EQUITY: (continued)
Overall, the following new shares were issued:
CLASS	SHARES ISSUED
Ordinary Shares	403,942
Preferred A-1 Shares	6,201
Preferred A-2 Shares	4,700
Preferred A-3 Shares	1,041
Preferred A-4 Shares	2,812
Preferred A-5 Shares	22,944
Preferred B-1 Shares	153,311
Preferred C Shares	541,449

Furthermore, in the framework of the SPA all outstanding warrants of the Company (other than the second Warrant issued to Mizrahi Tefahot Bank Ltd. on October 20, 2022 which remains in full force under its terms, and which is currently exercisable into Series C Preferred Shares at the Series C PPS) and options (which were not granted pursuant to the Company’s option plan) issued to certain stakeholders of the Company, have been amended into warrants or options (as applicable) to purchase Ordinary Shares, at an exercise price as specified in each such warrant or option.
Applying SEC guidance codified in ASC 480-10-S99 and ASC 260-10-S99-2, the conversion of Preferred Shares resulted in the extinguishment of the pre-existing Preferred Shares. This is because the equity instruments held by existing shareholders after the conversion were considered substantially different from the pre-existing Preferred Shares, based on the fair value of the equity rights before and after the conversion. The difference between the carrying amount of the Preferred Shares converted and the fair value of the Ordinary Shares and Class A Preferred Shares issued represents a capital contribution of 62,220, which was recorded to additional paid-in capital. This amount also resulted in an increase to the net income attributable to Ordinary Shareholders for the year ended December 31, 2024.
The estimated fair value of Class A Preferred Shares and Ordinary Shares issued, for the purpose of evaluating the extinguishment impact, was based on valuation study. The valuation was based on an option pricing model, utilizing level 3 stock volatility inputs of comparable companies, and additional level 2 inputs.
c.
Redeemable Convertible Preferred Shares

The Company’s Preferred Shares are reflected on the Balance sheet as Temporary equity.
In June 2025, the Company and certain investors entered into an agreement for the sale and issuance of additional Series C Preferred Shares of the Company, of no par value at a price per share of US $6.70 pursuant to which the Company received 1,487 and issued 222,063 Preferred C shares and 444,125 warrants. The warrants are exercisable into Preferred C Shares at a price per share of $6.70, until the earlier of: (i) two 2 years from the closing date of the agreement or (ii) immediately prior to an IPO or liquidation event, and include a cashless exercise provision, which shall, except for 41,512 warrants which are cashless at any time prior to expiration, be applied only upon an IPO or liquidation event.
The Company initially measured the warrants at fair value, and attributed the residual amount to preferred shares, classified as temporary equity.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 12 — SHAREHOLDERS’ EQUITY AND TEMPORARY EQUITY: (continued)
The table below reflects each class of the Company’s Preferred Shares’ liquidation preference as of December 31, 2025 and 2024:
	December 31, 2025		December 31, 2024
CLASS	Carrying amount	Liquidation preference	Carrying amount	Liquidation preference
Preferred A-1 Shares	383	1,136	383	1,136
Preferred A-2 Shares	193	572	193	572
Preferred A-3 Shares	30	90	30	90
Preferred A-4 Shares	68	202	68	202
Preferred A-5 Shares	549	1,626	549	1,626
Preferred B-1 Shares	1,617	2,675	1,617	2,675
Preferred C Shares	4,696	5,112	3,549	3,625

Rights attached to preferred shares:
a.
Each holder of Preferred Shares is entitled to vote together with the holders of Ordinary Shares as one class, on an as-converted basis.

b.
Each Preferred Share is convertible at the option of the holder into the Company’s Ordinary Shares. The number of ordinary shares issuable upon the conversion of each Preferred Shares shall be equal to the quotient obtained by dividing the respective Original Issue Price of each Preferred Share by the Conversion Price per Share applicable to each share.

c.
All outstanding Preferred Shares will be automatically converted into Ordinary Shares (i) immediately prior to the closing of an IPO; or (ii) upon written consent of the holders of at least a majority of the then outstanding Preferred Shares voting together as one class (on an as-converted basis).

d.
Upon the occurrence of a liquidation event (which includes, inter alia, a merger or a similar transaction after which more than 50% of the voting securities of the Company are not held by the shareholders of the Company prior to such transaction):

1)
First, holders of Preferred C Shares then outstanding shall be entitled to be paid on a pro rata basis an amount per Preferred C Share equal to the Series C Original Issue Price. If the assets to be distributed are insufficient to permit the payment to such shareholders, then all assets shall be distributed ratably among the Preferred C Shareholdes.

2)
Second, holder of the Preferred B-1 and B2 Shares then outstanding will be entitled to be paid among themselves in a similar manner, in accordance with each respective share Original Issue Price.

3)
Third, the holders of the Preferred A Shares then outstanding will be entitled to be paid among themselves in a similar manner, in accordance with each respective share Original Issue Price.

After payment in full of the respective amounts to Preferred Shareholders, then the remaining assets shall be distributed among the holders of Ordinary Shares, Preferred C Shareholders and Preferred B-1 Shareholders on a pari-passu basis.

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 12 — SHAREHOLDERS’ EQUITY AND TEMPORARY EQUITY: (continued)
d.
Stock Option plan

During 2013, the Company adopted its Share Option Plan (“the Plan”). Under the Plan, employees
Directors, officers, consultants, advisors and any other person or entity whose services are considered valuable to the Company may be granted options (or other share-based awards) to acquire Ordinary Shares. Pursuant to a resolution passed in August 2024, the Company reserved for issuance under the plan an amount of Ordinary Shares representing 15% of the Company’s share capital on an as converted fully diluted basis immediately following the closing of the September 2024 SPA. As such, following the September SPA, 240,757 Ordinary Shares were allocated to be available for the issue of options under the Plan. As of December 31, 2024, an aggregate of 174,502 options were available for future grants. In December 2025, the Company increased the options available under the plan such that the Company’s option pool will be 477,096 options including allocated and unallocated options. As of December 31, 2025, an aggregate of 97,508 options were available for future grants.
Options granted under the Plan are exercisable until the earlier of 10 years (unless otherwise determined by the Company’s board of directors) from the date of the grant of the option or the expiration dates of the respective option agreement. The options have a time-based vesting, primarily over 2-4 years for grantees under the Plan.
A summary of the Company’s share option activity under option plans to its employees is as follows:
	Year ended December 31, 2025		Year ended December 31, 2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at beginning of year	66,255	32.96	66,718	41.41
Granted	326,187	3.40	—	—
Exercised	—	—	—	—
Cancelled	-12,854	12.20	-463	51.15
Outstanding at end of year	379,588	9.68	66,255	32.96
Exercisable at end of year	80,311	31.21	56,382	67.98

The grant date fair values of employee stock options granted in the years ended December 31, 2025 and 2024 were estimated using the Black-Scholes valuation model with the following:
	For the Years Ended December 31,
	2025	2024
Expected volatility	55%	—
Risk-free interest	3.84%	—
Dividend yield	—	—
Expected terms (years)	1.5	—

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 13 — REVENUES:
a.   The Company’s revenues by geographic region, based on the customer’s country are as follows:
	December 31,
	2025	2024
USA	1,234	1,568
Japan	1,532	1,222
PRC	885	666
All others	298	455
	3,949	3,911
Revenues to major customers were as follows:
Customer A – USA	1,234	1,568
Customer B – Japan	1,478	1,139
Customer C – PRC	764	649

b.   Trade accounts payable and contract liabilities
The following table provides information about trade receivables, unbilled receivables and deferred revenues from contracts with customers:
Trade receivables, net	849	788
Deferred revenues (short-term contract liabilities)	25	37

NOTE 14 — TAXES ON INCOME:
A.
Tax rates:

The Israeli corporate tax rate was 23% in 2025 and 2024.
China corporate tax rate was 25% in 2025 and 2024.
B.
Deferred income taxes:

Deferred taxes in respect of carry forward losses have not been accrued for. It is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.
	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	15,362	14,194
Amortization of R&D expenses	911	1,021
Accrued vacation pay	8	13
Total gross deferred tax assets	16,281	15,228
Less: Valuation allowance	(16,281)	(15,228)
Total deferred tax assets	—	—

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 14 — TAXES ON INCOME: (continued)
C.
Net operating losses carryforwards:

As of December 31, 2025 the Company has accumulated carryforward losses amounting to approximately 66,793. The Company does not have any deferred tax asset for the carryforward losses.
D.
Theoretical tax:

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.
	December 31,
	Tax	Rate
IL statutory tax rate	(1,085)	(23)%
Foreign tax effects	(10)	(1)%
Non-deductible item – Share-based compensation	27	1%
Changes in Valuation Allowances	1,053	22%
Tax credits	158	3%
Other Adjustments	15	1%
Effective tax rate	158	3%

NOTE 15 — NET EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS(*):
For the year ended December 31, 2025 and 2024, the Company reported net income (loss) attributable to ordinary shareholders of $(4,716) and $4,211, respectively. The basic and diluted (loss) earnings per share attributable to ordinary shareholders are computed as follows (in thousands, except for share and per share data):
	Year ended December 31
	2025	2024
Numerator:
Net loss	$(4,716)	$(3,837)
Effect of September 2024 SPA (see Note 12(b)	—	62,220
Effect of participating securities	—	(55,850)
Net (loss) earnings attributable to ordinary shareholders – basic	(4,716)	2,533
Effect of dilutive securities:
Exclude effect of September 2024 SPA and participating securities (see Note 12(b))	—	(6,370)
Exclude effect of dilutive liability-classified convertible instruments	—	(1,032)
Numerator for diluted loss per share attributable to ordinary shareholders	$(4,716)	$(4,869)

Notes to the Consolidated Financial Statements
(U.S. dollars, in thousands, except share and per share amounts)

NOTE 15 — NET EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS(*):
 (continued)
	Year ended December 31
	2025	2024
Denominator:
Weighted-average number of ordinary shares outstanding – basic	442,372	158,960
Weighted-average effect of dilutive securities:
Assumed conversion of Pre-2024 SPA Preferred Shares	—	309,357
Assumed conversion of dilutive liability-classified convertible instruments	—	81,383
Denominator for diluted loss per share attributable to ordinary shareholders	442,372	549,700
Net Earnings (Loss) per share attributable to ordinary shareholders – basic	$(10.67)	$15.94
Net loss per share attributable to ordinary shareholders – diluted	$(10.67)	$(8.86)

*)
After adjusting for the reverse stock split. See note 16

The following instruments were not included in the computation of diluted earnings per share because of their anti-dilutive effect:
➢
Post 2024 SPA Preferred Shares (see Note 12(b));

➢
Equity-classified warrants over ordinary shares (see Note 10).

➢
Share-based compensation (see Note 12(e)).

NOTE 16 — SUBSEQUENT EVENTS:
The Company has evaluated subsequent events through March 30, 2026, except for the reverse stock split on May 28, 2026. The Company received a further 673 on account of the 2025 SAFEs between January 1, 2026 and the date of the signing of these financial statements (March 30, 2026).
On May 28, 2026, the Company’s shareholders approved, and the Company effected, a reverse split at a ratio of one-for-2060, pursuant to which holders of all our Ordinary and Preferred Shares received one Ordinary or Preferred Share as the case may be for every 2060 Ordinary Shares held. The share numbers each class of our issued and authorized share capital, and per share amounts in this report, have all been revised to reflect such reverse split.
Subsequent to May 28, 2026, the Company identified and corrected an error in the calculation of basic and diluted net earnings (loss) per share for the year ended December 31, 2024. The correction of this error is more fully described in Note 1.C and Note 15.

2,150,000 Ordinary Shares
Silentium Ltd.

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2026
Through and including            , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.
Indemnification of Directors, Officers and Employees.

Indemnification
The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
➢
a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

➢
reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

➢
reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

➢
expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:
➢
to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

➢
in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We intend to enter into indemnification agreements with all of our directors and with all members of our senior management, subject to the listing of our securities on the NYSE American. Each such indemnification agreement will provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers’ insurance.
Exculpation
Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability

Part II

to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.
Limitations
The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.
Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.
Item 7.
Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2023, which were not registered under the Securities Act.
In October 2022, we entered into a loan agreement, or the 2022 Loan Agreement, with Bank Mizrahi Tefahot Ltd., or the Bank, for a long-term loan, or the 2022 Loan, of up to $4,000,000 to be repaid in 30 monthly payments beginning six months after the initial drawdown, which bears interest at a rate of 7.5% plus Term SOFR per annum. In October 2022, we drew down the first installment of $2,000,000, followed by a second drawdown of $1,000,000 in February 2023. In 2024 and 2025 the Bank agreed to defer principal repayments on the outstanding balance of the 2022 Loan. As part of the terms of the 2022 Loan Agreement, we extended the term of the Bank’s previously outstanding warrant, under which it is entitled to purchase 2,185 Ordinary Shares at an exercise price of $183 per share. Alternatively, the Bank is entitled to require a cash payment equal to $300,000, or the Alternative Payment, upon the closing of this offering. The Bank has agreed to defer its decision regarding the exercise of the warrants until at least six months after the completion of this offering, provided that such closing shall occur before July 20, 2026. In addition, we issued to the Bank an additional new warrant, or the Additional Warrant, which entitles the Bank to invest $300,000 in consideration for 44,810 Preferred C Shares at an exercise price of $6.7 per share in addition to 200% warrant coverage exercisable at an exercise price of $6.7 per share, or alternatively to participate as an investor in the 2025 SAFE with an investment of $300,000 in lieu of exercising such Additional Warrant. Alternatively, the Bank is entitled to require a cash payment equal to $375,000, upon the closing of this offering. The Bank has agreed to defer its decision regarding the exercise of the warrants until at least six months after the completion of this offering, provided that such closing shall occur before July 20, 2026.
Pursuant to the Purchase and Recapitalization Agreement executed in September 2024, the Company issued an aggregate of 541,449 Preferred C Shares to certain investors listed therein, at a price of $6.7 per share, for aggregate net proceeds of approximately $3.6 million. Under the terms of the Purchase and

Part II

Recapitalization Agreement, all then-outstanding preferred shares of the Company were converted into Ordinary Shares on a one-to-one basis, except that certain preferred shares held by participating investors were converted into the following series of preferred shares: 6,202 Preferred A-1 shares, 4,700 Preferred A-2 shares, 1,041 Preferred A-3 shares, 2,812 Preferred A-4 shares, and 22,944 Preferred A-5 shares.
In September 2024, in the framework of the Purchase and Recapitalization Agreement, the Company converted a SAFE investment totaling $2,675,000 into 153,311 Preferred B-1 Shares. In addition, the warrants of each SAFE investor were amended, by way of entitling each investor to purchase an additional Preferred B-2 Share with respect to each Preferred B-1 Share purchased by it in the framework of the round, at an exercise price of $17.45 per share.
Pursuant to the Subscription Agreement executed in June 2025, the Company issued an aggregate of 222,063 Preferred C Shares to certain investors listed therein, at a price per share of $6.7, including warrants to purchase 444,125 Preferred C Shares at an exercise price of $6.7 per share, for aggregate net proceeds of approximately $1.4 million.
Between September 2025 and July 2026, the Company signed the 2025 SAFEs with certain investors for an aggregate amount of $3,359,900, including approximately $2,035,500 in committed capital from SAFEs executed between January 2026 and July 2026, of which $242,050 remains unfunded as of July 7, 2026. Upon completion of this offering, the 2025 SAFEs will automatically convert into a number of Ordinary Shares, based on a price per share that reflects a pre-money valuation of $3,000,000 for our company or equal to the purchase amount divided by the per Ordinary Share price in this offering discounted by 25%, whichever calculation results in a greater number of shares for the investor.
The sales of the above securities were deemed to be exempt from registration under the Securities Act because they were made outside of the United States of America to certain non-U.S. individuals or entities pursuant to Regulation S or, in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and the regulations promulgated thereunder.
Additionally, since January 1, 2023, we have granted share options to employees, directors, consultants and service providers under our 2013 Plan covering an aggregate of 337,293 Ordinary Shares, with exercise prices ranging from $3.36 to $45.73 per share.
We claimed exemption from registration under the Securities Act for the option grants described above under Section 4(a)(2), Regulation S, or under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation.
No underwriters were employed in connection with the securities issuances set forth in this Item.
Item 8.
Exhibits and Financial Statement Schedules.

(a)
Exhibits.   See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)
Financial Statement Schedules.   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.
Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Part II

Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)
for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Association of the Registrant, as currently in effect
3.2*	Amended and Restated Articles of Association of the Registrant to be in effect upon the consummation of this offering
4.1*	Form of Representative’s Warrant Agreement (included as Exhibit A in Exhibit 1.1)
5.1*	Opinion of Goldfarb Gross Seligman & Co, Israeli counsel to the Registrant, as to the validity of the Ordinary Shares
5.2*	Opinion of Greenberg Traurig, P.A., U.S. counsel to the Registrant
10.1*	Form of Indemnification Agreement
10.2*+	Compensation Policy
10.3*	Investors’ Rights Agreement, dated September 5, 2024, by and among the Company and the other parties thereto
10.4*+	2013 Israeli Share Option Plan
10.5*#^	Loan Agreement, dated October 20, 2022 by and between the Company and Bank Mizrahi Tefahot Ltd.
10.6*#^	Loan Agreement, dated December 23, 2024 by and between the Company and Bank Mizrahi Tefahot Ltd.
10.7*	Warrant issued by the Company to Bank Mizrahi Tefahot Ltd, dated April 1, 2020.
10.8*	Warrant issued by the Company to Bank Mizrahi Tefahot Ltd, dated October 20, 2022.
10.9*	Series C Preferred Share Purchase and Recapitalization Agreement, dated September 5, 2024, by and among the Company, Dr. Sigang Qin, Benjamin Weiss, Black Inc., Terra Venture Partners S.C.A. SICAR and Terra Venture Partners, L.P., Astorre Modena (as a trustee), Elias Wexler and Yin Tsung (Chris) Chan

Part II

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
21.1*	List of subsidiaries
23.1	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm
23.2*	Consent of Goldfarb Gross Seligman & Co (included in Exhibit 5.1)
23.3*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.2)
24.1*	Power of Attorney (included in signature pages of Registration Statement)
107*	Filing Fee Table

*
Previously filed.

+
Indicates a management contract or any compensatory plan, contract or arrangement.

#
English translation of original Hebrew document.

^
Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness Ziona, Israel on this 7th day of July, 2026.
SILENTIUM LTD.
By:
/s/ Yoel Naor

Name: Yoel Naor
Title:  Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yoel Naor Yoel Naor	Chief Executive Officer, Director (Principal Executive Officer)	July 7, 2026
/s/ Evan Fishman Evan Fishman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2026
* Dr. Harold Wiener	Director	July 7, 2026
* Yue Lei Shen	Director	July 7, 2026
* Larry Krauss	Director	July 7, 2026
* Dr. Sigang Qin	Director	July 7, 2026
* Benjamin Eli Weiss	Director	July 7, 2026
*By: /s/ Yoel Naor Yoel Naor Attorney-in-fact

Signature of Authorized Representative in the United States
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Silentium Ltd., has signed this Registration Statement on this 7th day of July, 2026.
Silentium USA Inc.
Authorized U.S. Representative
/s/ Yoel Naor

Name: Yoel Naor
Title:  Authorized Representative